                           SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

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   6(e)(2))

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[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           BRIDGEPORT MACHINES, INC.
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                           BRIDGEPORT MACHINES, INC.
                               500 LINDLEY STREET
                         BRIDGEPORT, CONNECTICUT 06606

                                                                    June 9, 1999

To the Stockholders of BRIDGEPORT MACHINES, INC.:

   You are cordially invited to attend a special meeting of stockholders of Bridgeport Machines, Inc. (the "Company") to be held at 11:00 a.m., local time, on Wednesday, July 14, 1999, at Lehman Brothers Inc., 3 World Financial Center, 200 Vesey Street, 17th Floor Main Conference Room, New York, New York 10285 (the "Special Meeting").

   As described in the accompanying proxy statement, at the Special Meeting you will be asked to approve a merger agreement and the transactions contemplated thereby, including the merger of Bronze Acquisition Corp. with and into the Company (the "Merger"), pursuant to which:

  . each outstanding share of the common stock of the Company, par value
    $0.01 per share (the "Common Stock"), will be converted into the right to receive $10.00 in cash; and

  . the Company will become a wholly owned subsidiary of Goldman Industrial
    Group, Inc.

   The Board of Directors has received the written opinion of its financial advisor, Lehman Brothers Inc., to the effect that, based upon and subject to the matters set forth in such opinion, the consideration to be received by the holders of the Common Stock pursuant to the Merger is fair, from a financial point of view, to the holders of the Common Stock.

   The Board of Directors has unanimously approved the Merger Agreement, has determined that the Merger is fair to, advisable and in the best interests of the Company and the holders of the Common Stock and recommends that stockholders vote "FOR" approval and adoption of the Merger Agreement and the Merger.

   YOUR VOTE IS IMPORTANT. To assure your representation at the Special Meeting, please complete, sign and date the enclosed proxy card and return it in the enclosed prepaid envelope. This will allow your shares to be voted whether or not you attend the meeting.

   Detailed information concerning the proposed Merger is set forth in the accompanying proxy statement. I urge you to read the enclosed material carefully and request that you promptly complete and return the enclosed proxy in the enclosed return envelope, which requires no postage if mailed in the United States. If you attend the Special Meeting, you may vote in person even if you have previously returned your proxy. Your vote is important regardless of the number of shares of Common Stock you own.

                                        Sincerely,

                                        [Joseph E. Clancy Sig. Logo]
                                        Joseph E. Clancy
                                        Chairman of the Board of Directors

                           BRIDGEPORT MACHINES, INC.
                               500 LINDLEY STREET
                         BRIDGEPORT, CONNECTICUT 06606

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JULY 14, 1999

                               ----------------

   NOTICE IS HEREBY GIVEN that a special meeting of holders of common stock of Bridgeport Machines, Inc., a Delaware corporation (the "Company"), will be held at 11:00 a.m., local time, on Wednesday, July 14, 1999, at Lehman Brothers Inc., 3 World Financial Center, 200 Vesey Street, 17th Floor Main Conference Room, New York, New York 10285 for the following purposes:

     (1) To approve and adopt an Agreement and Plan of Merger, dated as of April 23, 1999 (the "Merger Agreement"), by and among Goldman Industrial Group, Inc., Bronze Acquisition Corp. and the Company, and the transactions contemplated thereby, including the merger of Bronze Acquisition Corp. with and into the Company (the "Merger"); and

     (2) To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The accompanying proxy statement describes the Merger Agreement and the proposed Merger in detail.

   Only holders of common stock of the Company of record at the close of business on June 4, 1999 will be entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.

   Stockholders who do not vote in favor of adopting the Merger Agreement and who otherwise comply with the requirements of Delaware law will be entitled to appraisal rights. A summary of the applicable Delaware law provision, including the requirements a stockholder must follow in order to exercise his or her appraisal rights, is contained in the accompanying proxy statement.

                                          By order of the Board of Directors

                                          [Walter C. Lazarcheck Sig. Logo]

                                          Walter C. Lazarcheck
                                          Vice President, Chief Financial
                                           Officer and Secretary

June 9, 1999
Bridgeport, Connecticut

   The form of proxy is enclosed. To assure that your shares will be voted at the Special Meeting, please complete and sign the enclosed proxy and return it promptly in the enclosed envelope. No postage is required if mailed in the United States. Sending a proxy will not affect your right to vote in person if you attend the Special Meeting.

   Please do not send your Common Stock certificates at this time. If the Merger is consummated, you will be sent instructions regarding the surrender of your certificates.

                           BRIDGEPORT MACHINES, INC.
                               500 LINDLEY STREET
                         BRIDGEPORT, CONNECTICUT 06606

                               ----------------

                                PROXY STATEMENT

                               ----------------

   This proxy statement is being furnished to the holders of the outstanding shares of common stock of Bridgeport Machines, Inc.

   This proxy statement is being mailed in connection with the solicitation of proxies by the Bridgeport Board of Directors for the approval and adoption of an agreement and plan of merger involving Bridgeport and Goldman Industrial Group, Inc. and the approval of the merger contemplated by that agreement.

   If the merger is completed, Goldman will pay you $10.00 for each share of Bridgeport common stock you own, and Bridgeport will become a wholly owned subsidiary of Goldman.

   Because our Board of Directors has determined that the terms of the merger agreement and the merger are fair to, advisable and in the best interests of our holders of common stock, the Board unanimously approved and adopted the merger agreement. The Board considered the opinion of Lehman Brothers Inc. that, as of the date of the opinion, the consideration to be received by our stockholders in the merger was fair, from a financial point of view, to our stockholders.

   The Board of Directors recommends that you vote "FOR" approval and adoption of the merger agreement and the transactions contemplated by that agreement.

   We have scheduled a special meeting of our stockholders to vote on the merger agreement. YOUR VOTE IS VERY IMPORTANT. The special meeting will be held at 11:00 a.m., local time, on Wednesday, July 14, 1999, at Lehman Brothers Inc., 3 World Financial Center, 200 Vesey Street, 17th Floor Main Conference Room, New York, New York 10285.

   Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger agreement. If you abstain or do not vote, it will have the effect of a vote against the merger agreement.

   This proxy statement provides you with detailed information about the proposed merger. Bridgeport's annual report for fiscal 1999 that accompanies this proxy statement contains additional information about Bridgeport. We encourage you to read the entire proxy statement and the annual report carefully.

   The Securities and Exchange Commission has not passed upon the accuracy or adequacy of this proxy statement. Any representation to the contrary is unlawful.

                               ----------------

   This proxy statement and the accompanying notice of special meeting, form of proxy and the annual report are first being mailed to stockholders of Bridgeport on or about June 9, 1999.

               The date of this proxy statement is June 9, 1999.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
QUESTIONS AND ANSWERS ABOUT THE MERGER.....................................   1
Who Can Help Answer Your Questions.........................................   2
SUMMARY....................................................................   3
  The Companies............................................................   3
  Reasons for the Merger...................................................   3
  The Special Meeting......................................................   3
  Recommendation to Stockholders...........................................   4
  The Merger...............................................................   5
  Other Interests of Officers and Directors in the Merger..................   6
  Forward-Looking Statements May Prove Inaccurate..........................   6
  Information Concerning Goldman...........................................   6
MARKET PRICE AND DIVIDEND INFORMATION......................................   7
  Recent Closing Prices....................................................   7
  Number of Stockholders...................................................   7
  Dividends................................................................   7
SELECTED CONSOLIDATED FINANCIAL DATA.......................................   8
THE SPECIAL MEETING........................................................   9
  General; Date; Place and Time............................................   9
  Purpose of the Special Meeting...........................................   9
  Record Date; Voting Power................................................   9
  Vote Required............................................................   9
  Revocation of Proxy......................................................  10
  Expenses of Solicitation.................................................  10
  Miscellaneous............................................................  10
THE PARTIES................................................................  10
  Bridgeport Machines, Inc.................................................  10
  Goldman Industrial Group, Inc............................................  11
THE MERGER.................................................................  11
  Background of the Merger.................................................  11
  Reasons for the Merger; Recommendation of the Board of Directors.........  12
  Projections..............................................................  14
  Opinion of the Company's Financial Advisor...............................  15
  Certain Federal Income Tax Consequences of the Merger ...................  20
  Accounting Treatment of the Merger.......................................  20
  Regulatory Filings and Approvals.........................................  20
  Financing Commitments....................................................  21
  Management, Operations and Ownership Structure Following the Merger......  21
  Appraisal Rights.........................................................  21
  Public Trading Market....................................................  23
THE MERGER AGREEMENT.......................................................  23
  General; Merger Consideration............................................  23
  Dissenting Shares........................................................  23
  Treatment of Stock Options...............................................  24
  Closing; Effective Time..................................................  24
  Cancellation of Shares...................................................  24
  Exchange of Certificates.................................................  24
  Transfers................................................................  24
  Lost, Stolen or Destroyed Certificates...................................  24
  Representations and Warranties...........................................  24

                                                                            Page
                                                                            ----
  Conduct of Business Prior to the Merger..................................  25
  Agreement Not to Solicit Other Offers....................................  27
  Board Recommendations....................................................  28
  Certain Other Covenants and Agreements...................................  28
  Conditions to the Proposed Merger........................................  30
  Termination..............................................................  32
  Termination Fee; Reimbursement of Goldman Expenses on Termination........  33
  Amendment and Waiver.....................................................  35
INTERESTS OF CERTAIN PERSONS IN THE MERGER.................................  35
  Stock Options............................................................  35
  Employment Agreements....................................................  35
  Consulting Agreement.....................................................  35
RELATED AGREEMENTS AND TRANSACTIONS........................................  36
  Voting Agreements for Principal Stockholders Other Than Textron..........  36
  Textron Voting Agreement.................................................  36
  Textron Confirmation Letter..............................................  36
OWNERSHIP OF COMMON STOCK..................................................  37
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS..................  39
AVAILABLE INFORMATION......................................................  40
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................  40

APPENDIX A--  AGREEMENT AND PLAN OF MERGER
APPENDIX B--  TEXTRON INC. VOTING AGREEMENT
APPENDIX C--  FORM OF VOTING AGREEMENT FOR PRINCIPAL STOCKHOLDERS OTHER THAN
              TEXTRON INC.
APPENDIX D--  TEXTRON INC. CONFIRMATION LETTER
APPENDIX E--  FAIRNESS OPINION OF LEHMAN BROTHERS INC.
APPENDIX F--  SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

   This summary highlights certain information from this proxy statement, is qualified by reference to the proxy statement and may not contain all of the information that is important to you. To understand the merger more fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement, the annual report that accompanies this proxy statement and is incorporated in this proxy statement by reference and the appendices included with the proxy statement. The summary does not contain a complete statement of material information relating to the merger agreement, the merger, or other matters discussed in this document.

Q.Why is Bridgeport proposing to merge with Goldman?

A. The Board of Directors determined to recommend approval of the merger agreement and the merger based on a wide variety of factors, including:

  . Bridgeport's current financial situation, on both an historical and prospective basis, and current industry, economic and market conditions;

  . the premium offered by Goldman over the historical market prices and recent trading activity of Bridgeport's common stock;

  .  the terms and provisions of the merger agreement and related agreements;
     and

  . the opinion of Bridgeport's financial advisor, Lehman Brothers, based upon and subject to certain matters stated in such opinion, as to the fairness, from a financial point of view, of the consideration to be received by holders of Bridgeport's common stock in the merger.

Q. What will I receive as a result of the merger?

A. You will receive $10.00 in cash, without interest, in exchange for each share of Bridgeport's common stock.

Q. What do I need to do now?

A. After you have carefully read this proxy statement, just indicate on your proxy card how you want to vote, and sign and mail it in the enclosed prepaid return envelope as soon as possible, so that your shares of common stock may be represented at the special meeting. The special meeting will take place at 11:00 a.m., local time, on Wednesday, July 14, 1999, at Lehman Brothers Inc., 3 World Financial Center, 200 Vesey Street, 17th Floor Main Conference Room, New York, New York 10285. The Board of Directors unanimously recommends voting "FOR" the merger agreement and the proposed merger.

Q. What vote is required to approve the merger?

A. In order to complete the merger, the merger agreement must be approved by a majority of the votes eligible to be cast by the holders of the outstanding shares of Bridgeport's common stock. The holders of approximately 40% of the outstanding common stock have granted to Goldman irrevocable proxies to vote all of the shares that they hold and all of the shares over which they have voting control in favor of the approval and adoption of the merger agreement and the merger.

Q. If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A. Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted, which for purposes of voting on the merger agreement and the merger, will have the same effect as voting against the merger agreement and the merger.

Q. Can I change my vote after I have mailed my signed proxy card?

A. Yes. You can change your vote at any time before your proxy is voted at the special meeting of stockholders. You can do this in one of three ways.

  . First, you can send a written notice stating that you would like to revoke your proxy.

  . Second, you can complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to Bridgeport at the address on the bottom of this page.

  . Third, you can attend the special meeting of stockholders and vote in person. Simply attending the special meeting, however, will not revoke your proxy.

  If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q. Will I have appraisal rights as a result of the merger?

A. Yes. Stockholders have appraisal rights. If you wish to exercise your appraisal rights you must follow the requirements of Delaware law. A summary describing the requirements you must follow in order to exercise your appraisal rights is described in greater detail beginning on page 21.

Q. Should I send in my stock certificates when I return my proxy form?

A. No. Holders of common stock should not send in their stock certificates now. Following the merger, a separate letter of transmittal will be mailed to the holders of common stock which will enable holders to receive the merger consideration due to them.

Q. When do you expect the merger to be completed?

A. We are working towards completing the merger as quickly as possible. As described above, we must obtain the approval of our stockholders to complete the merger. We presently expect to complete the merger promptly after the special meeting.

Q. What are the tax consequences of the merger?

A. The receipt of cash by a stockholder of Bridgeport in the merger will be a taxable transaction for federal income tax purposes and may also be taxable under applicable state, local and foreign income and other tax laws. A stockholder will recognize gain or loss in an amount equal to the difference between the adjusted tax basis of the common stock and the amount of cash received in exchange for that stock in the merger. The gain or loss will be capital gain or loss if the common stock is a capital asset in the hands of the stockholder and will be long-term capital gain or loss if the holding period exceeds one year. To review the tax consequences to stockholders in greater detail, see page 20.

Q. What other matters will be voted on at the special meeting?

A. We do not expect to ask you to vote on any matter other than the merger agreement at the special meeting.

                       Who Can Help Answer Your Questions

  If you have more questions about the merger or if you would like additional copies of this proxy statement, you should contact:

                           Bridgeport Machines, Inc.
                               500 Lindley Street
                         Bridgeport, Connecticut 06606
                        Attention: Walter C. Lazarcheck
                          Phone Number: (203) 367-3651

                                    SUMMARY

The Companies

Bridgeport Machines, Inc.
500 Lindley Street
Bridgeport, Connecticut 06606
(203) 367-3651

   Bridgeport, founded in 1939, is a leading manufacturer of manual and computer numerically controlled metal cutting machine tools in the United States and United Kingdom. Bridgeport focuses primarily on standardized, general-purpose machine tools for small to medium sized machine shops throughout the United States and in 60 countries worldwide. Bridgeport also manufactures and sells surface grinders under the "Harig" brand name and sells manual and computer numerically controlled lathes under the "ROMI" and "EZ-PATH" brand names.

Goldman Industrial Group, Inc.
One Post Office Square
Suite 4100
Boston, Massachusetts 02109
(617) 338-1200

   Goldman is a privately-held company which, through its five operating subsidiaries, provides metal working machinery to industry. Goldman's products include gear production machines, grinding machines, consumable gear cutting tools, optical inspection equipment, casting machinery and related products and accessories. The products are marketed under the "Fellows", "Bryant", "J&L Metrology", "Jones & Lamson", "Hill Acme" and "Loma Machines" brand names.

Reasons for the Merger

   The Bridgeport Board of Directors determined to recommend approval and adoption of the merger agreement and the merger based on a variety of factors, including:

  . Bridgeport's current financial situation, on both an historical and prospective basis, and current industry, economic and market conditions;

  . the premium offered by Goldman over the historical market prices and recent trading activity of Bridgeport's common stock;

  .  the terms and provisions of the merger agreement and related agreements;
     and

  . the opinion of Bridgeport's financial advisor, Lehman Brothers, based upon and subject to certain matters stated in such opinion, as to the fairness, from a financial point of view, of the consideration to be received by holders of common stock in the merger.

The Special Meeting

   When and Where. The special meeting will be held at 11:00 a.m., local time, on Wednesday, July 14, 1999, at Lehman Brothers Inc., 3 World Financial Center, 200 Vesey Street, 17th Floor Main Conference Room, New York, New York 10285.

   Purposes of the Special Meeting. At the special meeting, you will be asked to approve and adopt the merger agreement and the consummation of the merger.

   Record Date; Voting Power. Holders of common stock as of the close of business on June 4, 1999, the record date, are entitled to vote at the special meeting or any adjournment thereof. As of the record date, there were outstanding 5,568,104 shares of common stock. Each share of common stock is entitled to one vote.

   Vote Required. The affirmative vote of a majority of the votes eligible to be cast by holders of the outstanding shares of common stock as of the record date is required to approve and adopt the merger agreement and the merger.

   As a condition and inducement to Goldman's entering into the merger agreement, Textron Inc., Lehman LBO Inc., State of Delaware Employees Retirement Fund, Joseph E. Clancy and Dan L. Griffith, who hold, in the aggregate, approximately 40% of Bridgeport's outstanding common stock, granted to Goldman irrevocable proxies to vote all of the shares that they hold and all of the shares over which they have voting control in favor of the adoption of the merger agreement and approval of the merger.

   Revocation of Proxy. A stockholder may revoke a proxy at any time prior to its exercise by (i) delivering to Walter C. Lazarcheck, Vice President, Chief Financial Officer and Secretary, Bridgeport Machines, Inc., 500 Lindley Street, Bridgeport, Connecticut 06606, a written notice of revocation of proxy prior to the special meeting, (ii) delivering prior to the special meeting a duly executed proxy bearing a later date or (iii) attending the special meeting and voting in person. The presence of a stockholder at the special meeting will not in and of itself automatically revoke such stockholder's proxy. If not revoked, the proxy will be voted in accordance with the instructions indicated on the proxy, or if no instructions are indicated on a properly executed proxy, such proxy will be voted "FOR" the approval and adoption of the merger agreement.

   Quorum; Abstentions and Broker Non-Votes. The required quorum for the special meeting is a majority of votes eligible to be cast by holders of common stock issued and outstanding as of the record date. Both abstentions and broker non-votes will be included in determining the number of votes present and voting at the special meeting for the purpose of determining the presence of a quorum. Abstentions and broker non-votes will have the same effect as votes against the merger agreement and the consummation of the merger. The actions proposed in this proxy statement are not matters that can be voted on by brokers holding shares for beneficial owners without the owners' specific instructions. Accordingly, all beneficial owners of common stock are urged to return the enclosed proxy card marked to indicate their votes.

Recommendation to Stockholders

   On April 23, 1999, the Bridgeport Board of Directors (i) determined that the merger and the transactions contemplated by the merger agreement are fair, equitable and in the best interests of Bridgeport and its stockholders, (ii) approved and adopted the merger agreement and (iii) resolved to recommend that its stockholders vote in favor of the merger agreement and the merger contemplated by that agreement. The Board of Directors unanimously recommends a vote "FOR" approval and adoption of the merger agreement and the merger.

   Opinion of Financial Advisor. On April 23, 1999, Lehman Brothers delivered its oral opinion to the Board of Directors that as of such date, and based upon the assumptions and subject to the limitations set forth therein, the consideration to be received by holders of common stock in the merger was fair, from a financial point of view, to such holders. Lehman Brothers subsequently confirmed that oral opinion by delivering a written opinion dated April 23, 1999. The full text of the written opinion of Lehman Brothers, which set forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Appendix E and is incorporated in this proxy statement by reference.

The Merger

   The merger agreement is attached as Appendix A to this proxy statement. The Bridgeport Board of Directors encourages you to read the merger agreement in its entirety. It is the legal document governing the merger.

   What Bridgeport's stockholders receive as a result of the merger. Holders of common stock will receive $10.00 in cash, without interest, in exchange for each share of common stock.

   What holders of stock options will receive as a result of the merger. Bridgeport will use its reasonable efforts to provide for the return and cancellation of each outstanding stock option in exchange for an amount in cash equal to the product of (A) the excess, if any, of $10.00 over the exercise price of each such option and (B) the number of shares subject to the option. Substantially all of Bridgeport's outstanding stock options have exercise prices in excess of $10.00 per share.

   Conditions to the merger. Consummation of the merger is subject to various conditions, including, among others:

  .the approval of the merger by the stockholders at the special meeting;

  .that no law has been enacted or injunction entered which effectively prohibits the merger;

  . that all necessary approvals of governmental authorities and the consents of the holders of all outstanding stock options to the cancellation of their options have been obtained; and

  . that Bridgeport's and Goldman's respective representations and warranties are true and correct in all material respects and the parties have performed in all material respects their respective obligations under the merger agreement.

   Termination. Bridgeport and Goldman can agree to terminate the merger agreement without completing the merger, and either can terminate the merger agreement if any of the following occurs:

  .  the merger is not completed by December 31, 1999;

  . a court or other governmental authority permanently prohibits the merger;

  . the required approval of the stockholders is not received at the special meeting;

  . if the Bridgeport Board of Directors recommends to stockholders a Superior Proposal (as defined below); or

  . the other company materially breaches or fails to comply with any of its representations or warranties or obligations under the merger agreement.

   In addition, Goldman can terminate the merger agreement if, among other things, (A) Bridgeport approves or effects, or its Board of Directors recommends, a business combination with a third party, or (B) the Bridgeport Board of Directors withdraws or adversely modifies its approval or recommendation of the merger agreement.

   Termination fee; Reimbursement of Goldman expenses on termination. If the merger agreement is terminated under certain circumstances, Bridgeport is required to pay to Goldman a termination fee equal to the amount by which $3.25 million exceeds the fee payable in such event, if any, by Textron to Goldman in accordance with the terms of a voting agreement between Goldman and Textron, dated as of April 23, 1999.

   If the merger agreement is terminated under circumstances that obligate Bridgeport to pay to Goldman the termination fee, Textron, which holds approximately 21% of the outstanding Bridgeport common stock, has agreed to pay to Goldman an amount equal to the product of (a) the amount by which the consideration per share paid to Textron in the transaction triggering such termination exceeds $10.00, and (b) the total number of shares of common stock transferred by Textron in such transaction.

   If the merger agreement is terminated under certain other circumstances, Bridgeport is required to reimburse Goldman for all expenses incurred by Goldman since January 1, 1999 in connection with the merger agreement and the related transactions, subject to limitations on the maximum amount to be reimbursed.

   Regulatory approvals. The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, prohibits the companies from completing the merger until after the companies have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and a required waiting period has ended. On May 6, Bridgeport and Goldman, respectively, furnished that information. Early termination of the waiting period was granted on May 24, 1999. However, the Department of Justice and the Federal Trade Commission will continue to have the authority to challenge the merger on antitrust grounds before or after the merger is completed.

   Federal income tax consequences. The receipt of cash by a stockholder of Bridgeport in the merger will be a taxable transaction for federal income tax purposes and may also be taxable under applicable state, local and foreign income and other tax laws. A stockholder will recognize gain or loss in an amount equal to the difference between the adjusted tax basis of the common stock and the amount of cash received in exchange for that stock in the merger. The gain or loss will be capital gain or loss if the common stock is a capital asset in the hands of the stockholder and will be long-term capital gain or loss if the holding period exceeds one year. To review the tax consequences to stockholders in greater detail, see page 20.

   Appraisal rights. Pursuant to Section 262 of the Delaware General Corporation Law, stockholders have a right to an appraisal of the value of their shares in connection with the merger. For a description of this right, see page 21.

Other Interests of Officers and Directors in the Merger

   In considering the recommendation of the Bridgeport Board of Directors with regard to the merger, stockholders should be aware that certain officers and directors of Bridgeport have agreements which will be effected as a result of the merger. In addition, certain officers of Bridgeport have entered into new employment or consulting arrangements that become effective upon consummation of the merger.

Forward-Looking Statements May Prove Inaccurate

   Bridgeport has made forward looking statements in this proxy statement and in the annual report incorporated by reference in this proxy statement that are subject to risks and uncertainties. Forward looking statements include information concerning possible or assumed future results of operations of Bridgeport. When words such as "believes," "expects," "anticipates" or similar expressions are used, they are intended to identify forward looking statements. Stockholders should note that many factors, some of which are discussed elsewhere in this proxy statement and in the annual report incorporated in this proxy statement by reference, could affect the future financial and business results of Bridgeport and could cause those results to differ materially from those expressed in the forward looking statements contained or incorporated by reference into this document. These factors include, but are not limited to, uncertainties relating to general economic conditions, product introductions, contingent liabilities, changes in currency exchange rate, the mix of products sold and the profit margins thereon, order cancellations or reduced bookings by customers or distributors, discounting necessitated by price competition, and general market conditions.

Information Concerning Goldman

   All information contained in this proxy statement concerning Goldman and its subsidiaries, including Bronze Acquisition Corp., has been supplied by Goldman and has not been independently verified by Bridgeport.

                     MARKET PRICE AND DIVIDEND INFORMATION

   The common stock is traded on the Nasdaq National Market under the trading symbol "BPTM". The following table sets forth for the fiscal quarters indicated, the high and low closing sale prices per share of the common stock as reported by Nasdaq.

                                                          High    Low
                                                          ----    ----
Fiscal 1998
  First Quarter ended June 28, 1997...................... $11 1/4 $ 8 1/2
  Second Quarter ended September 27, 1997................ $12 1/4 $ 9 3/4
  Third Quarter ended December 27, 1997.................. $13 3/8 $ 10
                                                                  $ 10
  Fourth Quarter ended March 28, 1998.................... $12 3/4  1/2
Fiscal 1999
  First Quarter ended June 27, 1998...................... $13 7/8 $10 1/2
  Second Quarter ended October 3, 1998................... $12 1/8 $ 8 5/8
  Third Quarter ended January 2, 1999.................... $  9    $ 4 3/8
  Fourth Quarter ended April 3, 1999..................... $ 8 3/4 $ 4 11/16
Fiscal 2000
  First Quarter (through June 4, 1999)................... $ 9 3/8 $ 5 1/8

Recent Closing Prices

   On April 22, 1999, the last trading day before the public announcement of the proposed merger, the reported closing sale price per share of common stock was $6.00. On June 4, 1999, the reported closing sale price per share of common stock was $8.875.

Number of Stockholders

   On June 4, 1999, there were approximately 70 holders of record of common stock.

Dividends

   We have not declared or paid any cash dividends on the common stock during the three fiscal years ended March 31, 1999. Our present policy is to retain earnings for use in the business.

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The selected financial data of Bridgeport for the years 1999, 1998, 1997, 1996 and 1995 presented below has been derived from the audited consolidated financial statements of Bridgeport. The information shown below is qualified in its entirety by, and should be read in conjunction with, the related consolidated financial statements of Bridgeport, including the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations", contained in the annual report accompanying and incorporated by reference in this proxy statement.

                          Year Ended Year Ended Year Ended Year Ended Year Ended
                           April 3,  March 28,  March 29,  March 30,   April 1,
                             1999       1998       1997       1996       1995
                          ---------- ---------- ---------- ---------- ----------
                                  (In thousands, except per share data)
Statement of Operations
 Data:
  Net Sales.............   $179,758   $213,770   $227,549   $209,214   $148,783
  Net Income (Loss).....       (486)     3,915      8,001      8,424      6,921
Basic Earnings (Loss)
 Per Share..............   $  (0.09)  $   0.69   $   1.41   $   1.49   $   1.48
Basic Weighted Average
 Number of Shares of
 Common Stock
 Outstanding............      5,619      5,657      5,679      5,665      4,660
Diluted Earnings (Loss)
 Per Share..............   $  (0.09)  $   0.69   $   1.40   $   1.47   $   1.48
Diluted Weighted Average
 Number of Shares of
 Common Stock
 Outstanding............      5,619      5,672      5,720      5,748      4,673
                           April 3,  March 28,  March 29,  March 30,   April 1,
                             1999       1998       1997       1996       1995
                          ---------- ---------- ---------- ---------- ----------
                                  (In thousands, except per share data)
Balance Sheet Data:
  Working Capital.......   $ 50,040   $ 51,600   $ 49,696   $ 39,148   $ 42,810
  Total Assets..........    102,966    136,110    131,711    129,156     88,394
  Long Term Debt
   Obligations..........      1,086      3,142      5,862      4,475      3,101
  Stockholders' Equity..     67,166     69,323     65,586     57,109     50,209

                              THE SPECIAL MEETING

General; Date; Place and Time

   This proxy statement is being provided by, and the enclosed proxy is solicited by and on behalf of, the Board of Directors (the "Board of Directors") of Bridgeport Machines, Inc. (the "Company") for use at a special meeting (the "Special Meeting") of the holders of the common stock of the Company, par value $0.01 per share (the "Common Stock").

   The Special Meeting is scheduled to be held at 11:00 a.m., local time, on Wednesday, July 14, 1999, at Lehman Brothers Inc., 3 World Financial Center, 200 Vesey Street, 17th Floor Main Conference Room, New York, New York 10285.

Purpose of the Special Meeting

   The purpose of the Special Meeting is to consider and vote upon the approval and adoption of the Agreement and Plan of Merger, dated as of April 23, 1999 (the "Merger Agreement"), by and among Goldman Industrial Group, Inc. ("Goldman"), Bronze Acquisition Corp. ("Merger Sub") and the Company, and the approval of the transactions contemplated by that agreement, including the merger of Merger Sub with and into the Company (the "Merger"), and to transact any other business that is properly brought before the Special Meeting.

Record Date; Voting Power

   Only holders of shares of Common Stock as of the close of business on June 4, 1999 (the "Record Date") will be entitled to receive notice of and to vote at the Special Meeting. As of the Record Date, there were 5,568,104 shares of Common Stock outstanding and entitled to vote at the Special Meeting. Each share of Common Stock is entitled to one vote.

Vote Required

   The affirmative vote of a majority of votes eligible to be cast by holders of the outstanding shares of Common Stock as of the Record Date is required to approve and adopt the Merger Agreement.

   As a condition and inducement to Goldman's entering into the Merger Agreement, Textron Inc. ("Textron"), Lehman LBO Inc., State of Delaware Employees Retirement Fund, Joseph E. Clancy and Dan L. Griffith (collectively, the "Principal Stockholders"), who hold, in the aggregate, approximately 40% of the outstanding Common Stock, granted to Goldman irrevocable proxies to vote all of the shares that they hold and all of the shares over which they have voting control in favor of the adoption of the Merger Agreement and approval of the Merger.

   Because the required vote of the stockholders with respect to the Merger Agreement is based upon the total number of outstanding shares of Common Stock, the failure to submit a proxy card (or to vote in person at the Special Meeting) or the abstention from voting by a stockholder will have the same effect as a vote against approval and adoption of the Merger Agreement. Brokers holding shares of Common Stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof.

   The Delaware General Corporation Law (the "DGCL"), the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation"), the Company's Amended and Restated By-laws (the "By-laws") and the Securities Exchange Act of 1934, as amended (the "Exchange Act") contain requirements governing the actions of the Company's stockholders at the Special Meeting. According to the By-laws, the holders of a majority of the shares of the Common Stock outstanding on the Record Date must be present, either in person or by proxy, at the Special Meeting to constitute a quorum. In general, abstentions and broker non-votes are counted as present or represented at the Special Meeting for the purpose of determining a quorum for the Special Meeting.

   The obligation of the Company and Goldman to consummate the Merger is subject to, among other things, the condition that the stockholders approve and adopt the Merger Agreement. The failure to obtain such approval affords each of the Company and Goldman the right to terminate the Merger Agreement.

Revocation of Proxy

   A stockholder may revoke a proxy at any time prior to its exercise by (i) delivering to Walter C. Lazarcheck, Vice President, Chief Financial Officer and Secretary, Bridgeport Machines, Inc., 500 Lindley Street, Bridgeport, Connecticut 06606, a written notice of revocation of proxy prior to the Special Meeting, (ii) delivering prior to the Special Meeting a duly executed proxy bearing a later date or (iii) attending the Special Meeting and voting in person. The presence of a stockholder at the Special Meeting will not in and of itself automatically revoke such stockholder's proxy. If not revoked, the proxy will be voted in accordance with the instructions indicated on the proxy, or if no instructions are indicated on a properly executed proxy, such proxy will be voted "FOR" the approval and adoption of the Merger Agreement.

Expenses of Solicitation

   The Company will bear the costs of soliciting proxies from stockholders. In addition to soliciting proxies by mail, directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies by telephone, by facsimile or in person. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

Miscellaneous

   It is not expected that any matter not referred to herein will be presented for action at the Special Meeting. If any other matters are properly brought before the Special Meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment. The grant of a proxy will also confer discretionary authority on the persons named in the proxy as proxy appointees to vote in accordance with their best judgment on matters incident to the conduct of the Special Meeting, including (except as stated in the following sentence) postponement or adjournment for the purpose of soliciting additional votes. However, shares represented by proxies that have been voted "AGAINST" the Merger Agreement and the Merger will not be used to vote "FOR" postponement or adjournment of the Special Meeting for the purposes of allowing additional time for soliciting additional votes "FOR" the approval and adoption of the Merger Agreement and the Merger.

   Holders of Common Stock should not send their stock certificates with their proxy cards. If the Merger is consummated, a separate letter of transmittal will be mailed to the holders of Common Stock which will enable a holder to receive the appropriate consideration.

                                  THE PARTIES

Bridgeport Machines, Inc.

   The Company, founded in 1939, is a leading manufacturer of manual and computer numerically controlled ("CNC") metal cutting machine tools in the United States and United Kingdom. The Company focuses primarily on standardized, general-purpose machine tools for small to medium sized machine shops throughout the United States and in 60 countries worldwide. The Company also manufactures and sells surface grinders under the "Harig" brand name and sells manual and CNC lathes under the "ROMI" and "EZ-PATH" brand names. The Company's annual report on Form 10-K for fiscal 1999 that accompanies this proxy statement (the "Annual Report") contains additional information about the Company.

   The principal executive offices of the Company are located at 500 Lindley Street, Bridgeport, Connecticut 06606 and its telephone number is (203) 367-3651.

Goldman Industrial Group, Inc.

   Goldman is a privately-held company which, through its five operating subsidiaries, provides metal working machinery to industry. Goldman's products include gear production machines, grinding machines, consumable gear cutting tools, optical inspection equipment, casting machinery and related products and accessories. The products are marketed under the "Fellows", "Bryant", "J&L Metrology", "Jones & Lamson", "Hill Acme" and "Loma Machines" brand names.

   The principal executive offices of Goldman are located at One Post Office Square, Suite 4100, Boston, Massachusetts 02109 and its telephone number is
(617) 338-1200.

                                   THE MERGER

Background of the Merger

   In April 1996, the Company retained Lehman Brothers Inc. ("Lehman Brothers") to serve as its financial advisor and, in that capacity, to identify opportunities for the sale of the Company and to advise the Company in connection with any such sale. Over the next 12 months, Lehman Brothers conducted a broad auction of the Company. In that process, Lehman Brothers contacted persons, both domestic and foreign, that it viewed as potential strategic or financial buyers of the Company. The Company and its advisors held discussions with a number of those persons concerning a possible transaction with the Company. None of these discussions resulted in a definitive agreement regarding a transaction.

   In March 1998, Greg Goldman, the President and Chief Executive Officer of Goldman, contacted the Company regarding Goldman's interest in acquiring the Company. Goldman entered into a confidentiality agreement with the Company on April 3, 1998. During April and early May 1998, Goldman and its financial and legal advisors conducted a due diligence investigation of the Company and its operations and discussed the terms of a potential acquisition with members of Company management, Lehman Brothers and Willkie Farr & Gallagher, the Company's legal counsel. Goldman indicated that its obligation to close any acquisition would be subject to a financing condition and that it would fund a purchase of the Company through a high-yield note offering and bank financing. At a May 8, 1998 meeting, the Board of Directors determined that it would not proceed with a transaction with Goldman because of the financing contingency, its concern over whether a high-yield note offering could be successfully completed and its unwillingness to have the Company effectively bear that financing risk.

   In July 1998, Goldman informed the Company that it was still interested in pursuing a transaction with the Company but had not obtained financing commitments that would address the Board's concerns regarding the financing of a proposed transaction. The Board of Directors advised Goldman later in the month that it was not interested in continuing to pursue a potential transaction that lacked committed financing.

   In December 1998, Mr. Goldman contacted Bhikhaji M. Maneckji, Textron's designee on the Board of Directors, and stated that Goldman would be interested in pursuing an acquisition of the Company. Mr. Goldman advised Mr. Maneckji that Goldman was prepared to offer $8.00 per share of Common Stock. In early January, Mr. Maneckji told Goldman that he did not believe that the Board of Directors would consider a sale of the Company in a transaction with a financing contingency or at that price. In mid-January, Mr. Goldman informed Mr. Maneckji that Goldman would be prepared to consider an acquisition of the Company at $10.00 per share in a transaction that would not be subject to a financing condition but would be subject to a number of other conditions.

   On January 19, 1999, Goldman entered into the Confidentiality Agreement (as defined below) with the Company, and the Company again retained Lehman Brothers as its financial advisor in connection with a potential sale of the Company. During January and February, Goldman and its potential lenders conducted a due diligence investigation of the Company and its operations.

   On March 15, 1999, High Technology Holding Corp. ("HTH") sent a letter to the Company in which HTH suggested, among other things, that the Company should tender for up to 50% of the outstanding Common Stock at a purchase price of $10.125 per share and finance that tender through significant additional borrowings. HTH, which has publicly reported that it owns 10% of the Company's outstanding Common Stock, issued a press release on March 16 announcing the suggested transaction. On March 22, the Board of Directors reviewed the suggested actions with Lehman Brothers and determined not to implement the suggested stock repurchase because the Board of Directors did not believe such an action would be in the best interest of the Company and its stockholders. The Company issued a press release on March 23 announcing its decision with regard to the suggested transaction.

   On March 25, 1999, Goldman submitted to the Board of Directors a non-binding, written indication of its interest in acquiring the Company at purchase price of $10 per share of Common Stock in a transaction that would not be subject to any financing conditions but would be subject to a number of other conditions. On March 30, the Board of Directors met to review the Goldman proposal. At that meeting, the Board of Directors authorized Company management and its advisors to attempt to negotiate an acquisition agreement, but indicated that it would not approve any transaction unless there was a satisfactory resolution of the issues raised in Goldman's written indication of interest regarding, among other things, conditions to closing, termination rights and the consequences of termination.

   During the first three weeks of April 1999, representatives of Goldman, together with its legal counsel, and representatives of the Company and members of the Board of Directors, together with Lehman Brothers and Willkie Farr & Gallagher, communicated by telephone and met in person to discuss various aspects of the proposed transaction. During this time, drafts of the Merger Agreement and the Voting Agreements (as defined below) were distributed, reviewed and negotiated. Among the matters negotiated were the conditions of the parties to close the Merger, the rights of the parties to terminate the Merger Agreement and the effect of termination. In addition, Goldman continued its due diligence investigation of the Company, the Company entered into a confidentiality agreement with Goldman covering information provided by Goldman and the Company's representatives discussed the terms of the proposed Commitments (as defined below) with Goldman's management and its lenders and counsel.

   After the close of the markets on April 23, 1999, the Board of Directors met to consider the merger transaction with Goldman and the proposed form of Merger Agreement. Following Lehman Brother's rendering of its oral opinion to the Board of Directors as to the fairness of the consideration to be received by the stockholders from a financial point of view, presentations by Willkie Farr & Gallagher and management, and the Board of Director's discussions and deliberations, the Board of Directors unanimously determined that the Merger was fair to, and in the best interest of, the holders of Common Stock. Accordingly, the Board of Directors unanimously approved the Merger Agreement and the Merger and resolved unanimously to recommend that the holders of Common Stock vote "FOR" the approval and adoption of the Merger Agreement and the Merger.

   Later that evening, the Merger Agreement was executed by the Company, Goldman and Merger Sub. For a detailed summary of the Merger Agreement, see "The Merger Agreement".

Reasons for the Merger; Recommendation of the Board of Directors

   In reaching its determination to recommend approval and adoption of the Merger Agreement and the Merger, the Board of Directors consulted with management, as well as Lehman Brothers, its financial advisor, and Willkie Farr & Gallagher, its legal advisor, and considered a number of factors, including those listed below. In view of the wide variety of factors considered in connection with the Merger, the Board of Directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision.

   (i) The Company's Business, Condition and Prospects. The Board of Directors considered information with respect to the financial condition, results of operations and business of the Company, on both an historical and prospective basis, and current industry, economic and market conditions, including the Company's market position in the machine tools market. In particular, the Board of Directors considered that, throughout fiscal 1999, the Company experienced a significant decline in net incoming orders in the United States and the United Kingdom, the Company's two principal markets. Management had advised the Board of Directors that it believed that these declines represent a cyclical trend in these markets of declining purchases by customers for machine tools in the segment of the machine tool industry in which the Company participates. In the face of this decline in incoming orders, management of the Company advised the Board of Directors that it was unable to predict with certainty the period of time that the decreased level of customer purchases would continue, whether the level of customer purchases would decline further, or the level at which incoming orders would be. Management had reported to the Board of Directors in March 1999 that it anticipated that net sales in fiscal 2000 would be significantly lower than net sales in fiscal 1999 and that the Company would record a net loss in fiscal 2000.

   (ii) Historical and Recent Market Prices Compared to Consideration to be Received by Holders of Common Stock. The Board of Directors reviewed the historical market prices and trading information with respect to the Common Stock, and considered that (A) the price of $10.00 per share of Common Stock represented a premium of approximately 68% over the $5.969 closing price of the Common Stock on April 23, 1999 and (B) the price of $10.00 per share of Common Stock represented a 70% premium over the average closing price of the Common Stock for the 30 previous trading days prior to the April 23 Board of Directors meeting.

   (iii) Terms of the Merger. The Board of Directors considered the terms and provisions of the Merger Agreement and related agreements, including the provision of the Merger Agreement permitting the Board of Directors to receive unsolicited inquiries and proposals from, and, under certain circumstances, negotiate and give information to, third parties. The Board of Directors further considered that the maximum aggregate termination fee that could be realized by Goldman pursuant to the Merger Agreement was $3.25 million (the "Termination Fee") and that the amount of the Termination Fee would be reduced by any fee payable by Textron under the terms of the Textron Voting Agreement (as defined below). Based on the advice of its financial and legal advisors, the Board of Directors concluded that the Termination Fee (which by its term is to be reduced by any fee payable by Textron in accordance with the terms of the Textron Voting Agreement was within the range of fees payable in comparable transactions and that it would not in and of itself preclude alternative proposals. The Board of Directors further considered that Goldman had stated that it would not enter into a transaction which did not include provisions similar to the Termination Fee.

   (iv) Opinion of Lehman Brothers. The Board of Directors considered the oral opinion delivered on April 23, 1999 by Lehman Brothers that, as of the date of such opinion, and based upon and subject to certain matters stated therein, the consideration to be received by the holders of Common Stock in connection with the Merger was fair, from a financial point of view, to the holders of Common Stock. The Board of Directors also considered the oral and written presentation made to it by Lehman Brothers. See "The Merger--Opinion of the Company's Financial Advisor". Copies of the Lehman Brothers written opinion to the Board of Directors, dated April 23, 1999, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix E to this proxy statement and is incorporated herein by reference.

   (v) Principal Stockholders Support of the Merger Agreement. The Board of Directors considered that the Principal Stockholders, who hold, in the aggregate, approximately 40% of the outstanding Common Stock, were willing to grant to Goldman irrevocable proxies to vote all of the shares that they hold and all of the shares over which they have voting control in favor of the adoption of the Merger Agreement and approval of the Merger.

   (vi) Merger Agreement Does Not Contain a Financing Condition. The Board of Directors considered that Goldman's obligation to consummate the Merger would not be subject to a financing condition and that Goldman had delivered to the Company copies of letters from the lenders evidencing the Commitments and represented to the Company in the Merger Agreement that, upon receipt of the funds available under the Commitments, it would have sufficient funds to pay the aggregate Merger Consideration (as defined below).

   The Board of Directors has unanimously approved the Merger Agreement, has determined that the Merger is fair to, advisable and in the best interests of, the Company and the holders of Common Stock, and recommends that stockholders vote "FOR" approval and adoption of the Merger Agreement and the Merger.

Projections

   In the course of discussions giving rise to the Merger Agreement, representatives of the Company furnished representatives of Goldman with certain business and financial information that was not publicly available, including certain financial projections for fiscal year 2000 (the "Projections"). The Projections were prepared solely for the Company's internal purposes and were not prepared for publication or with a view to complying with the published guidelines of the Securities and Exchange Commission regarding projections or with the American Institute of Certified Public Accountants Guide for Prospective Financial Statements, and such information is being included in this proxy statement solely because it was furnished to Goldman in connection with the discussions giving rise to the Merger Agreement. The independent accountants of the Company have neither examined nor compiled the prospective financial information set forth below and, accordingly, do not express an opinion or any other form of assurance with respect thereto. The report of such independent accountants incorporated by reference in this proxy statement relate to the historical financial information of the Company and do not extend to the prospective financial information and should not be read to do so.

   The Projections set forth below necessarily reflect numerous assumptions with respect to general business and economic conditions and other matters, many of which are inherently uncertain or beyond the Company or Goldman's control, and do not take into account any changes in the Company's operations or capital structure which may result from the Merger. It is not possible to predict whether the assumptions made in preparing the projected financial information will be valid, and actual results may prove to be materially higher or lower than those contained in the projections. In addition to the specific assumptions relating to the Projections set forth below, certain other information pertinent to the Projections was furnished by the Company. The inclusion of this information should not be regarded as an indication that the Company, Goldman or anyone else who received this information considered it a reliable predictor of future events, and this information should not be relied on as such. None of the Company, Goldman or any of their respective representatives assumes any responsibility for the validity, reasonableness, or completeness of the projected financial information, and the Company has made no representation to Goldman or Merger Sub regarding such information.

                                                                    Year Ended
                                                                     April 1,
                                                                       2000
                                                                  --------------
                                                                  (In thousands)
      Net Sales..................................................    $139,470
      Pretax Loss................................................       3,147
      Net Loss...................................................       2,998

   The major assumptions made by the Company with respect to the Projections and conveyed to Goldman were as follows. The level of sales for the first six months of the Projections is based upon judgments of the

Company management with respect to the level of incoming orders for December 1998 through February 1999 and the assumption that business conditions would not improve during that six-month period. The second six months of the Projections assume an improvement in the level of business. In addition, the Projections assume no tax benefit would be established for net operating losses generated in fiscal 2000 for the Company's operations in the United Kingdom.

Opinion of the Company's Financial Advisor

   Lehman Brothers acted as financial advisor to the Company in connection with the sale of the Company. On April 23, 1999, at a meeting of the Board of Directors, Lehman Brothers rendered its oral opinion to the Board that, as of such date, and based upon and subject to certain matters stated in Lehman Brothers written opinion, the consideration to be received by the stockholders of the Company in the sale of the Company was fair, from a financial point of view, to the Company's stockholders. Lehman Brothers subsequently confirmed its oral opinion by delivery of its written opinion dated April 23, 1999.

   The full text of the Lehman Brothers' opinion dated April 23, 1999 is included in Appendix E to this proxy statement and is incorporated in this document by reference. The summary of the Lehman Brothers' opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the Lehman Brothers' opinion. Holders of Common Stock may read the Lehman Brothers' opinion in its entirety for the procedures followed, factors considered, assumptions made and qualifications and limitations of the review undertaken by Lehman Brothers in connection with its opinion.

   No limitations were imposed by the Company on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering its opinion except that the Company did not authorize Lehman Brothers to solicit, and Lehman Brothers did not solicit, any indications of interest from any third party with respect to the purchase of all or a part of the Company's business. Lehman Brothers was not requested to and did not make any recommendation to the Board of Directors as to the form or amount of the consideration to be offered to the Company's stockholders in the sale of the Company, which was determined through arm's length negotiations between the parties and their advisors. Lehman Brothers' advisory services and opinion were provided for the information and assistance of the Board of Directors in connection with its consideration of the sale of the Company. Lehman Brothers' opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the sale of the Company. Lehman Brothers was not requested to opine as to, and its opinion does not address, the Company's underlying business decision to proceed with or effect the sale of the Company.

   In arriving at its opinion, Lehman Brothers reviewed and analyzed:

    .the Merger Agreement and the specific terms of the sale of the Company;

    .publicly available information concerning the Company as it believed to be relevant to its analysis;

    .financial and operating information with respect to the business, operations and prospects of the Company furnished to it by the Company;

    .a trading history of the Common Stock from January 1, 1996 to the present and a comparison of that trading history with those of companies that it deemed relevant;

    .a comparison of the historical financial results and present financial condition of the Company with those of other companies that it deemed relevant; and

    .a comparison of the financial terms of the sale of the Company with the financial terms of certain other transactions that it deemed relevant.

   In addition, Lehman Brothers had discussions with the management of the Company concerning its business, operations, assets, financial condition and prospects and undertook such other studies, analyses and investigations as it deemed appropriate.

   In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by it without assuming any responsibility for independent verification of such information. Lehman Brothers further relied upon the assurances of the management of the Company that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon advice of the Company, Lehman Brothers assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to their future financial performance of the Company and that the Company would perform in accordance with such projections. In arriving at its opinion, Lehman Brothers conducted only a limited physical inspection of the properties and facilities of the Company and did not make or obtain any evaluations or appraisals of the assets or liabilities of the Company. In addition, the Board of Directors did not authorize Lehman Brothers to solicit, and Lehman Brothers did not solicit, any indications of interest from any third party with respect to the purchase of all or a part of the Company's business. Lehman Brothers' opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of such opinion.

   In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to the Company stockholders, but rather made its determination as to the fairness, from a financial point of view, of the consideration to be received by the stockholders of the Company in the sale of the Company on the basis of financial and comparative analyses described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. None of the Company, Lehman Brothers or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses were not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

   The following is a summary of the material financial and comparative analyses used by Lehman Brothers in connection with rendering its opinion to the Board of Directors. Certain of the summaries of the financial and comparative analyses include information presented in tabular format. In order to fully understand the methodologies used by Lehman Brothers and the results of its financial and comparative analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial and comparative analyses. In particular, you should note that in applying the various valuation methods to the particular circumstances of the Company, Lehman Brothers made qualitative judgments as to the significance and relevance of each analysis and factor. In addition, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. Accordingly, the information presented in the tables and described below must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying Lehman Brothers' opinion.

   Purchase Price Ratio Analysis. The purchase price ratio analysis provides enterprise value multiples and equity value multiples of key operating statistics for a range of transaction values. The total implied equity value to be received by holders of Common Stock is $57.0 million based upon the offer price of $10.00 per share, which represents a premium of 68% over the closing price of the Company shares of $5.969 on April 23,

1999, the last trading day prior to announcement. Over the 52-week period ended April 23, 1999, the Common Stock traded at a low of $4.688 per share on March 15, 1999 and at a high of $13.250 per share on April 22, 1998, representing a 113% premium and a 25% discount, respectively, with respect to the $10.00 per share offer price. The Common Stock has not traded at or above $10.00 per share since September 4, 1998.

   Based on the offer price per share of $10.00, Lehman Brothers calculated the ratio of implied equity value to net income as well as the ratio of the transaction value to revenue, earnings before interest and taxes ("EBIT") and earnings before interest, taxes, depreciation and amortization ("EBITDA") derived from the Company's financial projections. The Company's transaction value was obtained by adding the implied equity value and short- and long-term debt and subtracting its cash and cash equivalents. The following table presents (i) the ratios of the $10.00 offer price per share to the latest twelve months ("LTM") ended January 2, 1999, estimated fiscal year 1999 and projected fiscal year 2000 net income, (ii) the ratio of equity value to book value as of February 27, 1999 and (iii) the ratios of transaction value to the latest twelve months ended January 2, 1999, estimated fiscal year 1999 and projected fiscal year 2000 revenue, EBITDA and EBIT.

                                                                      Proposed
      Offer Price Per Share as Multiple of:                          Transaction
      -------------------------------------                          -----------
      LTM   Net Income..............................................    29.3x
      1999E  Net Income.............................................     8.3x
      2000E  Net Income.............................................      NM*

      Equity Value as a Multiple of:
      ------------------------------

      Book Value (2/27/99)                                              0.84x

      Transaction Value as a Multiple of:
      -----------------------------------

      LTM   Revenue.................................................    0.36x
      1999E  Revenue................................................    0.39x
      2000E  Revenue................................................    0.50x
      LTM   EBITDA..................................................     7.4x
      1999E  EBITDA.................................................    12.8x
      2000E  EBITDA.................................................       NM*
      LTM   EBIT....................................................    12.0x
      1999E  EBIT...................................................       NM*
      2000E  EBIT...................................................       NM*

     --------
     * "NM" means "not meaningful".

   In addition, Lehman Brothers compared the stock price performance of the Company with selected comparable publicly-traded companies, which included DeVlieg-Bullard, Inc., Hardinge, Inc., Hurco Companies, Inc. and Monarch Machine Tool Co., and with the S&P 400 Industrials Index.

   Comparable Publicly-Traded Company Analysis. The comparable publicly-traded company analysis provides a market valuation benchmark based on the common stock trading multiples of selected comparable publicly-traded companies. For this analysis, Lehman Brothers reviewed the public stock market trading multiples for selected companies that Lehman Brothers deemed comparable to the Company. The selected comparable publicly-traded companies included DeVlieg-Bullard, Inc.; Hardinge, Inc.; Hurco Companies, Inc.; and Monarch Machine Tool Co. Using publicly available information, Lehman Brothers calculated and analyzed the common equity market value multiples of certain historical and projected financial criteria (such as net income) and the enterprise value multiples of certain historical financial criteria (such as revenues, EBITDA and EBIT) as of April 22, 1999, the last trading day prior to the Board of Directors meeting on April 23, 1999 (at which time the sale of the Company was considered) and two trading days prior to the announcement of the sale of the Company. Net income for the selected companies was based on research analysts' estimates published on First Call, a service reporting equity analyst estimates.

   The following table presents median multiples for equity value as a multiple of net income for the calendar year ending December 31, 1999 and December 31, 2000 and enterprise value as a multiple of LTM revenue, EBITDA and EBIT multiples.

                                                                       Median
      Equity Value Multiples:                                        Comparables
      -----------------------                                        -----------
      LTM   Net Income..............................................    7.1x
      1999E  Net Income.............................................   10.9x
      2000E  Net Income.............................................   10.3x

      Enterprise Value Multiples:
      ---------------------------

      LTM   Revenue.................................................    0.46x
      LTM   EBITDA..................................................    6.3x
      LTM   EBIT....................................................    7.6x

   Because of the inherent differences between the businesses, operations, financial conditions and prospects of the Company and the businesses, operations, financial conditions and prospects of the companies included in the comparable company group, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly, also made qualitative judgments concerning differences between the financial and operating characteristics of the Company and companies in the comparable company group that would affect the public trading values of the Company and such comparable companies.

   Comparable Transaction Analysis. The comparable transaction analysis provides a market benchmark based on the consideration paid in selected comparable transactions. For this analysis, Lehman Brothers reviewed publicly available information to determine the purchase prices and multiples paid in certain transactions that were publicly announced in the machine tool manufacturing industry involving target companies which were similar to the Company in terms of business mix, product portfolio and/or markets served. These transactions include UNOVA, Inc.'s acquisition of Cincinnati Milacron's machine tool unit; Capitalmarket plc's acquisition of B. Elliott plc; Cooper Industries, Inc.'s acquisition of Global Industrial Technologies' INTOOL division; DLJ Merchant Banking Partners II's acquisition of Thermadyne Holdings Corp.; and Thyssen AG's acquisition of Giddings & Lewis, Inc.

   Lehman Brothers calculated the enterprise value of the selected relevant transactions (calculated as the consideration offered for the common equity and short- and long-term debt and subtracting the enterprise's cash and cash equivalents), and applied it to certain historical financial criteria (including revenue, EBITDA and EBIT) of the acquired business for the LTM period. The most recent transaction in the machine tool manufacturing industry which Lehman Brothers believed is most relevant to the sale of the Company is UNOVA, Inc.'s acquisition of the machine tool unit of Cincinnati Milacron Inc. The multiples of enterprise value to LTM revenue, EBITDA and EBIT for that transaction were 0.38x, 7.0x and 11.6x, respectively. In comparison, the comparable multiples for the sale of the Company were 0.36x, 7.4x and 12.0x, respectively. In Lehman Brothers' judgment, the most relevant enterprise value multiples for the machine tool manufacturing industry are EBITDA and EBIT given the cyclicality of the machine tool manufacturing industry. The median ratios of enterprise value to LTM EBITDA and EBIT for all selected machine tool manufacturing industry transactions for the selected period were 8.0x and 11.2x, respectively.

   Discounted Cash Flow Analysis. The discounted cash flow analysis provides a net present valuation of management projections of the projected after-tax unlevered free cash flows (defined as operating cash flow available after changes in working capital, capital spending, tax and other operating requirements) based upon the Company's financial projections and Lehman Brothers' estimates.

   Base Case          A scenario based on forecasts of the Company
                      management and Lehman Brothers reflecting the
                      cyclicality of sales growth and EBIT margins
                      based on the historical performance of the
                      Company
   Conservative Case  A scenario based on certain adjustments to the
                      Base Case forecasts; assumes lower sales growth
                      and lower EBIT margins than in the Base Case
   Upside Case        A scenario based on certain adjustments to Base
                      Case forecasts; assumes higher sales growth and
                      higher EBIT margins than in the Base Case

   Utilizing these three financial forecast scenarios, Lehman Brothers calculated a range of present values for the Company using a range of after-tax discount rates from 11% to 13% and a terminal value based upon a range of multiples of estimated EBITDA in 2003 from 6.0x to 8.0x.

   The following table presents the range of implied equity values per share of Common Stock indicated by this analysis.

                                                       Implied Equity Value Per
                                                       Share of the Common Stock
                                                       -------------------------
                                                           Low          High
                                                       ------------ -------------
      Base Case....................................... $       7.47 $      10.01
      Conservative Case............................... $       4.97 $       6.48
      Upside Case..................................... $      10.37 $      14.12

   Lehman Brothers is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Board of Directors selected Lehman Brothers because of its expertise, reputation and familiarity with the Company and because its investment banking professionals have substantial experience in transactions comparable to the sale of the Company.

   As compensation for its services as financial advisor to the Company in connection with the sale of the Company, the Company has paid to Lehman Brothers a retainer of $50,000 and a fee of $250,000 upon delivery of its fairness opinion and has agreed to pay Lehman Brothers a fee of 1.125% of the total consideration (including the Company's total debt less cash and marketable securities) involved in the sale of the Company upon closing of the sale, from which the opinion fee will be deducted. In addition, the Company has agreed to reimburse Lehman Brothers for reasonable out-of-pocket expenses incurred in connection with, and to indemnify Lehman Brothers for certain liabilities that may arise out of, its engagement by the Company and its rendering of its opinion. Lehman Brothers has previously rendered investment banking services to the Company and received customary fees for such services.

   In the ordinary course of its business, Lehman Brothers may actively trade in the equity securities of the Company for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Mr. Eliot Fried, a Managing Director of Lehman Brothers, is a director of the Company. In addition, affiliates of Lehman Brothers own approximately 639,935 shares of the Common Stock.

Certain Federal Income Tax Consequences of the Merger

   The following discussion describes certain United States federal income tax consequences of the Merger. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder, rulings, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis. This discussion does not address all aspects of federal income taxation that may be important to a stockholder based on such holder's particular circumstances and does not address any aspect of state, local or foreign tax laws. This summary generally considers only shares of Common Stock that are held as capital assets (generally, assets held for investment) and may not apply to holders who acquired Common Stock pursuant to the exercise of employee stock options or other compensation arrangements with the Company, holders that are subject to special tax treatment (such as broker-dealers, insurance companies, tax-exempt organizations, financial institutions, and regulated investment companies), holders that hold Common Stock as part of a "straddle", "hedge", or "conversion transaction", or holders the functional currency of which is not the U.S. dollar.

   Consequences to Holders of Common Stock. A holder of Common Stock will recognize gain or loss equal to the difference between the amount of cash received in the Merger and the holder's adjusted tax basis in the shares of Common Stock exchanged. Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if at the Effective Time (as defined below) the holder has a holding period for the Common Stock of more than one year.

   Backup Withholding and Information Reporting. Payments of cash to a holder surrendering shares of Common Stock will be subject to information reporting and "backup" withholding at a rate of 31% of the cash payable to the holder, unless the holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions. Any amounts withheld from payments to a holder under the backup withholding rules will be allowed as a refund or credit against the holder's United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

   The preceding discussion does not purport to be a complete analysis or discussion of all potential tax effects relevant to the Merger. Thus, stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the Merger, including tax return reporting requirements, the applicability and effect of federal, state, local and other applicable tax laws and the effect of any proposed changes in the tax laws.

Accounting Treatment of the Merger

   The Merger will be accounted for by Goldman as a purchase for financial reporting purposes.

Regulatory Filings and Approvals

   Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger cannot be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and specified waiting period requirements have been satisfied. Each of the Company and Goldman filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on May 6, 1999. Early termination of the waiting period was granted on May 24, 1999.

   At any time before or after consummation of the Merger, the Antitrust Division or the FTC or any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of the

Company or Goldman. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

   There can be no assurance that the required regulatory approvals described above will be received or, if received, the timing and the terms and conditions thereof.

Financing Commitments

   Goldman has obtained a commitment from Fleet Capital Corporation ("Fleet") to establish a secured credit facility for up to $120,000,000 (the "Fleet Commitment") for the purpose of funding Goldman's purchase of the outstanding shares of Common Stock to be acquired in the Merger, refinancing the existing debt of the Company and the existing debt of Goldman's subsidiaries and providing working capital. The Fleet Commitment consists of a secured revolving credit facility for up to $90,000,000 and a secured term loan in the amount of $30,000,000. Goldman, its subsidiaries and the Company and its subsidiaries would be co-borrowers under this facility. The Fleet Commitment is subject to customary conditions, including no material adverse change in the conditions or operations, financial or otherwise, of Goldman, the Company or their respective subsidiaries.

   Goldman has also obtained the commitment of ING (U.S.) Capital LLC ("ING") to provide secured bridge financing in an aggregate principal amount up to $30,000,000 (the "ING Commitment") for the purpose of funding Goldman's purchase of the outstanding shares of Common Stock to be acquired in the Merger, financing the payment of fees and expenses payable in connection with the Merger and repaying certain existing indebtedness of Goldman's subsidiaries and the Company. Goldman would be the borrower under this bridge facility. The ING Commitment is subject to customary conditions, including no material adverse change in the condition, financial or otherwise, business, operations or assets of Goldman, certain of its subsidiaries or the Company.

   The Fleet Commitment and the ING Commitment are collectively referred to in this proxy statement as the "Commitments".

   Goldman delivered to the Company copies of the letters from Fleet and ING evidencing the Commitments and represented to the Company in the Merger Agreement that, upon receipt of the funds available under the Commitments, it would have sufficient funds to pay the aggregate Merger Consideration. Goldman's obligation to consummate the Merger is not subject to any financing condition.

Management, Operations and Ownership Structure Following the Merger

   Following the Merger, the Company will continue its operations as a wholly owned indirect subsidiary of Goldman. The directors of Merger Sub will become the directors of the Company. At the Effective Time, Joseph E. Clancy, Chairman of the Board of Directors, and Dan L. Griffith, President and Chief Executive Officer of the Company, will be terminated without cause.

Appraisal Rights

   Under the DGCL, stockholders are entitled to appraisal rights in connection with the Merger. Any holder of record of Common Stock that objects to the Merger (a "Dissenting Stockholder") may elect to have his or her shares of Common Stock appraised under the procedures of the DGCL and to be paid the appraised value of his or her shares. The appraised value of the shares will not include any value arising from the Merger but may include a fair rate of interest. It is possible that the fair value determined may be more or less than the Merger Consideration.

   Any stockholder who is considering exercising his or her appraisal rights is urged to review carefully the provisions of Section 262 of the DGCL ("Section 262"), a copy of which is attached as Appendix F to this proxy statement, particularly with respect to the procedural steps required to perfect the right of appraisal. The right of appraisal may be lost if the procedural requirements of Section 262 are not followed exactly. The following is a summary of the procedures relating to exercise of the right of appraisal, which should be read in conjunction with the full text of Section 262.

   Under Section 262, the Company is required to notify each stockholder entitled to appraisal rights at least 20 days prior to the Special Meeting that such appraisal rights are available. The notice must include a copy of Section
262. This proxy statement constitutes such notice to the stockholders.

   A stockholder electing to exercise his or her appraisal rights under Section 262 must deliver to the Company a written demand for appraisal before the vote is taken at the Special Meeting. The written demand must identify the stockholder and state that the stockholder intends to demand appraisal of his or her shares of Common Stock. A vote against the adoption of the Merger Agreement or an abstention will not constitute a demand for appraisal. A stockholder electing to take any of those actions must do so by a separate written demand to the Company. Demands should be mailed or delivered to Bridgeport Machines, Inc., 500 Lindley Street, Bridgeport, Connecticut, 06606,
Attention: Secretary. Within 10 calendar days after the Effective Time, the Company will notify each stockholder who has made a proper written demand for appraisal and who has not voted for the adoption of the Merger Agreement that the Merger has been completed. A vote "FOR" the adoption of the Merger Agreement will have the effect of waiving all appraisal rights.

   Within 120 calendar days after the Effective Time, the Company or any stockholder who has complied with the foregoing notice requirement and the other requirements of Section 262 may file a petition in the Delaware Court of Chancery (the "Court") demanding a determination of the fair value of his or her shares of Common Stock. The Company has no obligation to file a petition and does not currently intend to do so. As a result, any Dissenting Stockholder who wishes to file a petition is advised to do so on a timely basis. If a petition for appraisal is not filed during the 120-day period, all appraisal rights relating to the Common Stock will terminate. Any stockholder may withdraw a demand for appraisal at any time within 60 calendar days after the Effective Time (or thereafter with the written consent of the Company).

   If a stockholder either withdraws his or her demand for appraisal or has his or her appraisal rights terminated as described above, the stockholder will only be entitled to receive the Merger Consideration for his or her shares of Common Stock as provided under the terms of the Merger Agreement.

   Within 120 calendar days after the Effective Time, any stockholder who has complied with the above-described notice requirements and the other requirements of Section 262 may request in writing a list of the aggregate number of shares of Common Stock for which demands for appraisal have been made and the aggregate number of holders demanding appraisal rights.

   If a petition is filed by a Dissenting Stockholder, the Company will receive notice from the Court of such filing. Within 20 calendar days after the Company receives notice from the Court, the Company must file with the office of the Register in Chancery in which the petition was filed, a list containing the names and addresses of all stockholders who have demanded appraisal rights and the names of all stockholders who have disagreements with the Company regarding the value of their shares of Common Stock. If a petition is filed by the Company, the petition will be accompanied by a similar list. If ordered by the Court, the Register in Chancery will give notice of the time and place of the hearing by registered or certified mail to the Company and to each stockholder shown on the list. The notice will also be given by publishing the notice in a newspaper of general circulation published in Wilmington, Delaware (or any other location the Court may determine), at least one week before the hearing. The forms of the notices to be used will be approved by the Court, and all costs related to the distribution of the notices will be paid by the Company.

   After the Court determines which of the stockholders are entitled to an appraisal under Section 262, the Court will appraise the shares of the Common Stock. Following determination by the Court of the fair value of the shares, the Company will pay all Dissenting Stockholders the appraised value of their shares, together with interest, if any, upon surrender to the Company of their certificates representing the Common Stock. The costs of the appraisal proceeding may be determined by the Court and charged to the parties as the Court deems equitable in the circumstances. Upon application of a Dissenting Stockholder, the Court may order all or a portion of the expenses incurred by any Dissenting Stockholder in connection with the appraisal proceeding, including reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

   After the Effective Time, no stockholder who has demanded his or her appraisal rights as set forth above will be entitled to vote his or her shares for any purpose or to receive payment of dividends or other distributions on his shares (except dividends or other distributions payable to stockholders of record at a date prior to the Effective Time).

Public Trading Market

   The Common Stock is currently traded on the Nasdaq National Market under the trading symbol "BPTM". Upon consummation of the Merger, the Common Stock will no longer be traded on the Nasdaq National Market and will be deregistered under the Exchange Act.

                              THE MERGER AGREEMENT

   The following describes certain aspects of the proposed Merger, including material provisions of the Merger Agreement. The following description of the Merger does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Appendix A to this proxy statement and is incorporated herein by reference. Holders of Common Stock are urged to read the Merger Agreement carefully. Capitalized terms used in this section or elsewhere in this proxy statement but not defined in this proxy statement have the meanings attributed to them in the Merger Agreement.

General; Merger Consideration

   The terms of the Merger are set forth in the Merger Agreement. The Merger Agreement was approved by the Board of Directors and signed by the Company, Goldman and Merger Sub on April 23, 1999. Pursuant to the Merger Agreement, and on the terms and conditions set forth therein, at the Effective Time, Merger Sub will be merged with and into the Company, and the Company will be the surviving corporation (the "Surviving Corporation"). As a result of the Merger, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares owned by the Company, Goldman, Merger Sub or any subsidiary thereof or shares with respect to which the holders have perfected appraisal rights under the DGCL (collectively, the "Excluded Shares")) will be converted into the right to receive $10.00 in cash, without interest (the "Merger Consideration").

Dissenting Shares

   In the Merger, stockholders have appraisal rights under Section 262 of the DGCL. If a stockholder exercises his or her appraisal rights and complies with the requirements of Section 262, the shares of Common Stock owned by the Dissenting Stockholder will not be converted into the right to receive the Merger Consideration at the Effective Time. Instead, such Dissenting Stockholder will receive the appraisal value of his or her shares of Common Stock (the "Dissenting Shares"). If after the Effective Time, the Dissenting Stockholder fails to comply with the requirements of Section 262, the Dissenting Shares of such Dissenting Stockholder will be treated as shares of Common Stock and will be converted into the right to receive the Merger Consideration. At the Effective Time, a Dissenting Stockholder will not have any rights (including voting rights and rights to dividends or distributions) with respect to his or her Dissenting Shares other than rights provided by
Section 262. For a summary of the requirements that a stockholder must follow in order to exercise his or her appraisal rights, see "The Merger--Appraisal Rights".

Treatment of Stock Options

   The Company will use its reasonable efforts to provide for the return and cancellation of each outstanding option to acquire Common Stock (an "Option") in exchange for an amount in cash equal to the product of (A) the excess, if any, of $10.00 over the exercise price of each such Option and (B) the number of shares subject to the Option. Substantially all of the Options outstanding have exercise prices in excess of $10.00 per share.

Closing; Effective Time

   The closing of the Merger (the "Closing") will take place by the third business day following the satisfaction or waiver of the conditions to the Merger set forth in the Merger Agreement, unless otherwise agreed by the parties. Concurrently with the Closing, the Company, Goldman and Merger Sub will cause a Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware. The Merger will become effective at the time the Certificate of Merger is duly filed with the Secretary or at such later time agreed by the parties (the "Effective Time"). See "--Conditions to the Proposed Merger" and "The Merger--Regulatory Filings and Approvals".

Cancellation of Shares

   At the Effective Time, all shares of Common Stock will no longer be outstanding and will be canceled and retired and will cease to exist, and each certificate (a "Certificate") formerly representing any of such shares (other than Excluded Shares) will thereafter represent only the right to receive the Merger Consideration.

Exchange of Certificates

   Prior to the Effective Time, Goldman will designate a bank, trust company or other Person reasonably acceptable to the Company to act as agent (the "Paying Agent") for the benefit of the holders of shares of Common Stock to receive the funds to which holders of shares of Common Stock become entitled upon surrender of their Certificates. Upon surrender of a Certificate to the Paying Agent together with a signed letter of transmittal, duly executed, Goldman will cause the Paying Agent to pay to the holder of such Certificate in exchange therefor the Merger Consideration for each share formerly represented by such Certificate and the Certificate surrendered will then be canceled. No interest will be paid or accrued on any amount payable upon due surrender of a Certificate.

Transfers

   At the Effective Time, the stock transfer books of the Company will be closed and thereafter there will be no further registration of transfers of shares of Common Stock on the records of the Company.

Lost, Stolen or Destroyed Certificates

   In the event any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the stockholder claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or Goldman, the posting by such stockholder of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration such stockholder is entitled to receive pursuant to the Merger Agreement.

Representations and Warranties

   Mutual Representations and Warranties. The Merger Agreement contains various representations and warranties of the parties relating to and including, among other things: (a) organization and similar corporate matters and subsidiaries;
(b) authorization, execution, delivery, performance and enforceability of the Merger

Agreement and related matters; (c) conflicts with governing documents or law;
(d) required consents or approvals; (e) information supplied in this proxy statement; and (f) brokers.

   Additional Representations and Warranties of Goldman. Goldman has additionally represented and warranted, among other things, that it has obtained the Commitments sufficient to fund the payment of the Merger Consideration for the shares of Common Stock to be acquired pursuant to the Merger.

   Additional Representations and Warranties of the Company. The Company has made additional representations and warranties relating to, among other things:
(a) capitalization; (b) its filings with the Securities and Exchange Commission; (c) the absence of certain changes or events; (d) litigation; (e) retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the absence of changes thereto; (f) the filing of tax returns and other tax matters; (g) non-deductible payments triggered by the Merger; (h) compliance with applicable laws, including environmental regulations; (i) ownership of intellectual property; (j) owned and lease real property; (k) contracts and commitments; (l) labor relations; (m) claims against the Company for products liability; (n) transactions with affiliates; (o) compliance with Section 203 of the DGCL; (p) approval by stockholders; (q) the opinion of Lehman Brothers; (r) the sufficiency of the disclosure in the disclosure schedules to the Merger Agreement; and (s) Year 2000 compliance.

Conduct of Business Prior to the Merger

   The Company has agreed as to itself and, where indicated, each of its Subsidiaries, that after the date of the Merger Agreement and prior to the Effective Time (except as expressly provided in the Merger Agreement or as Goldman otherwise agrees in writing) that:

     (a)it and its Subsidiaries will conduct their respective businesses in the ordinary course;

    (b)it and its Subsidiaries will use all reasonable best efforts consistent with good business judgment to preserve their business organizations intact, to keep available the services of their current officers and key employees and to preserve their relationships consistent with past practice with desirable customers, suppliers, licensors, licensees, distributors and other persons with which the Company or its Subsidiaries has business dealings so as to maintain their goodwill and ongoing businesses;

    (c)neither it nor its Subsidiaries will amend or modify the Certificate of Incorporation, By-laws or similar organizational documents;

    (d)neither it nor its Subsidiaries will declare, set aside or pay any dividend or other distribution payable in cash, stock or property in respect of any capital stock, with the exception of the declaration and payment of dividends or the making of other advances by a wholly owned Subsidiary to its parent or the Company;

    (e)neither it nor its Subsidiaries will redeem, purchase or otherwise acquire directly or indirectly any shares of the Company's capital stock or that of its Subsidiaries;

    (f)neither it nor its Subsidiaries will issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its Subsidiaries, other than the issuance of shares of Common Stock upon the exercise of Options outstanding as of the date of the Merger Agreement;

    (g)neither it nor its Subsidiaries will split, combine or reclassify the outstanding shares of the capital stock of the Company or that of any of its Subsidiaries;

    (h)neither it nor its Subsidiaries will acquire or agree to acquire (A) by merging or consolidating with, or by repurchasing a substantial portion of the assets of or by any other manner, any business or any corporation or other entity, or (B) any assets, including real estate, except purchases in the ordinary course of business consistent with past practice and capital expenditures permitted by the Merger Agreement;

    (i) neither it nor its Subsidiaries will make any new capital expenditure or expenditures in an aggregate amount exceeding $550,000 and which are set forth in the disclosure schedules to the Merger Agreement;

    (j) neither it nor its Subsidiaries will, except in the ordinary course of business and as otherwise permitted by the Merger Agreement, amend or terminate any contract or agreement where such amendment or termination would have a Material Adverse Effect on the Company, or waive, release or assign any material rights or claims;

    (k) neither it nor its Subsidiaries will transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any material property or assets other than sales of sales of products to customers in the ordinary course of business consistent with past practice;

    (l) neither it nor its Subsidiaries will (A) enter into any employment or severance agreement with or grant any severance or termination pay to any officer, director or key employee, or (B) hire or agree to hire any new or additional key employees or officer, except to fill vacant positions specified in the disclosure schedules to the Merger Agreement;

    (m) neither it nor any of its Subsidiaries will make any changes to its Benefit Plans;

    (n) neither it nor its Subsidiaries will (A) incur or assume any long-term indebtedness or, except in the ordinary course of business, incur or assume any short-term indebtedness (including advances under the Company's existing revolving credit facility) in amounts not consistent with past practice, (B) incur or modify any material indebtedness or other liability, except as set forth in the disclosure schedules to the Merger Agreement, or (C) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other Person;

    (o) neither it nor its Subsidiaries will make any loans, advances or capital contributions to, or investments in, any other Person other than to wholly owned Subsidiaries of the Company or to the entities listed on the disclosure schedules to the Merger Agreement or customary loans or advances to employees or customers in the ordinary course of business in accordance with past practice;

    (p) neither it nor its Subsidiaries will enter into any material commitment or transaction unless it is in the ordinary course of business consistent with past practice and not specifically prohibited under the Merger Agreement;

    (q) neither it nor its Subsidiaries will change its accounting principles except as required by GAAP or the SEC;

    (r) neither it nor its Subsidiaries will make any tax election, unless required by law, or settle or compromise any material tax liability;

    (s) neither it nor any of its Subsidiaries will pay, discharge or otherwise satisfy any claims, liabilities or obligations other than
         (A) in the ordinary course of business consistent with past practice,
         (B) in connection with the transactions contemplated by the Merger Agreement, (C) which, in the aggregate, do not exceed $100,000, and
         (D) which are reflected, or reserved against in, or contemplated by, the consolidated financial statements of the Company and its Subsidiaries and which, in the aggregate, do not exceed $100,000;

    (t) neither it nor any of its Subsidiaries will, except in the ordinary course of business consistent with past practice, waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party; and

    (u) neither it nor its Subsidiaries will authorize or enter into any agreement to take any of the foregoing actions.

Agreement Not to Solicit Other Offers

   The Company agreed that it will not, nor will it permit any of its Subsidiaries to, nor will it authorize (and it will use its reasonable efforts not to permit) any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its Subsidiaries to, (i) solicit or initiate, or encourage, directly or indirectly, the submission of, any Takeover Proposal (as defined below), (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal or approve or resolve to approve any Takeover Proposal. However, the Company and the Board of Directors are not prohibited from (i) taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or (ii) making such disclosure to the Company's stockholders as, in the good faith judgment of the Company's Board of Directors, after receiving advice from outside counsel, is required under applicable law, provided that the Company may not, except as permitted by the Merger Agreement, withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, any Takeover Proposal, or enter into any agreement with respect to any Takeover Proposal.

   Upon execution of the Merger Agreement, the Company agreed to immediately cease any existing activities, discussions or negotiations with any parties conducted with respect to any Takeover Proposal. Notwithstanding the foregoing, prior to the Effective Time, the Company may furnish information concerning its business, properties or assets to any Person or group pursuant to confidentiality agreements with terms and conditions similar to the confidentiality agreement, dated as of January 19, 1999 (the "Confidentiality Agreement"), between the Company and Goldman, and may negotiate and participate in discussions and negotiations with such Person or group concerning a Takeover Proposal if (A) the Board of Directors determines in good faith, after receiving advice from its financial advisor, that such Person or group has submitted to the Company a Takeover Proposal which is reasonably likely to be a Superior Proposal; and (B) the Board of Directors determines in good faith, based upon advice of its outside legal counsel, that the failure to participate in such discussions or negotiations or to furnish such information is reasonably likely to result in a breach of such Board's fiduciary duties under, or otherwise violate, applicable law.

   The Company has agreed to promptly notify Goldman of the existence of any proposal, discussion, negotiation or inquiry received by the Company and immediately communicate to Goldman the terms of any proposal, discussion, negotiation or inquiry which it may receive (and promptly provide to Goldman copies of any written materials received by the Company in connection with such proposal, discussion, negotiation or inquiry) and the identity of the party making such proposal or inquiry or engaging in such discussion or negotiation, except to the extent that the Board of Directors determines in good faith, based upon advice of its outside legal counsel, that any such action described in this sentence would be reasonably likely to result in a breach of such Board's fiduciary duties under, or otherwise violate, applicable law. The Company is to promptly provide to Goldman any non-public information concerning the Company provided to any other Person which was not previously provided to Goldman. The Company will keep Goldman fully informed of the status and details (including amendments or proposed amendments) to any such Takeover Proposal, except to the extent that the Board of Directors determines in good faith, based upon advice of its outside legal counsel, that any such action would be reasonably likely to result in a breach of such Board's fiduciary duties under, or otherwise violate, applicable Law.

   For purposes of the Merger Agreement, "Takeover Proposal" means any bona fide proposal or offer, whether in writing or otherwise, from any Person other than Goldman, Merger Sub or any affiliates thereof (a "Third Party") to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of all or a material portion of the assets of the Company and its Subsidiaries, taken as a whole, or 50% or more of any class of equity securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction with respect to the Company, including any single or multi-step transaction or series of related transactions, which is structured to permit such Third Party to acquire beneficial ownership of any material portion of the assets of the Company and its Subsidiaries, taken as a whole, or 50% or more of the equity interest in the Company.

   For purposes of the Merger Agreement, "Superior Proposal" means an unsolicited bona fide proposal by a Third Party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than a majority of the Shares then outstanding or all or substantially all of the assets of the Company, and otherwise on terms (i) which the Board of Directors determines in good faith to be more favorable to the Company's stockholders by more than 110% than the Merger, (ii) based on advice of the Company's independent financial advisor, for which financing, to the extent required, is then committed or which, in the good faith reasonable judgment of the Board of Directors, based on advice from the Company's independent financial advisor, is reasonably capable of being financed by such Third Party, and (iii) which, in the good faith reasonable judgment of the Board of Directors, is reasonably capable of being consummated within a period of time not materially longer in duration than the period of time reasonably believed to be necessary to consummate the Merger.

Board Recommendations

   In connection with the Merger and Special Meeting, the Board of Directors agreed to recommend to the holders of the Common Stock to vote in favor of the Merger and use all commercially reasonable efforts to obtain the necessary approvals by the holders of the Common Stock of the Merger Agreement, subject to fiduciary obligations under applicable law. Neither the Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Goldman or Merger Sub, the approval or recommendation by the Board of Directors or any such committee of the Merger Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, prior to the Effective Time, the Board of Directors may withdraw or modify its approval or recommendation of the Merger Agreement or the Merger, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, in each case at any time after the fifth business day following Goldman's receipt of written notice from the Company advising Goldman that the Board of Directors has received a Superior Proposal which it intends to accept, specifying the material terms and conditions of such Superior Proposal, identifying the person making such Superior Proposal.

Certain Other Covenants and Agreements

   Access to Information; Confidentiality. The Merger Agreement provides that, upon reasonable notice, the Company will (and will cause each of its Subsidiaries to) afford to the Representatives of Goldman, including the Persons providing the Commitments, reasonable access, during normal business hours during the period after the date of the Merger Agreement and prior to the Effective Time, to such of its properties, personnel, books, contracts, commitments and records as Goldman may reasonably request. During that period, the Company will (and will cause each of its Subsidiaries to) furnish promptly to Goldman (A) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal or state securities Laws, and (B) all other information concerning its business, properties and personnel as Goldman may reasonably request. Neither Goldman, its Representatives, nor any Person providing the commitment has the right to conduct any environmental boring, sampling, testing, or a Phase II review at any of the properties of the Company or its Subsidiaries provided that such restriction shall not limit Goldman's right to conduct any environmental investigation with respect to events occurring after the date of the Merger Agreement. Goldman will remain bound by the terms of the Confidentiality Agreement and the Company will remain bound by the terms of a confidentiality agreement with Goldman dated as of April 20, 1999.

   Notification of Certain Matters. The Merger Agreement provides that each of the Company, Goldman and Merger Sub will give prompt notice to the other of (i) any of their representations or warranties contained in the Merger Agreement becoming untrue or inaccurate in any respect (including in the case of representations or warranties receiving knowledge of any fact, event or circumstance which may cause any representation qualified as to the knowledge to be or become untrue or inaccurate in any respect) or (ii) the failure by them to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by them under the Merger Agreement. However, such notification shall not affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under the Merger Agreement.

   Reasonable Efforts. Upon the terms and subject to the conditions set forth in the Merger Agreement, each of the parties has agreed to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement. These things include (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from any Governmental Entity and the making of all necessary registrations and filings (including filings with any Governmental Entity, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of any of the transactions contemplated by the Merger Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Merger Agreement. However, in connection with any filing or submission or other action required to be made or taken by any party to effect the Merger and all other transactions contemplated by the Merger Agreement, the Company may not, without the prior written consent of Goldman, commit to any divestiture transaction and Goldman shall not be required to divest or hold separate or otherwise take or commence to take any action that, in the reasonable discretion of Goldman, limits in any material respect its freedom of action with respect to, or its ability to retain, the Company or any of its affiliates or any material portion of the assets of the Company. In connection with and without limiting the foregoing, the Company and the Board of Directors are to (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, the Merger Agreement or any of the other Transactions contemplated by the Merger Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger or the Merger Agreement or any other transaction contemplated by the Merger Agreement, take all action necessary to ensure that the Merger and the other Transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement.

   Financing. Between the date of the Merger Agreement and the consummation of the Merger, the Company agreed to cooperate, and to cause its Representatives to cooperate, in connection with the efforts of Goldman and Merger Sub to obtain the financing necessary to consummate the transactions contemplated by the Merger Agreement. However, the Company is not required to pay any fees or other costs with respect to that financing prior to the consummation of the Merger, and any agreements which the Company may enter into prior to the consummation of the Merger relating to the obtaining of that financing must be conditioned upon the occurrence of the consummation of the Merger.

   Indemnification of Directors and Officers; Directors and Officers' Insurance. The Certificate of Incorporation and By-laws of the Surviving Corporation are to contain the provisions with respect to indemnification and exculpation set forth in the Certificate of Incorporation and By-laws of the Company. These provisions may not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by Law.

   The Company agreed, to the fullest extent permitted under applicable Law or under the Company's Certificate of Incorporation or By-laws and regardless of whether the Merger becomes effective, to indemnify and hold harmless, and, after the Effective Time, Goldman or the Surviving Corporation will, to the fullest extent permitted under applicable Law or under the Surviving Corporation's Certificate of Incorporation or By-laws, indemnify and hold harmless, each present and former director, officer or employee of the Company or any of its Subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages and liabilities incurred in connection with, and amounts paid in settlement of, any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and wherever asserted, brought or filed, (x) arising out of or pertaining to the Transactions or (y) otherwise with respect to any acts or omissions or alleged acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the respective Certificate of Incorporation or By-laws of the Company or its Subsidiaries as in effect on the date of the Merger Agreement. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time must be reasonably satisfactory to the Surviving Corporation, (ii) after the Effective Time, Goldman or the Surviving Corporation will pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received, and (iii) Goldman or the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that Goldman or the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed). The Indemnified Parties as a group may retain only one law firm to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. The indemnity agreements of Goldman and the Surviving Corporation will extend, on the same terms to, and shall inure to the benefit of and shall be enforceable by, each person or entity who controls, or in the past controlled, any present or former director, officer or employee of the Company or any of its Subsidiaries.

   For a period of six years after the Effective Time, Goldman will cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms (including the amounts of coverage and the amounts of deductibles, if any) that are comparable to the terms now applicable to directors and officers of Goldman or, if more favorable to the Company's directors and officers, the terms now applicable to them under the Company's current policies. However, in no event will Goldman or the Surviving Corporation be required to expend in excess of 150% of the annual premium currently paid by the Company for such coverage, and if the premium for such coverage exceeds such amount, Goldman or the Surviving Corporation must purchase a policy with the greatest coverage available for such 150% of the annual premium.

Conditions to the Proposed Merger

   Mutual Conditions. The obligation of each of the Company, Goldman and Merger Sub to effect and consummate the Merger is conditioned on the following:

    (a)the approval and adoption of the Merger Agreement by the requisite vote of the holders of Common Stock as is required by applicable law, the Company's Certificate of Incorporation and its By-laws;

    (b)the expiration or termination of the waiting period applicable to the consummation of the Merger under the HSR Act; and

    (c)no Governmental Entity having enacted, promulgated or issued any statute, rule, regulation, order, decree or injunction precluding, restraining, enjoining or prohibiting consummation of the Merger.

   Additional Conditions to the Obligation of Goldman and Merger Sub. In addition, the obligation of Goldman and Merger Sub to effect and consummate the Merger under the Merger Agreement is subject to the following additional conditions:

    (a)the representations and warranties of the Company which are qualified as to materiality shall be true and correct when made on the date of the Merger Agreement and shall be true and correct as of the Effective Time as if made as of the Effective Time, except for those representations and warranties which are qualified as to materiality and are made as of a specific date, which shall be true and correct as of such date; the other representations and warranties of the Company which are not so qualified as to materiality shall be true and correct in all material respects when made on the date of the Merger Agreement and shall be true and correct in all material respects as of the Effective Time as if made as of the Effective Time, except for those representations and warranties which are not so qualified as to materiality and are made as of a specific date, which shall be true and correct in all material respects as of such date; provided, however, that the representations and warranties of the Company as to the operation of its business in the ordinary course and the absence of any Material Adverse Change in the Company shall not be deemed to be untrue or incorrect in any material respect (i) if the financial performance of the Company with regard to the revenues, results of operations or other financial performance of the Company are materially consistent with the forecasts previously furnished by the Company to Goldman, (ii) if the Company or its Subsidiaries lose on a net basis the services of less than 50 salaried employees or 50 hourly employees, or (iii) by reason of any matter arising out of the Company's relationship with Industrias Romi S.A.;

    (b)the Company shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under the Merger Agreement as of or prior to the Effective Time;

    (c)the Company shall have delivered to Goldman and Merger Sub a certificate of its President and Chief Executive Officer to the effect that certain conditions in the Merger Agreement have been satisfied in all respects;

    (d)(i) the Company shall have obtained all of the waivers, permits, consents, approvals or other authorizations of Governmental Entities necessary to be obtained by it to consummate the Merger, and effected all registrations, filings and notices with respect to Governmental Entities necessary to be effected by it to consummate the Merger, and
       (ii) at least ten days prior to the Closing, the Company shall have delivered to Goldman a draft Form III and an Environmental Conditions Assessment Form (an "ECAF") or such other required filing under the Connecticut Transfer Act, Conn. Gen. Stat. (S)(S) 22a-134 et seq. (the "Connecticut Transfer Act"); at the Closing, the Company shall have delivered to Goldman an executed Form III and ECAF or such other required filing under the Connecticut Transfer Act for filing by the Surviving Corporation following the Effective Date;

    (e)the Company shall have obtained and delivered to Goldman and Merger Sub copies of all consents, agreements or other evidence of cancellation from the holders of all outstanding Options;

    (f)no action, suit or proceeding shall be pending or threatened in writing before any Governmental Entity which is reasonably likely to
       (i) prevent consummation of any of the transactions contemplated by the Merger Agreement, (ii) cause any of the transactions contemplated by the Merger Agreement to be rescinded following consummation or
       (iii) affect materially and adversely the right of Goldman to own, operate or control any of the assets and operations of the Surviving Corporation following the Merger, and no such judgment, order, decree, stipulation or injunction shall be in effect;

    (g)from the date of the Merger Agreement to the Effective Time, there shall not have been any event or development which results in a Material Adverse Effect on the Company, nor shall there have occurred any event or development which is reasonably likely to result in a Material Adverse Effect on the Company; there shall not be deemed to have been any Material Adverse Effect on the Company (i) if the financial performance of the Company with regard to revenues, results of operations or other financial performance of the Company are materially consistent with the forecasts previously furnished by the Company to Goldman; (ii) if the Company or its Subsidiaries lose on a net basis the services of less than 50 salaried employees or 50 hourly employees; or (iii) by reason of any matter arising out of the Company's relationship with Industrias Romi S.A.;

    (h)Goldman and Merger Sub shall have received from Willkie Farr & Gallagher, or other counsel to the Company reasonably acceptable to Goldman, an opinion with respect to certain matters, addressed to Goldman and Merger Sub and dated as of the Closing Date; and

    (i)the Textron Confirmation Letter (as defined below) shall be in full force and effect as of the Effective Time.

   Additional Conditions to the Obligation of the Company. In addition, the obligation of the Company to effect and consummate the Merger under the Merger Agreement are subject to the following additional conditions:

    (a)the representations and warranties of Goldman and Merger Sub which are qualified as to materiality shall be true and correct when made on the date of the Merger Agreement and shall be true and correct as of the Effective Time as if made as of the Effective Time, except for representations and warranties which are so qualified as to materiality and are made as of a specific date, which shall be true and correct as of such date; the other representations and warranties of Goldman and Merger Sub which are not so qualified as to materiality shall be true and correct in all material respects when made on the date of the Merger Agreement and shall be true and correct in all material respects as of the Effective Time as if made as of the Effective Time, except for those representations and warranties which are not so qualified as to materiality and are made as of a specific date, which shall be true and correct in all material respects as of such date;

    (b)each of Goldman and Merger Sub shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under the Merger Agreement as of or prior to the Effective Time;

    (c)each of Goldman and Merger Sub shall have delivered to the Company a certificate of its President and Chief Financial Officer to the effect that certain conditions in the Merger Agreement have been satisfied in all respects;

    (d)Goldman and Merger Sub shall have obtained all waivers, permits, consents, approvals or other authorizations necessary to be obtained by them to consummate the Merger and effected all registrations, filings and notices, necessary to be effected by them to consummate the Merger;

    (e)no writ, order, decree or injunction of a Governmental Entity shall have been entered against Goldman, Merger Sub or the Company which prohibits the consummation of the Merger; and

    (f)the Company shall have received from Brown, Rudnick Freed & Gesmer, counsel to Goldman and Merger Sub, an opinion with respect to certain matters, addressed to the Company and dated as of the Closing Date.

Termination

   The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger Agreement by the holders of Common Stock:

    (a)by mutual written consent of the Board of Directors of Goldman and the Board of Directors;

    (b)by either Goldman or the Company, if any Governmental Entity shall have issued an order (other than a temporary restraining order), decree, or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger, and such order, decree ruling or other action shall have become final and non-appealable, provided that the party seeking termination shall have diligently contested such order, decree, ruling or other action;

    (c)by either Goldman or the Company, if the Merger Agreement and the Merger fail to receive the approval of that number of stockholders of the Company necessary under Law to authorize and approve the Merger Agreement and the Merger;

    (d)by either Goldman or the Company, if the Board of Directors shall have recommended or resolved to recommend to its stockholders a Superior Proposal, or if the Company has approved a Superior Proposal, and provided that the Company has complied with all provisions of the Merger Agreement relating thereto, including the notice provisions therein, and further provided that the Company makes simultaneous payment of the Termination Fee;

    (e)by either Goldman or the Company, if, without fault of and only in the absence of any breach under the Merger Agreement by, the party exercising the right of termination, the Merger shall not have been consummated on or before December 31, 1999;

    (f)by Goldman, if the conditions to the obligation of Goldman to effect the Merger described above under "The Merger Agreement--Conditions to the Proposed Merger--Additional Conditions to the Obligation of Goldman and Merger Sub", shall not have been satisfied; provided, however, that if such failure or failures are capable of being cured prior to the Effective Time, such failure or failures shall not have been cured within ten days of delivery to the Company of written notice of such failure;

    (g)by Goldman, if the Company shall have furnished or disclosed non public information to a Third Party with respect to any Takeover Proposal, or shall have resolved to do the foregoing, or if the Board of Directors shall have recommended or resolved to recommend to its stockholders a Takeover Proposal or if the Company has approved or effected a Takeover Proposal, whether or not permitted under the Merger Agreement;

    (h)by Goldman, if, prior to the Effective Date, the Board of Directors shall have withdrawn, or modified or changed in a manner adverse to Goldman or Merger Sub, its approval or recommendation of the Merger Agreement or the Merger;

    (i)by the Company, if Goldman or Merger Sub shall have failed to comply in any material respect with any of the covenants or agreements contained in the Merger Agreement such that the condition to the obligation of the Company to effect the Merger described above in clause (b) under "Merger Agreement--Conditions to the Proposed Merger--Additional Conditions to the Obligation of the Company" would not be satisfied or the conditions described in clauses (c), (d), (e) and (f) under that caption shall not have been satisfied; provided, however, that if such failure is capable of being cured prior to the Effective Time, such failure shall not have been cured within ten days of delivery to Goldman of written notice of such failure; or

    (j)by the Company, if there exists a breach of any one or more representations or warranties of Goldman or Merger Sub contained in the Merger Agreement such that the condition to the obligation of the Company to effect the Merger described above in clause (a) under "Merger Agreement--Conditions to the Proposed Merger--Additional Conditions to the Obligation of the Company" would not be satisfied; provided, however, that if such failure or failures are capable of being cured prior to the Effective Time, such failure or failures shall not have been cured within ten days of delivery to Goldman of written notice of such failure.

Termination Fee; Reimbursement of Goldman Expenses on Termination

   In the event of the termination of the Merger Agreement, the Merger Agreement has no further effect except as specifically provided in the Merger Agreement. There shall be no liability on the part of any party (or its directors, officers or Affiliates) on such termination except for liability for any willful and material breach by a party of any of its representations, warranties, covenants or agreements in the Merger Agreement and except as otherwise provided in the Merger Agreement.

   In the event of termination of the Merger Agreement pursuant to clause (d) under "The Merger Agreement--Termination", the Company has agreed, within five business days thereafter, to pay Goldman the Termination Fee.

   To the extent that the Termination Fee has for any reason other than a material breach by Goldman not already been paid and within 12 months after the termination of the Merger Agreement the Company or any of its Subsidiaries, or any Company Affiliate enters into a definitive agreement with a Third Party with respect to a Takeover Proposal or a Takeover Proposal is effected, then the Company has agreed, within five business days after the consummation of such Takeover Proposal, to pay Goldman the Termination Fee less any Goldman Documented Expenses previously paid by the Company to Goldman.

   If the Merger Agreement is terminated under circumstances that obligate the Company to pay to Goldman the Termination Fee, Textron, which holds approximately 21% of the outstanding Common Stock, has agreed to pay to Goldman an amount equal to the product of (a) the amount by which the consideration per share paid to Textron pursuant to the transaction triggering such termination exceeds $10.00, and (b) the total number of shares of Common Stock transferred by Textron pursuant to such transaction.

   In the event of termination of the Merger Agreement:

    (i) pursuant to clause (c) under "The Merger Agreement--Termination";

     (ii) by Goldman pursuant to clause (f) under "The Merger Agreement-- Termination" as a result of a failure to satisfy the conditions in clause (a) (to the extent such failure results from a breach by the Company of its representations and warranties under the Merger Agreement), clause (b) or clause (d)(ii) under "The Merger Agreement--Conditions to the Proposed Merger-- Additional Conditions to the Obligation of Goldman and Merger Sub";

      (iii) by Goldman pursuant to clause (g) under "The Merger Agreement-- Termination"; or

     (iv) by Goldman pursuant to clause (h) under "The Merger Agreement-- Termination",

the Company has agreed, within five business days thereafter, to pay Goldman an amount equal to the Goldman Documented Expenses (as defined below). However, the Goldman Documented Expenses which the Company is to pay in the event of termination of the Merger Agreement pursuant to clause (c) under "The Merger Agreement--Termination" cannot exceed $650,000 and the Goldman Documented Expenses which the Company is to pay in the event of termination of the Merger Agreement pursuant to clauses (f), (g) or (h) under "The Merger Agreement-- Termination" cannot exceed $500,000. In addition, the Company is not obligated to pay any Goldman Documented Expenses if: (i) Goldman or Merger Sub shall have failed to comply in any material respect with any of the covenants or agreements contained in the Merger Agreement such that the closing condition set forth in clause (b) under "The Merger Agreement--Conditions to the Proposed Merger--Additional Conditions to the Obligation of the Company" would not be satisfied; or (ii) there exists a breach of any one or more representations or warranties of Goldman or Merger Sub contained in the Merger Agreement in any material respect such that the closing condition set forth in clause (a) under "The Merger Agreement--Conditions to the Proposed Merger--Additional Conditions to the Obligation of the Company" would not be satisfied.

   For purposes of the Merger Agreement, "Goldman Documented Expenses" means all documented out of pocket reasonable fees and expenses incurred by Goldman and Merger Sub since January 1, 1999 (including the reasonable fees and expenses of counsel, accountants, consultants and advisors, and any commitment fees and other expenses paid to prospective lenders) in connection with the Merger Agreement and the transactions contemplated thereby.

Amendment and Waiver

   Subject to applicable Law, the Merger Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated thereby, by written agreement of the parties thereto at any time prior to the Closing Date with respect to any of the terms contained therein. The conditions to each of the parties' obligation to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

   Certain officers and directors of the Company have agreements which will be effected as a result of the Merger. In addition, certain officers of the Company have entered into new employment or consulting arrangements that become effective at the Effective Time. These existing and new agreements are discussed below.

Stock Options

   Immediately prior to the Effective Time, each Option granted pursuant to the Company's stock option plans will become fully vested and immediately exercisable. Each holder of an Option outstanding immediately prior to Effective Time will be entitled to receive and will be paid in full satisfaction of such Option, or each Option will after the Effective Time be exercisable for, a cash payment equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price per share of Common Stock subject to such Option multiplied by (ii) the number of shares of Common Stock subject to such Option immediately prior to the Effective Time, less any income or employment tax withholding required under the Code or any provision of state, local or foreign tax law.

Employment Agreements

   The employment of Dan L. Griffith, President and Chief Executive Officer of the Company, will terminate upon completion of the Merger. Under the terms of Mr. Griffith's employment agreement with the Company, dated September 7, 1995, Mr. Griffith will be paid his current base salary, in accordance with the Company's normal payroll practices, and allowed to participate in the Company's benefit plans for the two-year period commencing on his termination date. As of Mr. Griffith's termination date, he will be retained as a consultant to the Company for six months. The terms of the consulting agreement are discussed below.

   Following the Merger, Walter C. Lazarcheck will continue his employment with the Company as its Vice President, Chief Financial Officer and Secretary pursuant to the terms of his present employment agreement with the Company dated March 27, 1998. Mr. Lazarcheck will also be paid a bonus of $69,575 by Goldman at the time of the Closing.

   Following the Merger, Malcolm Taylor will continue his employment as the Managing Director European Operations of Bridgeport Machines Limited, a wholly owned subsidiary of the Company, pursuant to the terms of his present service agreement dated September 6, 1996. Mr. Taylor will also be paid a bonus of UK(Pounds)57,576 by Goldman, one-half to be paid at the time of the Closing and the remainder to be paid six months thereafter, provided Mr. Taylor continues to perform his present obligations under his service agreement.

Consulting Agreement

   Dan L. Griffith, the President and Chief Executive Officer of the Company, will be retained as a consultant to the Company for the six-month period commencing as of the Closing (the "Term"). Under the terms of the consulting agreement, Mr. Griffith will receive $1,000 for each day on which he provides consulting services to the Company, and $500 for each business day for which no services are provided to the Company. Mr. Griffith will also receive a lump sum payment of $72,500 at the time of the Closing. At the end of the Term, Mr. Griffith will receive an additional lump sum payment of $72,500 (reduced by the aggregate payments received by Mr. Griffith on days for which no consulting services are performed for the Company). During the Term and continuing until July 31, 2000, Mr. Griffith is prohibited from engaging in certain competitive business activities with the Company and its affiliates.

                      RELATED AGREEMENTS AND TRANSACTIONS

Voting Agreements for Principal Stockholders Other Than Textron

   In connection with the execution of the Merger Agreement, each of the Principal Stockholders entered into an agreement (collectively, the "Voting Agreements") with Goldman pursuant to which such Principal Stockholder, among other things, granted Goldman a proxy to vote the shares of Common Stock over which such Principal Stockholder has voting control in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby at the Special Meeting.

   Each Principal Stockholder has agreed not to sell, transfer or otherwise dispose of, or reduce his interests in, any shares of Common Stock owned by such stockholder prior to the termination of such Stockholder's Voting Agreement.

   Each Principal Stockholder has additionally agreed not to, directly or indirectly, (i) solicit, initiate or encourage (or authorize any person to solicit, initiate or encourage) any inquiry, proposal or offer from any person (other than Goldman) to acquire the business, property or capital stock of the Company or any of its subsidiaries, or any acquisition of a substantial equity interest in, or a substantial amount of the assets of, the Company or any of its subsidiaries or (ii) participate in any discussion or negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or participate in, facilitate or encourage any effort or attempt by any person (other than Goldman) to do or seek any of the foregoing. However, each Principal Stockholder or its representative, as a member of the Board of Directors, may take actions in such capacity as are permitted under the Merger Agreement.

   Each Voting Agreement will terminate upon the earlier of (i) the Effective Time, and (ii) the termination of the Merger Agreement in accordance with the provisions thereof.

Textron Voting Agreement

   The Voting Agreement into which Textron entered with Goldman (the "Textron Voting Agreement") contains substantially identical terms and conditions as are in the other Voting Agreements. In addition, the Textron Voting Agreement provides for the payment by Textron, under circumstances, of a fee to Goldman if the Merger Agreement is terminated and the Company becomes obligated to pay to Goldman the Termination Fee. See "The Merger Agreement--Termination Fee; Reimbursement of Goldman Expenses on Termination".

Textron Confirmation Letter

   Textron and Goldman entered into a letter agreement, dated April 23, 1999 (the "Textron Confirmation Letter"), which confirms the obligation of Textron to indemnify the Surviving Corporation following the Merger for environmental claims under the Purchase and Sale Agreement, dated as of May 7, 1986, by and between the Company and Textron, and the Settlement Agreement, dated as of June 22, 1994, by and between the Company and Textron.

   The foregoing description of the Voting Agreements, the Textron Voting Agreement and the Textron Confirmation Letter is qualified in its entirety by reference to the form of Voting Agreement for principal stockholders other than Textron attached as Appendix C to this proxy statement, the Textron Voting Agreement attached as Appendix B to this proxy statement and the Textron Confirmation Letter attached as Appendix D to this proxy statement.

                           OWNERSHIP OF COMMON STOCK

   The table below sets forth, as of June 4, 1999, certain information regarding beneficial ownership of Common Stock with respect to (i) each person or entity known to the Company who beneficially owns more than 5% of the outstanding shares of Common Stock, (ii) each director, (iii) the Company's Chief Executive Officer and the four other most highly compensated executive officers in fiscal 1999 and (iv) all executive officers and directors of the Company as a group. Pursuant to the regulations of the SEC, shares are deemed to be "beneficially owned" by a person if such person directly or indirectly has or shares (a) the power to vote or dispose of such shares whether or not such person has any pecuniary interest in such shares or (b) the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire through the exercise of any option, warrant or right.

                                                        Number of  Percent of
Beneficial Owner                                         Shares   Total Shares
----------------                                        --------- ------------
Textron Inc............................................ 1,207,733     21.6%
 40 Westminster Street
 Providence, RI 02903
Citigroup Inc. (1).....................................   711,796     12.8%
 153 East 53 Street
 New York, NY 10043
Lehman Brothers Holdings, Inc..........................   639,935     11.5%
 Three World Financial Center
 New York, NY 10285
High Technology Holding Corp. (2)......................   568,700     10.2%
 2229 South Yale Street
 Santa Ana, CA 92704
Kansas Debt Fund,......................................   535,910      9.6%
Nominee for Kansas Public Employees Retirement
Systems (3)
 c/o Portfolio Advisors, Inc.
 9 Old Kings Highway South
 Darien, CT 06820
U.S. Bancorp (4).......................................   316,140      5.7%
 601 2nd Avenue South
 Minneapolis, MN 55402
Joseph E. Clancy.......................................    82,043      1.5%
Dan L. Griffith (5)....................................    94,777      1.7%
Walter C. Lazarcheck (6)...............................    17,467        *
Robert L. Rochford (7).................................     4,000        *
Malcolm Taylor (8).....................................    26,883        *
Robert J. Cresci (9)...................................    11,500        *
Eliot M. Fried (10)....................................    21,500        *
Bhikhaji M. Maneckji (11)..............................        --        *
All Directors and Executive Officers as a group (8
 persons)..............................................   258,170      4.5%

--------
*  Less than 1% of the outstanding Common Stock
1. In a Schedule 13G filed with the SEC on January 22, 1999, Citigroup Inc. reported that, as of January 12, 1999, it held 711,796 shares of Common Stock. Citigroup Inc. reported that it possessed: (i) shared dispositive power with respect to 711,796 shares and (ii) shared voting power with respect to 711,796 shares.
2. In a Schedule 13D filed with the SEC on July 22, 1998, as amended on March 15, 1999, HTH reported that, as of March 15, 1999, it held 568,700 shares of Common Stock. HTH reported that it possessed: (i) sole dispositive power with respect to 568,700 shares and (ii) sole voting power with respect to 568,700 shares.
3. The Company's register of stockholders of record indicates that, as of June 4, 1999, Kansas Debt Fund, Nominee for Kansas Public Employees Retirement Systems, holds 535,910 shares of Common Stock.
4. In a Schedule 13G filed with the SEC on March 1, 1999, U.S. Bancorp, a parent holding company, reported that as of December 31, 1998 it held 316,140 shares of Common Stock. U.S. Bancorp reported that it possessed: (i) sole dispositive power with respect to 316,140 shares and (ii) sole voting power with respect to 303,540 shares.
5. Includes 41,666 shares which may be acquired by Mr. Griffith upon the exercise of immediately exercisable Options.
6. Consists of 17,467 shares which may be acquired by Mr. Lazarcheck upon the exercise of immediately exercisable Options.
7. Consists of 4,000 shares which may be acquired by Mr. Rochford upon the exercise of immediately exercisable Options.
8. Includes 19,133 shares which may be acquired by Mr. Taylor upon the exercise of immediately exercisable Options.
9. Consists of 11,500 shares which may be acquired by Mr. Cresci upon the exercise of immediately exercisable Options. Does not include 226,166 shares beneficially owned by State of Delaware Employees Retirement Fund, which Mr. Cresci may be deemed to beneficially own by virtue of his position as a Managing Director of Pecks Management Partners Ltd., investment advisor for such fund.
10. Includes 11,500 shares which may be acquired by Mr. Fried upon the exercise of immediately exercisable Options. Does not include shares beneficially owned by Lehman Brothers Holdings, Inc., which Mr. Fried may be deemed to beneficially own by virtue of his position as Managing Director of Lehman Brothers Holdings, Inc.
11. Does not include shares beneficially owned by Textron, which include shares underlying Options registerered in Mr. Maneckji's name, of which Mr. Maneckji disclaims beneficial ownership.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

   The following are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:

      (i) certain statements concerning possible or assumed future results of operations of the Company contained in "The Merger--Background of the Merger", "The Merger--Reasons for the Merger; Recommendation of the Board of Directors", "The Merger--Projections" and "The Merger--Opinion of the Company's Financial Advisor", including any forecasts or projections referred to in this proxy statement and certain statements incorporated by reference from the Annual Report, including any statements contained in this proxy statement or in the Annual Report, regarding the expansion of the use of the Company's products into the factory floor market, expansion of the Company's marketing efforts into foreign markets, the Company's ability to develop additional sources of supply, the Company's shipment of its current backlog, the Company's expected expenditures on environmental matters, the Company's use of cash in operating activities, the Company's ability to satisfactorily resolve any outstanding litigation, the ability of the Company to meet working capital needs, the effect on the Company of the adoption of certain accounting standards or the effect of the Merger;

     (ii) any statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends" or similar expressions contained in the sections of this proxy statement cited above or incorporated herein; and

     (iii) other statements contained or incorporated by reference in this proxy statement regarding matters that are not historical facts.

   Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. The Company's stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this proxy statement or, in the case of the Company documents incorporated by reference, the date of such document.

   All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its or their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. The Company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

   No person has been authorized by the Company to give any information or to make any representation not contained in this proxy statement and, if given or made, such information or representation should not be relied upon as having been authorized by the Company. This proxy statement does not constitute an offer or solicitation to sell or a solicitation of an offer to buy any securities. The delivery of this proxy statement shall not, under any circumstances, imply or create any implication that there have not been any changes in the affairs of the Company or in the information set forth or incorporated by reference herein subsequent to the date hereof.

                             AVAILABLE INFORMATION

   The Company files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at "http://www.sec.gov".

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The Securities and Exchange Commission allows us to "incorporate by reference" information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement. This proxy statement incorporates by reference the Annual Report which accompanies this proxy statement. The Annual Report contains important information about the Company and its finances.

                                   APPENDIX A

                                                                  EXECUTION COPY

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                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                        GOLDMAN INDUSTRIAL GROUP, INC.,

                            BRONZE ACQUISITION CORP.

                                      and

                           BRIDGEPORT MACHINES, INC.

                                  dated as of

                                 April 23, 1999

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--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

   AGREEMENT AND PLAN OF MERGER, dated as of April 23, 1999, by and among GOLDMAN INDUSTRIAL GROUP, INC., a Delaware corporation ("Parent"), BRONZE ACQUISITION CORP., a Delaware corporation and a wholly-owned Subsidiary of Parent ("Merger Sub"), and BRIDGEPORT MACHINES, INC., a Delaware corporation (the "Company").

   WHEREAS, the Board of Directors of each of Parent, Merger Sub and the Company have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the acquisition of the Company by Parent and Merger Sub pursuant to a merger (the "Merger") of the Merger Sub with and into the Company upon the terms and subject to the conditions set forth herein;

   WHEREAS, also in furtherance of such acquisition, the Board of Directors of each of Parent, Merger Sub and the Company have approved this Agreement and the Merger in accordance with the General Corporation Law of the State of Delaware, and upon the terms and subject to the conditions set forth herein;

   WHEREAS, the Board of Directors of the Company has determined that the per share consideration to be paid for the issued and outstanding shares of Common Stock, $.01 par value, of the Company (the "Shares") in the Merger is fair to the holders of such Shares and has resolved to recommend that the holders of such Shares approve and adopt this Agreement and the Merger upon the terms and subject to the conditions set forth herein;

   WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger; and

   WHEREAS, as a condition and inducement to Parent's and Merger Sub's entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Parent, Merger Sub and the Company are entering into Voting Agreements (collectively, the "Voting Agreement") with Textron Inc., Lehman LBO Inc., State of Delaware Employees Retirement Fund, Joseph E. Clancy and Dan L. Griffith. (collectively, the "Principal Stockholders"), pursuant to which, among other things, the Principal Stockholders have agreed to grant Parent a proxy with respect to the voting of the Shares over which they have voting control, all upon the terms and subject to the conditions set forth in the Voting Agreement;

   NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I.

                                   The Merger

   1.1. The Merger.

     (a) Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2 hereof), the Company and Merger Sub shall consummate the Merger pursuant to which (a) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease and (b) the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the Laws of the State of Delaware.

     (b) Pursuant to the Merger, (x) the Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation"), as in effect immediately prior to the Effective Time, shall be the initial certificate of incorporation of the Surviving Corporation and (y) the by-laws of the Company (the "By-laws"), as in effect immediately prior to the Effective Time, shall be the initial By-laws of the Surviving Corporation, each until thereafter changed or amended as provided therein or by applicable law. The Merger shall have the effects specified in the Delaware General Corporation Law (the "DGCL").

     (c) The directors of Merger Sub at the Effective Time shall be the initial directors of the Surviving Corporation until their respective successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and by-laws. The officers of the Merger Sub at the Effective Time shall be the initial officers of the Surviving Corporation until their respective successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and by-laws.

   1.2. Effective Time. Parent, Merger Sub and the Company will cause a certificate of merger, or, if applicable, a certificate of ownership and merger (as applicable, the "Certificate of Merger"), to be executed and filed on the date of the Closing (as defined in Section 1.3) (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware (the "Secretary of State") as provided in the DGCL. The Merger shall become effective on the date on which the Certificate of Merger has been duly filed with the Secretary of State or such time as is agreed upon by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the "Effective Time."

   1.3. Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m., local time, on a date to be specified by the parties, which shall be no later than the third business day after satisfaction or waiver of all of the conditions set forth in Article VI hereof (the "Closing Date"), at the offices of Brown, Rudnick, Freed & Gesmer, One Financial Center, Boston, Massachusetts 02111, unless another date or place is agreed to in writing by the parties hereto.

   1.4. Stockholders' Meeting and Proxy Statement.

     (a) The Company shall prepare, in consultation with Parent, and the Company shall file with the SEC under the Exchange Act, subject to the other provisions of this Agreement, proxy materials for the purpose of soliciting proxies from holders of the Shares to vote in favor of the adoption of this Agreement and the approval of the Merger at a meeting of the stockholders of the Company to be called and held for such purpose (the "Special Meeting"). Such proxy materials shall be used for the purpose of soliciting such proxies from holders of the Shares (such proxy statement, together with any accompanying letter to stockholders, notice of meeting and form of proxy, shall be referred to herein as the "Proxy Statement"). Parent and the Merger Sub shall furnish to the Company all information concerning Parent and the Merger Sub as the Company may reasonably request in connection with the preparation of the Proxy Statement. Parent and its counsel shall be given an opportunity to review and comment on the Proxy Statement prior to its filing with the SEC. The Company, in consultation with Parent, shall promptly respond to any SEC comments on the Proxy Statement and shall otherwise use reasonable best efforts to resolve as promptly as practicable all SEC comments thereon.

     (b) A copy of the opinion of Lehman Brothers Inc. as to the fairness of the Merger Consideration shall be delivered by the Company to Parent as of the execution of this Agreement.

     (c) Promptly following the resolution of all SEC comments on the Proxy Statement, the Company shall distribute the Proxy Statement to its stockholders and, pursuant thereto, shall call the Special Meeting in accordance with the DGCL and subject to the other provisions of this Agreement, solicit proxies from the stockholders of the Company to vote in favor of the adoption of this Agreement and the approval of the Merger at the Special Meeting.

     (d) The Company shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting.

     (e) Except as otherwise provided herein, the Company, acting through its Board of Directors, shall include in the Proxy Statement the recommendation of its Board of Directors that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger, and shall otherwise use reasonable best efforts to obtain the requisite vote of the holders of the Shares pursuant to the DGCL and the Company's Certificate of Incorporation in order to consummate the Merger.

                                  ARTICLE II.

                            Conversion of Securities

   2.1. Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any Shares or any shares of capital stock of Merger Sub:

     (a) Merger Sub Capital Stock. Each issued and outstanding share of Common Stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

     (b) Cancellation of Treasury Stock and Merger Sub-Owned Stock. All Shares that are owned by the Company or any Subsidiary of the Company and any Shares owned by Parent, Merger Sub or any Subsidiary of Parent or Merger Sub shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

     (c) Exchange of Shares. Each issued and outstanding Share (other than Shares to be cancelled in accordance with Section 2.1 (b) and any Shares which are held by stockholders exercising appraisal rights pursuant to
  Section 262 of the DGCL ("Dissenting Stockholders")) shall be converted into the right to receive $10.00 per share in cash, payable to the holder thereof, without interest (the "Merger Consideration"), upon surrender of the certificate formerly representing such Share in the manner provided in
  Section 2.2. All such Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest, or the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such Shares as determined in accordance with Section 262 of the DGCL.

   2.2. Exchange of Certificates.

     (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank, trust company or other Person, reasonably acceptable to the Company, to act as agent for the holders of the Shares in connection with the Merger (the "Paying Agent") to receive the funds to which holders of the Shares shall become entitled pursuant to Section 2.l(c). At the Effective Time, Parent shall deposit with the Paying Agent funds in an amount sufficient for the payment of the Merger Consideration as provided herein. All interest earned on such funds shall be paid to Parent.

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding Shares (the "Certificates"), whose Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, Parent shall cause the Paying Agent to pay to the holder of such Certificate in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and any other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this
  Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2. The right of any stockholder to receive the Merger Consideration shall be subject to and reduced by any applicable federal backup withholding obligation.

     (c) Transfer Books; No Further Ownership Rights in the Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Shares on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

     (d) Termination of Fund; No Liability. At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

   2.3. Dissenters' Rights. Notwithstanding anything in this Agreement to the contrary, if any Dissenting Stockholder shall demand to be paid the "fair value" of such holder's Shares, as provided in Section 262 of the DGCL, such Shares shall not be converted into or be exchangeable for the right to receive the Merger Consideration except as provided in this Section 2.3 and the Company shall give Parent notice thereof and Parent shall have the right to participate in all negotiations and proceedings with respect to any such demands. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the

Shares held by such Dissenting Stockholder shall thereupon be treated as though such Shares had been converted into the Merger Consideration pursuant to
Section 2.1.

   2.4. Transfer of Shares After the Effective Time. No transfer of Shares shall be made on the stock transfer books of the Surviving Corporation at or after the Effective Time.

   2.5. Stock Options. The Company shall use its reasonable efforts to provide that, immediately prior to the Effective Time, each then outstanding option to purchase Shares (in each case, an "Option"), whether or not then exercisable, shall be returned to and cancelled by the Company and in consideration of such return and cancellation and except to the extent that Parent or Merger Sub and the holder of any such Option otherwise agrees, as soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to pay to the holders of the Options which have been returned and cancelled to the satisfaction of Parent an amount in respect thereof equal to the product of (A) the excess, if any, of the Merger Consideration over the exercise price of each such Option and (B) the number of Shares previously subject to the Option immediately prior to its cancellation (such payment to be net of withholding taxes and without interest). The Company shall use its reasonable efforts to cause the holders of such Options to consent to the transactions contemplated by this Section 2.5, prior to the Effective Time. At the Effective Time, Parent shall deposit with the Paying Agent funds in an amount sufficient for the payment provided herein. All interest on such funds shall be paid to Parent.

                                  ARTICLE III.

                 Representations and Warranties of the Company

   The Company represents and warrants to Parent and Merger Sub as follows:

   3.1. Organization, Standing and Corporate Power. Each of the Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as is now being conducted. Each of the Company and its Subsidiaries is duly qualified as a foreign corporation or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect on the Company. The Company has delivered to Parent complete and correct copies of the certificate of incorporation of the Company and by-laws of the Company, in each case as amended to the date of this Agreement, and has delivered the certificates of incorporation and by-laws or other comparable organizational documents of its Subsidiaries in each case as amended as of the date of this Agreement. The respective certificates of incorporation and by-laws or other comparable organizational documents of the Subsidiaries of the Company do not contain any provision limiting or otherwise restricting the ability of the Company to control such Subsidiaries.

   3.2. Subsidiaries.

     (a) Exhibit 21 to the Company's Annual Report on Form 10-K for the fiscal year ended March 28, 1998 and Schedule 3.2 of the disclosure schedule delivered by the Company to Parent at or prior to the execution of this Agreement (the "Company Disclosure Schedule") together include all of the Subsidiaries of the Company. Except as set forth in Schedule 3.2 of the Company Disclosure Schedule, all of the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests).

     (b) The Company does not directly or indirectly beneficially own any securities or other beneficial ownership interests in any other entity (including through joint ventures or partnership arrangements) other than
  (i) the Subsidiaries of the Company, (ii) as disclosed in Schedule 3.2 of the Company Disclosure

  Schedule and (iii) investments in publicly traded securities constituting less than five percent of the outstanding equity of the issuing entity.

   3.3. Capital Structure. The authorized capital stock of the Company consists of 13,000,000 Shares and 2,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Shares"). As of the date hereof, (i) 5,568,104 Shares were issued and outstanding and no Preferred Shares were issued and outstanding, (ii) 255,998 Shares were reserved for issuance upon exercise of outstanding Options pursuant to the 1994 Stock Option Plan and (iii) 46,500 Shares were reserved for issuance upon exercise of outstanding Options pursuant to the 1994 Non-Employee Director Stock Option Plan. Except as set forth above or on Schedule 3.3 of the Company Disclosure Schedule, as of the date of this
Agreement: (i) no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding; (ii) there are no stock appreciation rights, phantom stock units, restricted stock grants, contingent stock grants or Benefit Plans which grant awards of any of the foregoing, and there are no other outstanding contractual rights to which the Company is a party the value of which is based on the value of Shares; (iii) all outstanding shares of capital stock of the Company are, and all of the Shares which may be exchanged for the Merger Consideration in the Merger will be, when so exchanged, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights; and (iv) there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as set forth in Schedule 3.3 of the Company Disclosure Schedule, there are no programs in place, nor any outstanding contractual obligations of the Company or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries.

   3.4. Authority; Noncontravention; Company Action. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement by the holders of a majority of the outstanding Shares, to consummate the Merger contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to approval of this Agreement by the holders of a majority of the outstanding Shares. The Board of Directors of the Company has unanimously approved this Agreement and the Merger for purposes of Section 203 of the DGCL (the "Section 203 Approval"). This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding obligation of Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' fights generally and (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Except as set forth in Schedule 3.4 of the Company Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the Transactions contemplated by this Agreement including the execution and delivery of the Voting Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, (i) the Certificate of Incorporation or By-laws of the Company or the comparable charter or organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or Permit applicable to the Company or any of its Subsidiaries or their respective properties or assets or (iii) any Law applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights or Liens that, individually or in the aggregate, would not (x) impair in any material respect the ability of the Company to perform its obligations under this Agreement or
(y) have a Material Adverse Effect on the Company. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing with the SEC of (x) a preliminary Proxy Statement, (y) a definitive Proxy Statement and (z) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the Transactions contemplated by this Agreement, (iii) the filing of the Certificate of Merger with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iv) as may be required by any applicable state securities or "blue sky" Laws, (v) such filings as may be required under the Connecticut Transfer Act, Conn. Gen. Stat. (S)(S)22a-134 et seq. and (vi) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, (x) impair, in any material respect, the ability of the Company to perform its obligations under this Agreement or (y) have a Material Adverse Effect on the Company.

   3.5. SEC Documents; Financial Statements. The Company has filed all reports, proxy statements, forms, and other documents required to be filed by it with the SEC under the Securities Act and the Exchange Act since March 30, 1996 (the "SEC Documents"). As of their respective dates, (i) the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and (ii) none of the SEC Documents contained at the time of their filing an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents are true and complete and complied at the time of their filing as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in Schedule 3.5 of the Company Disclosure Schedule and except as set forth in the SEC Documents filed and publicly available prior to the date of this Agreement, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet included in the SEC Documents filed and publicly available prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of the Company and its consolidated Subsidiaries or in the notes thereto.

   3.6. Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in the Proxy Statement, will, on the date the Proxy Statement is first mailed to the Company's stockholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. The Proxy Statement will comply as to form in all material respects with the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on written information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference therein.

   3.7. Absence of Certain Changes or Events. Except as set forth in the SEC Documents or Schedule 3.7 of the Company Disclosure Schedule, since January 2, 1999, (i) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course, there has not been any Material Adverse Change in the Company and (ii) neither the Company nor any of its Subsidiaries has amended its Certificate of Incorporation or By-laws; (iii) the Company has not split, combined or reclassified the Shares or any capital stock of any of its Subsidiaries; (iv) neither the Company nor any of its Subsidiaries has declared or set aside or paid any dividend or other distribution payable in cash, stock or property with respect to the Company's capital stock or that of any of its Subsidiaries (other than dividends or advances from a wholly-owned Subsidiary of the Company to its parent or the Company); (v) neither the Company nor any of its Subsidiaries has entered into any employment or severance agreement with any officer, director or key employee of the Company or any of its Subsidiaries; (vi) neither the Company nor any of its Subsidiaries has increased in any manner the compensation or fringe benefits of, or paid any bonus to, any director or officer thereof; and (vii) neither the Company nor any of its Subsidiaries has changed its accounting methods, except as required by GAAP or the SEC.

   3.8. Litigation. Except as set forth in the SEC Documents or Schedule 3.8 of the Company Disclosure Schedule or to the extent reserved for as reflected on the Company's financial statements for the year ended March 28, 1998, there are
(i) no suits, actions or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, (ii) no complaints, lawsuits, charges or other proceedings pending or, to the knowledge of the Company, threatened in any forum by or on behalf of any present or former employee of the Company or any of its Subsidiaries, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, (iii) no judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against the Company that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company; and (iv) none of the Intellectual Property Rights is subject to any order, writ, judgment, injunction, decree, determination or award that has, or would have, a Material Adverse Effect on the Company.

   3.9. Absence of Changes in Benefit Plans; SEC Disclosure. Except as disclosed in the SEC Documents or Schedule 3.9 of the Company Disclosure Schedule, there has not been any adoption or material amendment by the Company or any of its Subsidiaries or any ERISA Affiliate (as defined in Section 3.10 hereof) of any Benefit Plan (as defined in Section 3.10 hereof) since March 28, 1998. Except as disclosed in Schedule 3.9 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any formal plan or commitment to create any additional Benefit Plan or modify or change in any material respect any existing Benefit Plan that would affect any employee or terminated employee of the Company or a Subsidiary of the Company. Except as disclosed in Schedule 3.9 of the Company Disclosure Schedule, all employment, consulting, severance, termination, change in control or indemnification agreements, arrangements or understandings between the Company or any of its Subsidiaries and any current or former officer or director of the Company or any of its Subsidiaries which are required to be disclosed in the SEC Documents have been disclosed therein.

   3.10. Employee Benefits; ERISA.

     (a) Schedule 3.10 of the Company Disclosure Schedule contains a true and complete list of each material bonus, deferred compensation, incentive compensation, stock purchase, stock option, employment, severance or termination pay, health insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, other than a non-material fringe benefit plan, sponsored, maintained or contributed to or required to be contributed to (at any time during the past six years) by the Company or any of its Subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that is a member of a "controlled group" within the meaning of section 4001 of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA") of which the Company or a Subsidiary is a member or which is under "common control" within the meaning of Section 4001 of ERISA, with the Company or a Subsidiary, for the benefit of any employee or terminated employee of the Company, its Subsidiaries or any ERISA Affiliate, whether formal or informal (the "Benefit Plans").

     (b) With respect to each Benefit Plan, the Company has delivered to Parent a true and complete copy thereof (including all amendments thereto), as well as true and complete copies of the two most recent annual reports, if required under ERISA, with respect thereto; the two most recent actuarial reports, if required under ERISA, with respect thereto; the two most recent reports prepared with respect thereto in accordance with Statement of Financial Accounting Standards No. 87, Employer's Accounting for Pensions; the most recent Summary Plan Description, together with each Summary of Material Modifications, if required under ERISA with respect thereto; if the Benefit Plan is funded through a trust or any third party funding vehicle, the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof; and the most recent determination letter received from the Internal Revenue Service with respect to each Benefit Plan that is intended to be qualified under section 401 of the Internal Revenue Code of 1986, as from time to time amended (the "Code").

     (c) No Benefit Plan is subject to Section 412 of the Code or Title IV of ERISA.

     (d) Neither the Company, nor any Subsidiary of the Company, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company or any Subsidiary of the Company, any such trust, or any trustee or administrator thereof, or any party dealing with any Benefit Plan or any such trust could be subject to either a civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a tax imposed pursuant to section 4975 or 4976 of the Code.

     (e) No Benefit Plan is a "multiemployer pension plan," as such term is defined in section 3(37) of ERISA.

     (f) Each Benefit Plan which is intended to be "qualified" within the meaning of section 401 (a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under section 501 (a) of the Code and no event has occurred to cause the loss of such qualified or exempt status.

     (g) Except as set forth in Schedule 3.10 of the Company Disclosure Schedule, no Benefit Plan provides health, death or medical benefits (whether or not insured) with respect to current or former employees of the Company or its Subsidiaries beyond their retirement or other termination of service (other than (a) coverage mandated by applicable Law or (b) benefits the full cost of which is borne by the current or former employee (or his beneficiary)).

     (h) Except as set forth in Schedule 3.10 of the Company Disclosure Schedule, the consummation of the Transactions contemplated by this Agreement, alone, will not (a) entitle any current or former employee or officer of the Company or any Subsidiary to severance pay, unemployment compensation or any other payment, (b) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer, (c) result in any prohibited transaction described in section 406 of ERISA or section 4975 of the Code for which an exemption is not available, or (d) require the Company or any ERISA Affiliate to fund or make any payments to any trust or other funding vehicle in respect of any Benefit Plan.

     (i) There are no pending, anticipated or, to the knowledge of the Company, threatened claims by or on behalf of any Benefit Plan, by any employee or beneficiary covered under any such Benefit Plan, or otherwise involving any such Benefit Plan (other than routine claims for benefits).

   3.11. Taxes.

   Except as set forth on Schedule 3.11 of the Company Disclosure Schedule:

     (a) Each of the Company and each of its Subsidiaries has timely filed (or has had timely filed on its behalf) all income Tax Returns and all other material Tax Returns required to be filed by it, and all such Tax Returns are true, complete and correct in all material respects. Each of the Company and each of its Subsidiaries has paid (or has had paid on its behalf) all income Taxes and all other material Taxes due and payable with respect to periods for which Tax Returns were filed (whether or not shown as due on such Tax Returns). The most recent financial statements contained in the SEC Documents reflect adequate reserves in accordance with generally accepted accounting principles for all Taxes not yet paid.

     (b) Each of the Company and each of its Subsidiaries has complied in all material respects with all applicable Laws relating to the payment and withholding of taxes (including, without limitation, the withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any applicable foreign Laws) and have, within the time and in the manner prescribed by applicable Laws, withheld from employee wages and paid over to the proper Governmental Entity all material amounts required to be so withheld and paid over under all applicable Laws.

     (c) No deficiencies for any Taxes have been proposed, asserted or assessed (in writing) against the Company or any of its Subsidiaries, (ii) no governmental authority is conducting an audit with respect to income Taxes or any other material Taxes or any Tax Return of the Company or any of its Subsidiaries, (iii) no extension or waiver of the statute of limitations with respect to Taxes or any Tax Return has been granted by the Company or any of its Subsidiaries, which remains in effect, (iv) none of the Company or any of its Subsidiaries is a party to any agreement or arrangement to allocate, share or indemnify another party for Taxes, and
  (v) there are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries, except for Liens for Taxes not yet due.

     (d) The Company is not, and has not been, a United States Real Property Holding Corporation (as defined in Section 897(c)(2) of the Code) on any "determination date" (as defined in Section 1.897-2(c) of the Treasury regulations promulgated under the Code).

   3.12. No Excess Nondeductible Payments.

     (a) Except as set forth in Schedule 3.12 of the Company Disclosure Schedule, no amounts payable as a result of the Transactions contemplated by this Agreement under the Benefit Plans or any other plans or arrangements will constitute a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

     (b) Neither the Company nor any of its Subsidiaries is a party to any contract, agreement or other arrangement which could result in the payment of amounts that could be nondeductible by reason of Section 162(m) of the Code.

   3.13. Compliance with Applicable Laws.

   Except (i) as set forth in the SEC Documents or Schedule 3.13 of the Company Disclosure Schedule or (ii) where a Material Adverse Effect on the Company would not result, to the knowledge of the Company:

     (a) The Company and each of its Subsidiaries are presently complying with all applicable Laws, and neither the Company nor any of its Subsidiaries has received written notification of any asserted present or past failure to so comply.

     (b) Each of the Company and its Subsidiaries has in effect or has timely filed applications for all Permits necessary for it to own, lease or operate its properties and assets and to carry on its business substantially as now conducted, there are no appeals nor any other actions pending to revoke any such Permits, and there has occurred no default or violation under any such Permits.

     (c) Each of the Company and its Subsidiaries is, and has been, in compliance with all applicable Environmental Laws. There are no circumstances or conditions that would be reasonably likely to prevent or interfere with compliance by the Company or its Subsidiaries in the future with Environmental Laws (or Permits issued thereunder).

     (d) Neither the Company nor any Subsidiary of the Company has received any written claim, demand, notice, complaint, court order, administrative order or request for information from any Governmental Entity or private party, alleging violation of, or asserting any noncompliance with or liability under or potential liability under, any Environmental Laws, except for matters which are no longer threatened or pending or for which the Company or its Subsidiaries are not subject to further requirements pursuant to an administrative or court order, judgment, or a settlement agreement.

     (e) During the period of ownership or operation by the Company and its Subsidiaries of any of their respective current or previously owned or leased properties, there have been no Releases of Hazardous Material in, on, under or affecting such properties and none of the Company or its Subsidiaries have disposed of any Hazardous Material or any other substance either on said owned or leased properties or at other properties, in a manner that has led, or could reasonably be anticipated to lead to a Release. Prior to the period of ownership or operation by the Company and its Subsidiaries of any of their respective current or previously owned or leased properties, no Hazardous Material was disposed of at such current or previously owned or leased properties, and there were no Releases of Hazardous Material in, on, under or affecting any such property.

     (f) Except for leases entered into in the ordinary course of business, as to which no notice of a claim for indemnity or reimbursement has been received by the Company, neither the Company nor any of its Subsidiaries has entered into an agreement that may require it to pay to, reimburse, guarantee, pledge, defend, indemnify, or hold harmless any Person for or against any liabilities, damages or costs under or pursuant to Environmental Laws.

     (g) Neither the Company nor any of its Subsidiaries has treated, stored or disposed of "hazardous waste", as that term is defined in the Resource Conservation and Recovery Act, 42 U.S.C. (S) 6901 et seq., analogous state Laws, or the regulations promulgated thereunder, such that the Company or any of its Subsidiaries would be required to obtain a Permit under said Laws for such treatment, storage or disposal.

     (h) The Company has provided to Parent true and correct copies of all environmental studies and reports in its possession, prepared within the last five years, relating to (i) the Company's and its Subsidiaries' compliance with Environmental Laws; (ii) the environmental condition of the Company's and its Subsidiaries' currently owned or leased properties, including, but not limited to, the extent of any on-site contamination at any of such properties, results of investigations at such properties, remedial action plans for such properties, and asbestos surveys; and (iii) the environmental condition of any properties formerly owned or operated by the Company or any of its Subsidiaries, or of any other location at which the Company or any of its Subsidiaries is subject to an environmental claim, including, but not limited to, the extent of any on-site contamination at any such properties, results of investigations at such properties, and remedial action plans at such properties.

     (i) The Company has provided Parent with true and correct copies of all agreements, except for leases entered into in the ordinary course of business, by and between the Company and any party providing for or relating to the indemnification of, or the indemnification by, the Company for environmental claims (the "Environmental Agreements"), including, but not limited to (i) the Purchase and Sale Agreement dated as of May 7, 1986 by and between the Company and Textron, Inc. and (ii) the Settlement Agreement dated as of June 22, 1994 by and between the Company and Textron, Inc. (such agreements with Textron, Inc. are hereinafter referred to collectively as the "Textron Agreements").

   3.14. Intellectual Property.

     (a) Except as set forth on Schedule 3.14(a) of the Company Disclosure Schedule, the Company and/or its Subsidiaries own free and clear of all Liens other than Permitted Liens, or is licensed or otherwise possesses legally enforceable rights to use, all patents and all material trademarks (registered or unregistered) service marks (registered or unregistered), trade names, and copyrights and applications for any of the foregoing, computer software, inventions, designs, know-how and other proprietary rights (collectively, the "Intellectual Property Rights") that are necessary to the business of the Company and its Subsidiaries as currently conducted.

     (b) Schedule 3.14(b) of the Company Disclosure Schedule sets forth a list of all patents, patent applications, registered trademarks, pending trademark applications, registered copyrights and material common law trademarks owned by the Company or any of its Subsidiaries.

     (c) Schedule 3.14(c) of the Company Disclosure Schedule sets forth a list of all material licensing agreements to which the Company or any of its Subsidiaries is a party relating to the use of the Intellectual Property Rights.

     (d) Each of the Company and each of its Subsidiaries owns or has the right to use the Intellectual Property Rights in order to allow it to conduct, and continue to conduct, its business as currently conducted in all material respects, and the consummation of the Transactions contemplated hereby will not alter or impair such ability, except where such alteration or impairment would not have a Material Adverse Effect on the Company.

     (e) Except as set forth on Schedule 3.14(e) of the Company Disclosure Schedule, (i) to the knowledge of the Company and its Subsidiaries, there are no pending oppositions, cancellations, invalidity proceedings, interferences or re-examination proceedings with respect to the Intellectual Property Rights, (ii) to the knowledge of the Company and its Subsidiaries, neither the Company nor any of its Subsidiaries has received any written notice from any other Person pertaining to or challenging the right of the Company or any of its Subsidiaries to use any of the Intellectual Property Rights and (iii) neither the Company nor any of its Subsidiaries has made any claim or has knowledge of a violation or infringement by others of its rights to or in connection with the Intellectual Property Rights which is still pending.

   3.15. Properties.

     (a) Each of the Company and each of its Subsidiaries has sufficiently good and valid title to, or an adequate leasehold interest in, its material properties and assets (including the Real Property) in order to allow it to conduct, and continue to conduct, its business as currently conducted in all material respects. Except as set forth in Schedule 3.15 of the Company Disclosure Schedule, such material tangible properties and assets (including the Real Property) are sufficiently free of Liens to allow each of the Company and each of its Subsidiaries to conduct, and continue to conduct, its business as currently conducted in all material respects and the consummation of the Transactions contemplated by this Agreement will not alter or impair such ability so as to cause a Material Adverse Effect on the Company. Each of the Company and each of its Subsidiaries enjoys peaceful and undisturbed possession under all leases, except for such breaches of the right to peaceful and undisturbed possession that do not materially interfere with the ability of the Company and its Subsidiaries to conduct its business as currently conducted. Schedule 3.15 of the Company Disclosure Schedule sets forth a complete list of all real property and material interests in real property owned in fee by the Company or one of its Subsidiaries (the "Fee Properties") and sets forth all real property and interests in real property leased by the Company or one of its Subsidiaries as of the date hereof (the "Leased Properties," together with the Fee Properties, the "Real Property"). Schedule 3.15 also sets forth all locations at which properties of the Company and its Subsidiaries are located, temporarily or permanently, including all warehouses or similar Third Party storage or staging facilities for such properties.

     (b) All leases executed by the Company or its Subsidiaries as lessee for the Leased Properties are in full force and effect and, except as set forth on Schedule 3.15 of the Company Disclosure Schedule, the Company and its Subsidiaries have received no written notices of default from any landlord which default remains uncured as of the date hereof, and to their knowledge, neither the Company nor its Subsidiaries is in default in any material respect under any such leases.

     (c) All leases executed by the Company or its Subsidiaries as lessor or sublessor for the Real Property are in full force and effect and, except as set forth on Schedule 3.15 of the Company Disclosure Schedule, there exist no other tenants of the Real Property, the Company and its Subsidiaries have received no written notices of default from any tenant which default remains uncured as of the date hereof, and to the knowledge of the Company and its Subsidiaries, no such tenant is in material default under any such leases.

     (d) Except as set forth on Schedule 3.15 of the Company Disclosure Schedule, the Company and/or its Subsidiaries have good, valid, marketable and fee simple title to all the Fee Property, free and clear of all Liens other than Permitted Liens.

     (e) Except as set forth on Schedule 3.15 of the Company Disclosure Schedule, all of the Real Properties have connections to sanitary sewer, water, electricity, gas, telephone and all other necessary utilities and the Company and/or its Subsidiaries do not know of any existing circumstances or conditions which would result in a termination of such access or connections for any period of time which termination would result in a Material Adverse Effect on the Company.

     (f) Except as set forth on Schedule 3.15 of the Company Disclosure Schedule or where a Material Adverse Effect on the Company would not result, to the knowledge of the Company, no fact or condition exists which would prohibit adequate rights of access to and from the Real Properties from and to public highways and roads, and the Company and its Subsidiaries have not received written notice of any pending or threatened restriction or denial, governmental or otherwise, upon such ingress or egress which would adversely affect the operation of the Real Properties.

   3.16. Contracts.

     (a) Except as set forth in the SEC Documents or Schedule 3.16 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by (i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) any non-competition agreement or any other agreement or obligation which purports to limit in any respect the manner in which, or the localities in which, all or any material portion of the business of the Company and its Subsidiaries, taken as a whole, may be conducted, (iii) any agreement with any Affiliate of the Company, (iv) any voting or other agreement governing how any Shares shall be voted or (v) any agreement with any holder of 10% or more of the Shares (all contracts of the type described in clauses (i), (ii), (iii), (iv) or (v) being referred to herein as "Company Material Contracts"). Each Company Material Contract is valid and binding on the Company (or, to the extent a Subsidiary of the Company is a party, such Subsidiary) and is in full force and effect, and the Company and each Subsidiary of the Company have, in all material respects, performed all obligations required to be performed by them to date under each Company Material Contract, except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Neither the Company nor any Subsidiary of the Company knows of, or has received notice of, any violation or default under (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Company Material Contract, except where such violation or defaults, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

     (b) Except as disclosed in the SEC Documents or in Schedule 3.16 of the Company Disclosure Schedule or as provided for in this Agreement, neither the Company nor any of its Subsidiaries is a party to any oral or written
  (i) employment or consulting agreements not terminable on thirty (30) days' or less notice, (ii) union or collective bargaining agreement, (iii) agreement with any executive officer or other key employee of the Company or any of its Subsidiaries the benefits of which are contingent or vest, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature contemplated by this Agreement, (iv) agreement with respect to any executive officer or other key employee of the Company or any of its Subsidiaries providing any term of employment or compensation guarantee or (v) agreement or plan, including any stock option, stock appreciation right, restricted stock or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

   3.17. Labor Relations. Except to the extent set forth in the SEC Documents or Schedule 3.17 of the Company Disclosure Schedule, (i) the Company and each of its Subsidiaries is, and has at all times been, in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable Law, except where the failure to comply would not be reasonably likely to cause a Material Adverse Effect on the Company; (ii) there is no labor strike, slowdown, stoppage or lockout actually pending, or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries; and (iii) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization.

   3.18. Products Liability. Except as set forth in Schedule 3.18 of the Company Disclosure Schedule, (i) there is no claim, action, suit or proceeding pending before any Governmental Entity against the Company or any Subsidiary of the Company in which a Product is alleged to have a Defect; and (ii) to the knowledge of the Company and its Subsidiaries, no such claim, action, suit or proceeding is threatened; other than claims, actions, suits or proceedings referred to in clause (i) or (ii) of this Section 3.18 that would not, if adversely determined, have, individually or in the aggregate, a Material Adverse Effect on the Company.

   3.19. Transactions with Affiliates. Except as disclosed in the SEC Documents or Schedule 3.19 of the Company Disclosure Schedule, since March 28, 1998, there have been no transactions, agreements, arrangements or understandings between the Company and its Affiliates that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

   3.20. Applicability of State Takeover Statutes. The Section 203 Approval is valid and in full force and effect. Section 203 of the DGCL will not apply to the Voting Agreement or the Merger. No other state takeover statute or similar statute or regulation applies or purports to apply to the Merger or the other Transactions.

   3.21. Voting Requirements. The affirmative vote of the holders of a majority of all the Shares entitled to vote approving this Agreement is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the Transactions contemplated by this Agreement.

   3.22. Brokers. No broker, investment banker, financial advisor or other Person, other than Lehman Brothers Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's, or other similar fee or commission in connection with the Transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has disclosed to Parent its fee arrangements with Lehman Brothers Inc. and has provided Parent with true, correct and complete copies of any agreements with respect to its fee arrangements with Lehman Brothers Inc.

   3.23. Opinion of Financial Advisor. The Company has received the opinion of Lehman Brothers Inc., to the effect that, as of the date of this Agreement, the consideration to be received in the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view, and a complete and correct signed copy of such opinion has been, or promptly upon receipt thereof will be, delivered to Parent.

   3.24. Full Disclosure. No representation or warranty by the Company in this Agreement and no statement contained in the Company Disclosure Schedules or certificate furnished or to be furnished by the Company to Parent or any of its Representatives pursuant to the provisions hereof or in connection with the Transactions, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

   3.25. Year 2000.

     (a) To the Company's knowledge, except as set forth on Schedule 3.25, all material computer-based systems and software of the Company and its Subsidiaries (collectively, the "Computer Systems") will record, store, process and present calendar dates falling on or after January 1, 2000 in the same manner and with the same functionality as such Computer Systems record, store, process and present calendar dates falling on or before December 31, 1999. To the Company's knowledge, except as set forth on
  Schedule 3.25, in all other respects, such Computer Systems shall not in any way lose functionality or degrade in performance as a consequence of such Computer Systems operating at a date later than December 31, 1999.

     (b) To the Company's knowledge, the projections and business plans provided to the Parent in connection with this Agreement reflect all expenses the Company and its Subsidiaries will reasonably need to incur in order to convert, rewrite or replace any Computer System or programs as set forth in Schedule 3.25 which are not currently Year 2000 Compliant (including performance of all reasonable and prudent testing) as soon as is practicable and, in any event, before the later of December 31, 1999 and the date such system or program is scheduled to be placed in operation.

     (c) "Year 2000 Compliant" means all Computer Systems and programs of the Company and its Subsidiaries (i) being designed to be used prior to, during and after calendar year 2000 without material error relating to date data,
  (ii) being capable of operating without material error relating to the production of the date data which represents or refers to different centuries or more than one century, and (iii) being designed so that all date data fields, date-related user interfaces, and other interfaces, include the indication of century.

                                  ARTICLE IV.

                       Representations and Warranties of
                             Parent and Merger Sub

   Parent and Merger Sub represent and warrant to the Company as follows:

   4.1. Organization, Standing and Corporate Power.

     (a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which each is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect on Parent.

     (b) Each of Hill-Loma, Inc., Bryant Grinder Corporation, Fellows Corporation, Jones & Lamson Vermont Corporation and J&L Metrology Company, Inc., all of which are organized under the Laws of the State of Delaware, are wholly-owned Subsidiaries, either directly or, in the case of J&L Metrology, Inc., indirectly, of Parent.

   4.2. Authority; Noncontravention. Parent and Merger Sub have the requisite corporate power and authority to enter into this Agreement and to consummate the Transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, as applicable. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding obligation of the Company, constitutes a valid and binding obligation of each such party, enforceable against each such party in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors' rights generally and
(ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The execution and delivery of this Agreement do not, and the consummation of the Transactions contemplated by this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of Parent under, (i) the certificate of incorporation or by-laws of Parent or Merger Sub, (ii) any Law applicable to Parent or Merger Sub or their respective properties or assets, other than, in the case of clause
(ii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) impair in any material respect the ability of Parent and Merger Sub to perform their respective obligations under this Agreement or (y) prevent or impede the consummation of any of the Transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation by Parent or Merger Sub, as the case may be, of any of the Transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form under the HSR Act, (ii) the filing with the SEC of such reports and statements under the Exchange Act as may be required in connection with this Agreement and the Transactions contemplated by this Agreement, (iii) the filing of the Certificate of Merger with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iv) as may be required by an applicable state securities or "blue sky" Laws, and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, (x) impair, in any material respect, the ability of Parent to perform its obligations under this Agreement or (y) prevent or significantly delay the consummation of the Transactions contemplated by this Agreement.

   4.3. Information Supplied. None of the information supplied or to be supplied in writing by Parent or Merger Sub expressly for inclusion or incorporation by reference in the Proxy Statement will, on the date the Proxy Statement is first mailed to the Company's stockholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

   4.4. Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the Transactions contemplated hereby.

   4.5. Financing. Parent has obtained the financing commitments detailed in the commitment letters dated as of March 25, 1999 (the "Commitment"), true and correct copies of which have been previously delivered to the Company. Upon receipt of the funds contemplated by the Commitment, Parent will have sufficient funds to pay for the Shares acquired in the Merger.

   4.6. Brokers. No broker, investment banker, financial advisor or other Person, other than ING Baring Furman Selz LLC and the parties to the Commitment, the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

                                   ARTICLE V.

                                   Covenants

   5.1. Interim Operations of the Company. After the date hereof, except as specifically contemplated by this Agreement, the Company shall and shall cause its Subsidiaries to carry on their respective businesses in the ordinary course and use all reasonable best efforts consistent with good business judgment to preserve intact their current business organizations, keep available the services of their current officers and key employees and preserve their relationships consistent with past practice with desirable customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired in all material respects at the Effective Time. Without limiting the generality of the foregoing, the Company covenants and agrees that, except
(i) as expressly contemplated by this Agreement, (ii) as set forth in Schedule
5.1 of the Company Disclosure Schedule or (iii) as agreed in writing by Parent, after the date hereof:

     (a) neither the Company nor any of its Subsidiaries shall, directly or indirectly, amend its Certificate of Incorporation or By-laws or similar organizational documents;

     (b) neither the Company nor any of its Subsidiaries shall: (i)(A) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to the Company's capital stock or that of its Subsidiaries, except that a wholly-owned Subsidiary of the Company may declare and pay a dividend or make advances to its parent or the Company or (B) redeem, purchase or otherwise acquire directly or indirectly any of the Company's capital stock or that of its Subsidiaries; (ii) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its Subsidiaries, other than Shares issued upon the exercise of Options outstanding on the date hereof in accordance with the Option Plans as in effect on the date hereof; or (iii) split, combine or reclassify the outstanding capital stock of the Company or of any of the Subsidiaries of the Company;

     (c) except as permitted by this Agreement, neither the Company nor any of its Subsidiaries shall acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof (including entities which are Subsidiaries of the Company or any of the Company's Subsidiaries) or (B) any assets, including real estate, except purchases in the ordinary course of business consistent with past practice and capital expenditures permitted under Section 5.l(d);

     (d) neither the Company nor any of its Subsidiaries shall make any new capital expenditure or expenditures in an aggregate amount exceeding $550,000, and provided such capital expenditures which do not exceed said $550,000 are set forth in Schedule 5.1 of the Company Disclosure Schedule;

     (e) neither the Company nor any of its Subsidiaries shall, except in the ordinary course of business and except as otherwise permitted by this Agreement, amend or terminate any contract or agreement where such amendment or termination would have a Material Adverse Affect on the Company, or waive, release or assign any material rights or claims;

     (f) neither the Company nor any of its Subsidiaries shall transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any material property or assets other than sales of products to customers or in the ordinary course of business and consistent with past practice;

     (g) neither the Company nor any of its Subsidiaries shall: (i) enter into any employment or severance agreement with or grant any severance or termination pay to any officer, director or key employee of the

  Company or any its Subsidiaries; or (ii) hire or agree to hire any new or additional key employees or officers; provided that the Company may hire key employees to fill vacancies in positions created prior to the date hereof and listed on Schedule 5.1 of the Company Disclosure Schedule;

     (h) neither the Company nor any of its Subsidiaries shall, except as required to comply with applicable Law or expressly provided in this Agreement, (A) adopt, enter into, terminate, amend or increase the amount or accelerate the payment or vesting of any benefit or award or amount payable under any Benefit Plan or other arrangement for the current or future benefit or welfare of any director, officer or current or former employee, except to the extent necessary to coordinate any such Benefit Plans with the terms of this Agreement, (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee, except as set forth in Schedule 5.1, (C) pay any benefit not provided for under any Benefit Plan, other than employee salaries in the ordinary course of business consistent with past practice which is in excess of 1% of any employee's annual compensation, (D) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Benefit Plan (including the removal of existing restrictions in any Benefit Plans or agreements or awards made thereunder) except as set forth in Schedule 5.1, (E) grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or (F) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Benefit Plan, except as set forth in
  Schedule 5.1;

     (i) neither the Company nor any of its Subsidiaries shall: (i) incur or assume any long-term debt or, except in the ordinary course of business, incur or assume any short-term indebtedness (including advances under the Company's existing revolving credit agreement) in amounts not consistent with past practice; (ii) incur or modify any material indebtedness or other liability except as set forth in Schedule 5.1 of the Company Disclosure Schedule; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (iv) make any loans, advances or capital contributions to, or investments in, any other Person (other than to wholly owned Subsidiaries of the Company or to such entities which are listed in
  Schedule 3.2 of the Company Disclosure Schedule or customary loans or advances to employees or customers in the ordinary course of business in accordance with past practice); (v) settle any material claims; or (vi) enter into any material commitment or transaction unless it is in the ordinary course of business consistent with past practice and not otherwise specifically prohibited by this Section 5.1;

     (j) neither the Company nor any of its Subsidiaries shall change any of the accounting principles used by it unless required by GAAP or the SEC;

     (k) neither the Company nor any of its Subsidiaries shall make any Tax election, unless required by law, or settle or compromise any material Tax liability;

     (l) neither the Company nor any of its Subsidiaries shall pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (i) the payment, discharge or satisfaction of any such claims, liabilities or obligations in the ordinary course of business and consistent with past practice, (ii) the payment,. discharge or satisfaction of any such claims, liabilities or obligations in connection with the Transactions, (iii) the payment, discharge or satisfaction of any such claims, liabilities or obligations which in the aggregate do not exceed $100,000 and (iv) the payment, discharge or satisfaction of any such claims, liabilities or obligations which are reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its consolidated Subsidiaries and which in the aggregate do not exceed $100,000;

     (m) neither the Company nor any of its Subsidiaries shall, except in the ordinary course of business consistent with past practice, waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party; and

     (n) neither the Company nor any of its Subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

   5.2. Access; Confidentiality. Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to the Representatives of Parent, including the Persons providing the Commitment, reasonable access, during normal business hours during the period after the date hereof and prior to the Effective Time, to such of its properties, personnel, books, contracts, commitments and records as Parent may reasonably request, and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal or state securities Laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Notwithstanding anything in this Agreement to the contrary, neither Parent, its Representatives, nor any Person providing the Commitment shall have the right to conduct any environmental boring, sampling, testing, or a Phase II review at any of the properties of the Company or its Subsidiaries provided that such restriction shall not limit Parent's right to conduct any environmental investigation with respect to events occurring after the date hereof. Parent will remain bound by the terms of a confidentiality agreement with the Company, dated as of January 19, 1999 (the "Parent Confidentiality Agreement") and the Company will remain bound by the terms of a confidentiality agreement with Parent dated as of April 20, 1999 (the "Company Confidentiality Agreement"). Parent hereby acknowledges and agrees that all Persons providing the Commitment and the Representatives of such Persons are "Representatives" of Parent within the meaning of the Confidentiality Agreement.

   5.3. Reasonable Efforts; Notification.

     (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from any Governmental Entity and the making of all necessary registrations and filings (including filings with any Governmental Entity, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of any of the Transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions contemplated by, and to fully carry out the purposes of, this Agreement; provided, however, that in connection with any filing or submission or other action required to be made or taken by any Party to effect the Merger and all other Transactions contemplated hereby, the Company shall not without the prior written consent of Parent commit to any divestiture transaction and Parent shall not be required to divest or hold separate or otherwise take or commence to take any action that, in the reasonable discretion of Parent, limits in any material respect its freedom of action with respect to, or its ability to retain, the Company or any of its affiliates or any material portion of the assets of the Company. In connection with and without limiting the foregoing, the Company and its Board of Directors shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the other Transactions contemplated by this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger or this Agreement or any other transaction contemplated by this Agreement, take all action necessary to ensure that the Merger and the other Transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the other Transactions contemplated by this Agreement.

     (b) Each of the Company, Parent and Merger Sub shall give prompt notice to the other of (i) any of their representations or warranties contained in this Agreement becoming untrue or inaccurate in any respect (including in the case of representations or warranties receiving knowledge of any fact, event or circumstance which may cause any representation qualified as to the knowledge to be or become untrue or inaccurate in any respect) or (ii) the failure by them to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by them under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

   5.4. No Solicitation.

     (a) The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize (and shall use its reasonable efforts not to permit) any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its Subsidiaries to, (i) solicit or initiate, or encourage, directly or indirectly, the submission of, any Takeover Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal or approve or resolve to approve any Takeover Proposal, provided that nothing contained in this
  Section 5.4 or any other provision hereof shall prohibit the Company or the Company's Board of Directors from (i) taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or (ii) making such disclosure to the Company's stockholders as, in the good faith judgment of the Company's Board of Directors, after receiving advice from outside counsel, is required under applicable law, provided that the Company may not, except as permitted by
  Section 5.4(b) withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend any Takeover Proposal, or enter into any agreement with respect to any Takeover Proposal. Upon execution of this Agreement, the Company will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Notwithstanding the foregoing, prior to the Effective Time the Company may furnish information concerning its business, properties or assets to any Person or group pursuant to confidentiality agreements with terms and conditions similar to the Confidentiality Agreement and may negotiate and participate in discussions and negotiations, with such Person or group concerning a Takeover Proposal if:

       (x) the Board of Directors of the Company determines in good faith, after receiving advice from its financial advisor, that such Person or group has submitted to the Company a Takeover Proposal which is reasonably likely to be a Superior Proposal; and

       (y) the Board of Directors of the Company determines in good faith, based upon advice of its outside legal counsel, that the failure to participate in such discussions or negotiations or to furnish such information is reasonably likely to result in a breach of such Board's fiduciary duties under, or otherwise violate, applicable Law.

     The Company will promptly notify Parent of the existence of any proposal, discussion, negotiation or inquiry received by the Company, and the Company will immediately communicate to Parent the terms of any proposal, discussion, negotiation or inquiry which it may receive (and will promptly provide to Parent copies of any written materials received by the Company in connection with such proposal, discussion, negotiation or inquiry) and the identity of the party making such proposal or inquiry or engaging in such discussion or negotiation, except to the extent that the Board of Directors of the Company determines in good faith, based upon advice of its outside legal counsel, that any such action described in this sentence would be reasonably likely to result in a breach of such Board's fiduciary duties under, or otherwise violate, applicable Law. The Company will promptly provide to Parent any non-public information concerning the Company provided to any other Person which was not previously provided to Parent. The Company will keep Parent fully informed of the status and details (including amendments or proposed amendments) to any such Takeover Proposal, except to the extent that the Board of Directors of the

  Company determines in good faith, based upon advice of its outside legal counsel, that any such action would be reasonably likely to result in a breach of such Board's fiduciary duties under, or otherwise violate, applicable Law.

     (b) Except as set forth in this Section 5.4(b), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Board of Directors of the Company or any such committee this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal or
  (iii) enter into any agreement with respect to any Takeover Proposal. Notwithstanding the foregoing, prior to the Effective Time the Board of Directors of the Company may withdraw or modify its approval or recommendation of this Agreement or the Merger, approve or recommend a Superior Proposal, or enter into an agreement with respect to a Superior Proposal, in each case at any time after the fifth business day following Parent's receipt of written notice from the Company advising Parent that the Board of Directors of the Company has received a Superior Proposal which it intends to accept, specifying the material terms and conditions of such Superior Proposal, identifying the person making such Superior Proposal.

   5.5. Publicity. Except as required by Law, so long as this Agreement is in effect, none of the Company, Parent or Merger Sub shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other Transactions contemplated hereby without prior consultation with the other parties hereto.

   5.6. Transfer Taxes. All liability for all recording fees, such as deed stamps and similar fees imposed on the transfer of real or personal property owned by the Company or any of its Subsidiaries or affiliates, whether imposed on the Company, any of its Subsidiaries, the stockholders of the Company, Merger Sub or Parent as a result of the Merger ("Transfer Taxes"), shall be borne by Merger Sub, and Merger Sub shall file or cause to be filed all Tax Returns relating to such Transfer Taxes which are due.

   5.7. State Takeover Laws. Notwithstanding any other provision in this Agreement, in no event shall the Section 203 Approval be withdrawn, revoked or modified by the Board of Directors of the Company. If any state takeover statute other than Section 203 of the DGCL becomes or is deemed to become applicable to the Voting Agreement or the Merger, the Company shall take all action necessary to render such statute inapplicable to all of the foregoing.

   5.8. Indemnification and Insurance.

     (a) The Certificate of Incorporation and By-Laws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation set forth in the Certificate of Incorporation and By-Laws of the Company, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by Law.

     (b) The Company shall, to the fullest extent permitted under applicable Law or under the Company's Certificate of Incorporation or By-Laws and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, Parent or the Surviving Corporation shall, to the fullest extent permitted under applicable Law or under the Surviving Corporation's Certificate of Incorporation or By-Laws, indemnify and hold harmless, each present and former director, officer or employee of the Company or any of its Subsidiaries (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys'
  fees), judgments, fines, losses, claims, damages and liabilities incurred in connection with, and amounts paid in settlement of, any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and wherever asserted, brought or filed, (x) arising out of or pertaining to the Transactions or (y) otherwise with respect to any acts or omissions or alleged acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the respective Certificate of Incorporation or By-Laws of the Company or the Subsidiaries as in effect on the date hereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective
  Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time must be reasonably satisfactory to the Surviving Corporation, (ii) after the Effective Time, Parent or the Surviving Corporation shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received, and (iii) Parent or the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that Parent or the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed). The Indemnified Parties as a group may retain only one law firm to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. The indemnity agreements of Parent and the Surviving Corporation in this Section 5.8(b) shall extend, on the same terms to, and shall inure to the benefit of and shall be enforceable by, each person or entity who controls, or in the past controlled, any present or former director, officer or employee of the Company or any of its Subsidiaries.

     (c) For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been made available to Parent) on terms (including the amounts of coverage and the amounts of deductibles, if any) that are comparable to the terms now applicable to directors and officers of Parent, or, if more favorable to the Company's directors and officers, the terms now applicable to them under the Company's current policies; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend in excess of 150% of the annual premium currently paid by the Company for such coverage; and provided, further, that if the premium for such coverage exceeds such amount, Parent or the Surviving Corporation shall purchase a policy with the greatest coverage available for such 150% of the annual premium. The Company has provided Parent with copies of all of the Company's directors' and officers' liability insurance policies which are currently in effect. The aggregate annual premium payable by the Company under such policies is $49,500.

     (d) This Section 5.8 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of Parent and the Surviving Corporation and shall be enforceable by the Indemnified Parties.

   5.9. Connecticut Transfer Act. The Company shall prepare and provide to Parent, prior to the consummation of the Merger, a Form III and an Environmental Conditions Assessment Form ("ECAF") as required by the Connecticut Transfer Act, Conn. Gen. Stat. (S)(S) 22a-134 et seq., (the "Connecticut Transfer Act") or such other form as may be required under the Connecticut Transfer Act as hereinafter provided and provide such Form III and ECAF or other such required form to Parent at least ten days prior to the consummation of the Merger. The Company shall consult with Parent and accept Parent's reasonable suggestions with respect to the contents of such Form III and ECAF or other required form. Prior to the Effective Time, the Company shall execute the Form III and ECAF as the certifying party and shall pay all costs of filing the Form III and ECAF, and after the Effective Time, the Surviving Corporation shall file the Form III and ECAF. If the Company and the Parent determine that a Form III is not the required form under the Connecticut Transfer Act for the Merger, the Company shall prepare and pay all costs associated with the required Connecticut Transfer Act filing which filing shall be made by the Surviving Corporation.

   5.10. Financing. Between the date hereof and the consummation of the Merger, the Company agrees to cooperate, and to cause its Representatives to cooperate, in connection with the efforts of Parent and Merger Sub to obtain the financing necessary to consummate the Transactions (the "Transaction Financing"), provided that the Company shall not be required to pay any fees or other costs with respect to the Transaction Financing prior to the consummation of the Merger and that any agreements which the Company may enter into prior to the consummation of the Merger relating to the obtaining of the Transaction Financing shall be conditioned upon the occurrence of the consummation of the Merger.

                                  ARTICLE VI.

                                   Conditions

   6.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect and consummate the Merger shall be subject to the satisfaction on or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by the Company, Parent or Merger Sub, as the case may be, to the extent permitted by applicable Law:

     (a) this Agreement shall have been approved and adopted by the requisite vote of the holders of Shares as required by applicable Law, the Company's Certificate of Incorporation and its By-Laws, in order to consummate the Merger;

     (b) any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated; and

     (c) no statute, rule, regulation, order, decree or injunction shall have been enacted, promulgated or issued by any Governmental Entity precluding, restraining, enjoining or prohibiting consummation of the Merger.

   6.2. Conditions to Obligations of Parent and the Merger Sub. The obligation of each of Parent and Merger Sub to effect and consummate the Merger shall be subject to the satisfaction of or waiver by Parent and the Merger Sub prior to the Effective Time of the following additional conditions:

     (a) the representations and warranties of the Company set forth in
  Article III which are qualified as to materiality shall be true and correct when made on the date hereof and shall be true and correct as of the Effective Time as if made as of the Effective Time, except for those representations and warranties which are qualified as to materiality and are made as of a specific date, which shall be true and correct as of such date; the other representations and warranties of the Company set forth in
  Article III which are not so qualified as to materiality shall be true and correct in all material respects when made on the date hereof and shall be true and correct in all material respects as of the Effective Time as if made as of the Effective Time, except for those representations and warranties which are not so qualified as to materiality and are made as of a specific date, which shall be true and correct in all material respects as of such date; provided, however, for purposes of this Section 6.2(a), the representations and warranties of the Company set forth in Section 3.7(i) shall not be deemed to be untrue or incorrect in any material respect (i) if the financial performance of the Company with regard to the revenues, results of operations or other financial performance of the Company are materially consistent with the forecasts previously furnished by the Company to Parent; (ii) if the Company or its Subsidiaries lose on a net basis the services of less than 50 salaried employees or 50 hourly employees; or (iii) by reason of any matter arising out of the Company's relationship with Industrias Romi S.A.;

     (b) the Company shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

     (c) the Company shall have delivered to Parent and the Merger Sub a certificate of its President and Chief Financial Officer to the effect that each of the conditions specified in clause (a) of Section 6.1 and clauses
  (a), (b), (d), (f) and (g) of this Section 6.2 is satisfied;

     (d) (i) the Company shall have obtained all of the waivers, permits, consents, approvals or other authorizations of Governmental Entities necessary to be obtained by it to consummate the Merger, and effected all registrations, filings and notices with respect to Governmental Entities necessary to be effected by it to consummate the Merger; and (ii) at least ten days prior to the Closing, the Company shall have delivered to Parent a draft Form III and ECAF or such other required filing under the Connecticut Transfer Act; at the Closing, the Company shall have delivered to Parent an executed Form III and ECAF or such other required filing under the Connecticut Transfer Act for filing by the Surviving Corporation following the Effective Date;

     (e) the Company shall have obtained and delivered to Parent and the Merger Sub copies of all consents, agreements or other evidence of cancellation from the holders of all outstanding Options pursuant to
  Section 2.5;

     (f) no action, suit or proceeding shall be pending or threatened in writing before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the Transactions contemplated by this Agreement, (ii) cause any of the Transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely the right of Parent to own, operate or control any of the assets and operations of the Surviving Corporation following the Merger, and no such judgment, order, decree, stipulation or injunction shall be in effect; provided, however, that Parent shall contest or cooperate with the Company in contesting, as applicable, the action, suit or proceeding and if any injunction or order has been so issued, will use reasonable efforts to have it dismissed; in the case of any action, suit or proceeding brought by a Person, other than a Governmental Entity, the Company shall determine whether the consequences in clauses (i), (ii) or (iii) of this Section 6.2(f) are reasonably likely to occur, which determination shall be final and binding on Parent and Merger Sub;

     (g) from the date of this Agreement to the Effective Time, there shall not have been any event or development which results in a Material Adverse Effect on the Company, nor shall there have occurred any event or development which is reasonably likely to result in a Material Adverse Effect on the Company; there shall not be deemed to have been any Material Adverse Effect on the Company (i) if the financial performance of the Company with regard to revenues, results of operations or other financial performance of the Company are materially consistent with the forecasts previously furnished by the Company to Parent; (ii) if the Company or its Subsidiaries lose on a net basis the services of less than 50 salaried employees or 50 hourly employees; or (iii) by reason of any matter arising out of the Company's relationship with Industrias Romi S.A.;

     (h) Parent and the Merger Sub shall have received from Willkie Farr & Gallagher, or other counsel to the Company reasonably acceptable to Parent, an opinion with respect to the matters set forth in Exhibit A attached hereto, addressed to Parent and the Merger Sub and dated as of the Closing Date; and

     (i) that certain letter agreement (the "Textron Letter Agreement") dated the date hereof by and between Textron Inc. and Parent which confirms the obligations of Textron Inc. to indemnify the Surviving Corporation following the Merger for environmental claims under the Textron Agreements and contains the representations and warranties of Textron Inc. that the Textron Agreements are the legal, valid and binding obligations of Textron Inc. and will be, following the Effective Time, along with the Voting Agreement to which Textron Inc. is a party, enforceable against Textron Inc., in accordance with their terms, shall be in full force and effect as of the Effective Time.

   6.3. Conditions to Obligations of the Company. The obligation of the Company to effect and consummate the Merger shall be subject to the satisfaction of or waiver by the Company prior to the Effective Time of the following additional conditions:

     (a) the representations and warranties of Parent and the Merger Sub set forth in Article IV which are qualified as to materiality shall be true and correct when made on the date hereof and shall be true and correct as of the Effective Time as if made as of the Effective Time, except for representations and warranties which are so qualified as to materiality and are made as of a specific date, which shall be true and correct as of such date; the other representations and warranties of Parent and the Merger Sub set forth in Article IV which are not so qualified as to materiality shall be true and correct in all material respects when made on the date hereof and shall be true and correct in all material respects as of the Effective Time as if made as of the Effective Time, except for those representations and warranties which are not so qualified as to materiality and are made as of a specific date, which shall be true and correct in all material respects as of such date;

     (b) each of Parent and the Merger Sub shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

     (c) each of Parent and the Merger Sub shall have delivered to the Company a certificate of its President and Chief Financial Officer to the effect that each of the conditions specified in clauses (a), (b), (d) and
  (e) of this Section 6.3 is satisfied in all respects;

     (d) Parent and the Merger Sub shall have obtained all waivers, permits, consents, approvals or other authorizations necessary to be obtained by them to consummate the Merger and effected all registrations, filings and notices, necessary to be effected by them to consummate the Merger;

     (e) no writ, order, decree or injunction of a Governmental Entity shall have been entered against Parent, the Merger Sub or the Company which prohibits the consummation of the Merger; provided, however, that the Company shall have contested or cooperated with Parent or the Merger Sub, as applicable, in contesting, the action suit or proceeding giving rise to such writ, order, decree or injunction and shall have used reasonable efforts to have the same dismissed; and

     (f) the Company shall have received from Brown, Rudnick Freed & Gesmer, counsel to Parent and the Merger Sub, an opinion with respect to the matters set forth in Exhibit B attached hereto, addressed to the Company and dated as of the Closing Date.

                                  ARTICLE VII.

                                  Termination

   7.1. Termination. This Agreement shall not be terminated, and the Merger shall not be abandoned, except in accordance with the provisions of this
Article VII, all strictly construed against the party seeking such termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the Company's Stockholders:

     (a) by mutual written consent of the Board of Directors of Parent and the Board of Directors of the Company;

     (b) by either Parent or the Company, if any Governmental Entity shall have issued an order (other than a temporary restraining order), decree, or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger, and such order, decree ruling or other action shall have become final and nonappealable, provided that the party seeking termination shall have diligently contested such order, decree, ruling or other action;

     (c) by either Parent or the Company, if this Agreement and the Merger fail to receive the approval of that number of stockholders of the Company necessary under Law to authorize and approve this Agreement and the Merger;

     (d) by either Parent or the Company, if the Board of Directors of the Company shall have recommended or resolved to recommend to its stockholders a Superior Proposal, or if the Company has approved a Superior Proposal, each in accordance with Section 5.4(b), and provided that the Company has complied with all provisions of Section 5.4, including the notice provisions therein, and further provided that the Company makes simultaneous payment of the Termination Fee; or

     (e) by either Parent or the Company if, without fault of and only in the absence of any breach under this Agreement by, the party exercising the right of termination, the Merger shall not have been consummated on or before December 31, 1999.

   7.2. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned by Parent, at any time prior to the Effective Time, before or after the approval by the stockholders of the Company, if:

     (a) the Closing conditions set forth in Section 6.2 shall not have been satisfied; provided, however, that if such failure or failures are capable of being cured prior to the Effective Time, such failure or failures shall not have been cured within ten (10) days of delivery to the Company of written notice of such failure;

     (b) the Company shall furnish or disclose non public information to a Third Party with respect to any Takeover Proposal, or shall have resolved to do the foregoing, or if the Board of Directors of the Company shall have recommended or resolved to recommend to its stockholders a Takeover Proposal or if the Company has approved or effected a Takeover Proposal, whether or not permitted under this Agreement; or

     (c) if prior to the Effective Date, the Board of Directors of the Company shall have withdrawn, or modified or changed in a manner adverse to Parent or the Merger Sub, its approval or recommendation of this Agreement or the Merger.

   7.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the Company's stockholders, by action of the Board of Directors of the Company, if:

     (a) Parent or the Merger Sub shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement such that the Closing condition set forth in Section 6.3(b) would not be satisfied or if the Closing conditions set forth in Section 6.3(c), (d),
  (e) and (f) shall not have been satisfied; provided, however, that if such failure or failures are capable of being cured prior to the Effective Time, such failure or failures shall not have been cured within ten (10) days of delivery to Parent of written notice of such failure; or

     (b) there exists a breach of any one or more representations or warranties of Parent or the Merger Sub contained in this Agreement such that the Closing condition set forth in Section 6.3(a) would not be satisfied; provided, however, that if such failure or failures are capable of being cured prior to the Effective Time, such failure or failures shall not have been cured within ten (10) days of delivery to Parent of written notice of such failure.

   7.4. Procedure for Termination. If either Parent or the Company wish to terminate this Agreement pursuant to this Article VII, written notice thereof shall forthwith be given to the other.

   7.5. Effect of Termination and Abandonment.

     (a) In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article VII, no party hereto (or any of its directors, officers or Affiliates) shall have any liability or further obligation to any other party to this Agreement, except as provided in Sections 3.22 and 4.6, the last sentence of Section 5.2, Article VII,
  Article VIII, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     (b) In the event of termination of this Agreement pursuant to Section 7.1(c), or by Parent pursuant to (i) 7.2(a) as a result of a failure to satisfy the conditions in Sections 6.2(a) (to the extent such failure results from a breach by the Company of its representations and warranties hereunder), 6.2(b) or 6.2(d)(ii); (ii) Section 7.2(b); or (iii) Section 7.2(c), then the Company shall, within five (5) business days thereafter, pay Parent by wire transfer of immediately available funds to an account specified by Parent an amount equal to all documented out of pocket reasonable fees and expenses incurred by Parent and Merger Sub since January 1, 1999 (including the reasonable fees and expenses of counsel, accountants, consultants and advisors, and any commitment fees and other expenses paid to prospective lenders) in connection with this Agreement and the Transactions contemplated hereby (the "Parent Documented Expenses"); provided, however, the Parent Documented Expenses which the Company shall pay in the event of termination of this Agreement pursuant to Section 7.1(c) shall not exceed $650,000 and the Parent Documented Expenses which the Company shall pay in the event of termination of this Agreement pursuant to Section 7.2 shall not exceed $500,000; and provided, further, that the Company shall not be obligated to pay any Parent

  Documented Expenses if (i) Parent or the Merger Sub shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement such that the Closing condition set forth in
  Section 6.3(b) would not be satisfied; or (ii) there exists a breach of any one or more representations or warranties of Parent or the Merger Sub contained in this Agreement in any material respect such that the closing condition set forth in Section 6.3(a) would not be satisfied.

     (c) In the event of termination of this Agreement pursuant to Section 7.1(d), the Company shall, within five (5) business days thereafter, pay Parent by wire transfer of immediately available funds to an account specified in writing by Parent a fee equal to the amount, if any, by which $3.25 million exceeds the fee payable in such event by Textron Inc. to Parent under the Voting Agreement to which Textron Inc. is a party (the "Termination Fee").

     (d) To the extent that the Termination Fee has for any reason other than a material breach by Parent not already been paid and within twelve (12) months after the termination of this Agreement the Company or any of its Subsidiaries, or any Company Affiliate enters into a definitive agreement with a Third Party with respect to a Takeover Proposal or a Takeover Proposal is effected, then the Company shall, within five (5) business days after the consummation of such Takeover Proposal, pay Parent by wire transfer of immediately available funds to an account specified in writing by Parent the Termination Fee less any Parent Documented Expenses previously paid by the Company to Parent.

                                 ARTICLE VIII.

                                 Miscellaneous

   8.1. Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto at any time prior to the Closing Date with respect to any of the terms contained herein; provided; however, that after the approval of this Agreement by the stockholders of the Company, no such amendment, modification or supplement shall reduce the amount or change the form of the Merger Consideration or otherwise adversely affect the rights of stockholders.

   8.2. Nonsurvival of Representations and Warranties. Except as otherwise provided herein, none of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.2 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

   8.3. Notices. All notices and other communications hereunder shall be in writing, writing and shall be deemed given upon receipt, and shall be given to the parties at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

     (a) if to Parent or Merger Sub, to:

     Goldman Industrial Group, Inc.
     One Post Office Square, Suite 4100
     Boston, Massachusetts 02109
     Attention: Gregory I. Goldman, Chief Executive Officer
     Telecopy: 617-338-1481

     with a copy to:

     Brown Rudnick Freed & Gesmer
     One Financial Center
     Boston, Massachusetts 02111
     Attention: Steven R. London, Esq.
     Telecopy: 617-856-8201

     (b) if to the Company, to:

     Bridgeport Machines, Inc.
     500 Lindley Street
     Bridgeport, Connecticut
     Attention: President
     Telecopy: (203)-337-8339

     with a copy to:

     Willkie Farr & Gallagher
     787 Seventh Avenue
     New York, New York 10019-6099
     Attention: William J. Grant, Jr., Esq.
     Telecopy: 212-728-8111

   8.4. Interpretation.

     (a) The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time mended, modified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

     (b) The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to April 23, 1999. The phrase "to the knowledge of" the Company or any Subsidiary thereof or any similar phrase shall mean such facts and other information which Joseph E. Clancy, Dan L. Griffith, Walter
  C. Lazarcheck and Malcolm Taylor or any successor to the positions at the Company occupied by any of the foregoing after the conduct of a reasonable investigation by such officers. The phrase "made available" in this Agreement shall mean that the information referred to has been actually delivered to the party to whom such information is to be made available.

   8.5. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

   8.6. Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement, the Voting Agreement and the Confidentiality Agreement (including the documents and the instruments referred to herein and therein):
(a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 5.8 are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

   8.7. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated unless the economic or legal substance of the Transactions is affected in an adverse way to any party.

   8.8. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts or choice of law thereof or of any other jurisdiction.

   8.9. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

   8.10. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.1, waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

   8.11. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 8.1 or an extension or waiver pursuant to Section
8.10 shall, in order to be effective, require in the case of Parent, Merger Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

   8.12. Undertakings of Parent. Parent shall perform, or cause to be performed, all obligations of Merger Sub under this Agreement.

   8.13. Definitions. For purposes of this Agreement:

     "Affiliate" has the meaning set forth in Rule 12b-2 of the Exchange Act.

     "Benefit Plans" has the meaning assigned thereto in Section 3.10.

     "By-laws" has the meaning assigned thereto in Section 1.5.

     "Certificate of Incorporation" has the meaning assigned thereto in
  Section 1.5.

     "Certificate of Merger" has the meaning assigned thereto in Section 1.6.

     "Certificates" has the meaning assigned thereto in Section 2.2.

     "Closing" has the meaning assigned thereto in Section 1.3.

     "Closing Date" has the meaning assigned thereto in Section 1.3.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company" means Bridgeport Machines, Inc. a Delaware corporation.

     "Company Confidentiality Agreement" has the meaning assigned thereto in
  Section 5.2.

     "Company Material Contracts" has the meaning assigned thereto in Section 3.16(a).

     "Computer Systems" has the meaning assigned thereto in Section 3.25(a).

     "Connecticut Transfer Act" has the meaning assigned thereto in Section
  5.9.

     "Defect" means a defect or impurity of any kind, whether in design, manufacture, processing, or otherwise, including, without limitation, any dangerous propensity associated with any reasonably foreseeable use of a Product, or the failure to warn of the existence of any defect, impurity, or dangerous propensity.

     "DGCL" means the Delaware General Corporation Law, as amended.

     "Dissenting Stockholders" has the meaning assigned thereto in Section
  2.l(c).

     "ECAF" has the meaning assigned thereto in Section 5.9.

     "Effective Time" has the meaning assigned thereto in Section 1.2.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

     "Environmental Agreements" has the meaning assigned thereto in Section 3.13(i).

     "Environmental Laws" means all foreign, Federal, state and local Laws relating to pollution or protection of human health, safety or the environment, including, without limitation, Laws relating to Releases or threatened Releases of Hazardous Materials into the outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials, and all Laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

     "ERISA Affiliate" has the meaning assigned thereto in Section 3.10.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Fee Properties" has the meaning assigned thereto in Section 3.15.

     "Governmental Entity" means any (i) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or (iv) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

     "Hazardous Materials" means all substances defined as hazardous substances in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. (S) 300.5, or substances defined as hazardous substances, hazardous materials, toxic substances, hazardous wastes, pollutants or contaminants, under any Environmental Law, or substances regulated under any Environmental Law, including, but not limited to, petroleum (including crude oil or any fraction thereof), asbestos, and polychlorinated biphenyls.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Indemnified Parties" has the meaning assigned thereto in Section
  5.8(b).

     "Intellectual Property Rights" has the meaning assigned thereto in
  Section 3.14(a).

     "Laws" means any administrative order, constitution, law, ordinance, principle of common law, rule, regulation, statute, treaty, judgment, decree, license or permit enacted, promulgated, issued, enforced or entered by any Governmental Entity.

     "Leased Properties" has the meaning assigned thereto in Section 3.15.

     "Lien" means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge or claim of any nature whatsoever of, on, or with respect to any asset, property or property interest.

     "Material Adverse Change" or "Material Adverse Effect" means, when used in connection with the Company or Parent, any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that is materially adverse to the business, properties, assets, prospects, financial condition or results of operations of such party and its Subsidiaries taken as a whole.

     "Merger" has the meaning assigned thereto in Section 1.5.

     "Merger Consideration" has the meaning assigned thereto in Section 2.1.

     "Merger Sub" means Bronze Acquisition Corp., a Delaware corporation.

     "Option Plans" has the meaning assigned thereto in Section 2.5(b).

     "Option" has the meaning assigned thereto in Section 2.5.

     "Parent" means Goldman Industrial Group, Inc., a Delaware corporation.

     "Parent Confidentiality Agreement" has the meaning assigned thereto in
  Section 5.2.

     "Parent Documented Expenses" has the meaning assigned thereto in Section 7.5(b).

     "Paying Agent" has the meaning assigned thereto in Section 2.2(a).

     "Permit" means any Federal, state, local and foreign governmental approval, authorization, certificate, filing, franchise, license, notice, permit or right.

     "Permitted Liens" means (i) Liens for Taxes which are not yet due or delinquent or which are being contested in good faith, (ii) carriers', warehousemen's, mechanics', materialmen's or other like Liens arising in the ordinary course of business and securing obligations that are not due or which are being contested in good faith, (iii) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business and (iv) Liens or other imperfections of title which, individually or in the aggregate, do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries, taken as a whole.

     "Person" means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, labor union, estate, trust, unincorporated organization or other entity, including any Governmental Entity.

     "Product" means any product designed, manufactured, shipped, sold, marketed, distributed and/or otherwise introduced into the stream of commerce by or on behalf of the Company or any of its Subsidiaries, including, without limitation, any product sold in the United States by the Company or any of its Subsidiaries as the distributor, agent, or pursuant to any other contractual relationship with a non-U.S. manufacturer.

     "Proxy Statement" has the meaning assigned thereto in Section 1.4.

     "Real Property" has the meaning assigned thereto in Section 3.15.

     "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including, without limitation, ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, ground, water or property.

     "Representative" means, with respect to any Person, such Person's officers, directors, employees, agents and representatives (including any investment banker, financial advisor, accountant, legal counsel, agent, representative or expert retained by or acting on behalf of such Person or its Subsidiaries).

     "SEC" means the United States Securities and Exchange Commission or any successor agency.

     "SEC Documents" has the meaning assigned thereto in Section 3.5.

     "Secretary of State" means the Secretary of State of the State of Delaware.

     "Section 203 Approval" has the meaning assigned thereto in Section 3.4.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Shares" has the meaning assigned thereto in the recitals.

     "Significant Subsidiaries" has the meaning assigned thereto in Rule 1-02 of Regulation S-X of the SEC.

     "Special Meeting" has the meaning assigned thereto in Section 1.4.

     "Subsidiary" means, with respect to any Person, any corporation, partnership, joint venture or other entity, whether incorporated or unincorporated, of which such Person or any other Subsidiary of such Person
  (i) owns, directly or indirectly, 50% or more of the outstanding voting securities or equity interests, (ii) is entitled to elect at least a majority of the Board of Directors or similar governing body, or (iii) is a general partner (excluding such partnerships where such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership).

     "Superior Proposal" means an unsolicited bona fide proposal by a Third Party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than a majority of the Shares then outstanding or all or substantially all of the assets off the Company, and otherwise on terms which the Board of Directors of the Company determines in good faith to be more favorable to the Company's stockholders by more than one hundred ten percent (110%) than the Merger, based on advice of the Company's independent financial advisor, for which financing, to the extent required, is then committed or which, in the good faith reasonable judgment of the Board of Directors of the Company, based on advice from the Company's independent financial advisor, is reasonably capable of being financed by such Third Party and which, in the good faith reasonable judgment of the Board of Directors of the Company, is reasonably capable of being consummated within a period of time not materially longer in duration than the period of time reasonably believed to be necessary to consummate the Merger.

     "Surviving Corporation" means Bridgeport Machines, Inc. after the
  Merger.

     "Takeover Proposal" means any bona fide proposal or offer, whether in writing or otherwise, from any Person other than Parent, Merger Sub or any affiliates thereof (a "Third Party") to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of all or a material portion of the assets of the Company and its Subsidiaries, taken as whole, or 50% or more of any class of equity securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction with respect to the Company, including any single or multi-step transaction or series of related transactions, which is structured to permit such Third Party to acquire beneficial ownership of any material portion of the assets of the Company and its Subsidiaries, taken as a whole, or 50% or more of the equity interest in the Company.

     "Taxes" mean any Federal, state, local or foreign net income, gross income, receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer, stamp or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity.

     "Tax Returns" mean all returns, reports, or statements required to be filed with any Governmental Entity with respect to any Tax (including any attachments thereto), including, without limitation, any consolidated, unitary or similar return, information return, claim for refund, amended return or declaration of estimated Tax.

     "Termination Fee" has the meaning assigned thereto in Section 7.5(c).

     "Textron Agreements" has the meaning assigned thereto in Section
  3.13(i).

     "Textron Letter Agreement" has the meaning assigned thereto in Section 6.2(i).

     "Third Party" has the meaning assigned thereto in this Section 8.13.

     "Transactions" mean this Agreement and the transactions contemplated hereby, including the Merger.

     "Transaction Financing" has the meaning assigned thereto in Section
  5.10.

     "Transfer Taxes" has the meaning assigned thereto in Section 5.6.

     "Year 2000 Compliant" has the meaning assigned thereto in Section
  3.25(c).

                           [SIGNATURES ON NEXT PAGE]

   IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          GOLDMAN INDUSTRIAL GROUP, INC.

                                          By:/s/ Gregory I. Goldman
                                          -------------------------------------
                                          Name: Gregory I. Goldman
                                          Title: President and Chief Executive
                                           Officer

                                          BRONZE ACQUISITION CORP.

                                          By: /s/ Gregory I. Goldman
                                          -------------------------------------
                                          Name: Gregory I. Goldman
                                          Title: President and Chief Executive
                                           Officer

                                          BRIDGEPORT MACHINES, INC.

                                          By: /s/ Dan L. Griffith
                                          -------------------------------------
                                          Name: Dan L. Griffith
                                          Title: President and Chief Executive
                                           Officer

                                   APPENDIX B

                             Affiliate's Agreement

   This AGREEMENT (this "Agreement") is made as of April 23, 1999, by and among Goldman Industrial Group, Inc., a Delaware corporation (the "Parent"), and Textron Inc., a Delaware corporation ("Textron"), a shareholder of Bridgeport Machines, Inc., a Delaware corporation (the "Company"). Reference is made to that certain Agreement and Plan of Merger, dated April 23, 1999 (the "Merger Agreement"), by and among Parent, Bronze Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (the "Purchaser"), and the Company.

   WHEREAS, pursuant to the Merger Agreement, Parent, Purchaser and the Company are contemplating a merger of Purchaser with and into the Company (the "Merger"), pursuant to which the Company will become a wholly-owned subsidiary of Parent;

   WHEREAS, the Merger is contingent upon the approval of the Merger and the Merger Agreement by the Company's stockholders at a special meeting of the Company's stockholders, and Textron desires to facilitate the Merger by agreeing to vote Textron's shares of the Company's Common Stock, $.01 per value (the "Common Stock") and any shares of Common Stock of the Company over which Textron has voting control in favor of the Merger and the Merger Agreement;

   WHEREAS, Textron desires irrevocably to appoint Parent or any designee of Parent as Textron's lawful agent, attorney and proxy to vote in favor of the Merger and the Merger Agreement;

   WHEREAS, in accordance with the Merger Agreement, shares of Common Stock owned by Textron at the Effective Time (as defined in the Merger Agreement) shall be converted into the right to receive cash in accordance with the Merger Agreement; and

   WHEREAS, Textron has agreed to provide certain other inducements to Parent and Purchaser to induce them to enter into the Merger Agreement;

   NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants set forth in the Merger Agreement and hereinafter in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Textron agrees as follows:

   1. Transfer Restriction. Textron will not sell, transfer or otherwise dispose of, or reduce his or its interest in any shares of Common Stock currently owned or hereafter acquired by it prior to the termination of this Agreement.

   2. Irrevocable Proxy. Textron hereby irrevocably appoints Parent or any designee of Parent as Textron's lawful agent, attorney and proxy to vote or give consents with respect to all shares of Common Stock held by Textron and all shares of Common Stock over which Textron has voting control, in favor of the approval of the Merger and the Merger Agreement and any matters incidental thereto. Textron intends this proxy to be irrevocable and coupled with an interest. Parent agrees that it or its designee shall vote the shares of Common Stock held by Textron and the shares of Common Stock over which Textron has voting control in favor of the approval of the Merger and the Merger Agreement. The agents, attorneys and proxies named herein may not exercise this proxy on any other matter except as provided herein. Textron may vote all shares of Common Stock held by Textron and all shares of Common Stock over which Textron has voting control on all other matters.

   3. Voting Agreement. If the Parent cannot or does not for any reason vote the proxy granted to the Parent in Section 2, above, at a special meeting of the stockholders of the Company called for the purpose of considering the approval of the Merger and the Merger Agreement, Textron agrees to vote all of the shares of Common Stock held by Textron and all shares of Common Stock over which Textron has voting control in favor of the Merger and the Merger Agreement.

   4. No Shopping. Textron shall not directly or indirectly (i) solicit, initiate or encourage (or authorize any person to solicit, initiate or encourage) any inquiry, proposal or offer from any person (other than Parent) to acquire the business, property or capital stock of the Company or any direct or indirect subsidiary thereof, or any acquisition of a substantial equity interest in, or a substantial amount of the assets of, the Company or any direct or indirect subsidiary thereof, whether by merger, purchase of assets, tender offer or other transaction or (ii) participate in any discussion or negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or participate in, facilitate or encourage any effort or attempt by any person (other than Parent) to do or seek any of the foregoing. Notwithstanding any provision in this
Section 4 to the contrary, Textron's representative on the Company's Board of Directs may take actions in such capacity permitted under the Merger Agreement.

   5. Transfer of Profits. In the event the Company is obligated to pay a Termination Fee (as defined in the Merger Agreement) pursuant to Section 7.5(c) or 7.5(d) of the Merger Agreement, Textron shall, within five (5) business days after the consummation of the transaction which triggers such obligation (a "Triggering Transaction"), pay Parent by wire transfer of immediately-available funds to an account specified in writing by Parent, the amount (hereinafter, the "Textron Takeover Fee") which equals the product of (a) the amount by which the consideration paid to Textron pursuant to such Triggering Transaction exceeds $10 per share of Common Stock and (b) the total number of shares of Common Stock transferred by Textron pursuant to such Triggering Transaction. The $10 per share shall be adjusted for any recapitalization, reclassifications, stock split or similar event.

   6. Miscellaneous.

     (a) By signing below, Textron represents and warrants that Textron has all necessary power and authority to execute this Agreement and to cause Textron's shares of Common Stock and the shares of Common Stock over which Textron has voting control, to be voted as provided herein, and Textron has duly authorized, executed and delivered this Agreement.

     (b) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof.

     (c) This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any and all of the parties hereto may execute this Agreement by signing any such counterpart.

     (d) This Agreement shall terminate upon the earlier to occur of (i) the Effective Date or (ii) termination of the Merger Agreement in accordance with the terms thereof except that the provisions of Section 5 hereof shall continue for as long as Parent has the right to receive any payment of the Textron Takeover Fee.

     (e) This Agreement shall be binding on Textron's successors and assigns.

     (f) Textron has carefully read this agreement and discussed its requirements, to the extent Textron believes necessary, with its counsel or counsel for the Company.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                          GOLDMAN INDUSTRIAL GROUP, INC.

                                          By:       /s/ Gregory Goldman
                                             ----------------------------------
                                                      Gregory Goldman
                                                  Chief Executive Officer

                                          TEXTRON INC.

                                          By:       /s/ Stephen L. Key
                                             ----------------------------------
                                                       Stephen L. Key
                                                Executive Vice President and
                                                  Chief Financial Officer

                                   APPENDIX C

  Form of Affiliate's Agreement For Principal Stockholders Other Than Textron
                                      Inc.

   This AGREEMENT (this "Agreement") is made as of April 23, 1999, by and among Goldman Industrial Group, Inc., a Delaware corporation (the "Parent"), and the undersigned stockholder (the "Undersigned") of Bronze, Inc., a Delaware corporation (the "Company"). Reference is made to that certain Agreement and Plan of Merger, dated April 23, 1999 (the "Merger Agreement"), by and among Parent, Bronze Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (the "Purchaser"), and the Company.

   WHEREAS, pursuant to the Merger Agreement, Parent, Purchaser and the Company are contemplating a merger of Purchaser with and into the Company (the "Merger"), pursuant to which the Company will become a wholly owned subsidiary of Parent;

   WHEREAS, the Merger is contingent upon the approval of the Merger and the Merger Agreement by the Company's stockholders at a special meeting of the Company's stockholders, and the Undersigned desires to facilitate the Merger by agreeing to vote the Undersigned's shares of the Company's Common Stock, $.01 par value (the "Common Stock") and any shares of Common Stock of the Company over which the Undersigned has voting control in favor of the Merger and the Merger Agreement;

   WHEREAS, the Undersigned desires irrevocably to appoint Parent or any designee of Parent as the Undersigned's lawful agent, attorney and proxy to vote in favor of the Merger and the Merger Agreement; and

   WHEREAS, in accordance with the Merger Agreement, shares of Common Stock owned by the Undersigned at the Effective Time (as defined in the Merger Agreement) shall be converted into the right to receive cash in accordance with the Merger Agreement.

   NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants set forth in the Merger Agreement and hereinafter in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Undersigned agrees as follows:

   1. Transfer Restriction. The Undersigned will not sell, transfer or otherwise dispose of, or reduce his or its interest in any shares of Common Stock currently owned or hereafter acquired by him or it prior to the termination of this Agreement.

   2. Irrevocable Proxy. The Undersigned hereby irrevocably appoints Parent or any designee of Parent as the Undersigned's lawful agent, attorney and proxy to vote or give consents with respect to all shares of Common Stock held by the Undersigned and all shares of Common Stock over which the Undersigned has voting control, in favor of the approval of the Merger and the Merger Agreement and any matters incidental thereto. The Undersigned intends this proxy to be irrevocable and coupled with an interest. Parent agrees that it or its designee shall vote the shares of Common Stock held by the Undersigned and the shares of Common Stock over which the Undersigned has voting control in favor of the approval of the Merger and the Merger Agreement. The agents, attorneys and proxies named herein may not exercise this proxy on any other matter except as provided herein. The Undersigned may vote all shares of Common Stock held by the Undersigned and all shares of Common Stock over which the Undersigned has voting control on all other matters.

   3. Voting Agreement. If the Parent cannot or does not for any reason vote the proxy granted to the Parent in Section 2, above, at a special meeting of the stockholders of the Company called for the purpose of considering the approval of the Merger and the Merger Agreement, the Undersigned agrees to vote all of the shares of Common Stock held by the Undersigned and all shares of Common Stock over which the Undersigned has voting control in favor of the Merger and the Merger Agreement.

   4. No Shopping. The Undersigned, in its capacity as a stockholder of the Company, shall not directly or indirectly (i) solicit, initiate or encourage (or authorize any person to solicit, initiate or encourage) any inquiry, proposal or offer from any person (other than Parent) to acquire the business, property or capital stock of the Company or any direct or indirect subsidiary thereof, or any acquisition of a substantial equity interest in, or a substantial amount of the assets of, the Company or any direct or indirect subsidiary thereof, whether by merger, purchase of assets, tender offer or other transaction or (ii) participate in any discussion or negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or participate in, facilitate or encourage any effort or attempt by any person (other than Parent) to do or seek any of the foregoing. Notwithstanding any provision of this Section 4 to the contrary, the Undersigned's representative on the Company's Board of Directors may take actions in such capacity permitted under the Merger Agreement.

   5. Miscellaneous.

     (a) By signing below, the Undersigned represents and warrants that the Undersigned has all necessary power and authority to execute this Agreement and to cause the Undersigned's shares of Common Stock and the shares of Common Stock over which the Undersigned has voting control, to be voted as provided herein, and the Undersigned has duly authorized, executed and delivered this Agreement.

     (b) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof.

     (c) This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any and all of the parties hereto may execute this Agreement by signing any such counterpart.

     (d) This Agreement shall terminate upon the earlier to occur of (i) the Effective Date or (ii) termination of the Merger Agreement in accordance with the terms thereof.

     (e) This Agreement shall be binding on the Undersigned's successors and assigns, including his heirs, executors and administrators.

     (f) The undersigned has carefully read this agreement and discussed its requirements, to the extent the Undersigned believed necessary, with its counsel or counsel for the Company.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                          GOLDMAN INDUSTRIAL GROUP, INC.

                                          By:
                                             ----------------------------------
                                             Name: Gregory I. Goldman
                                             Title:Chief Executive Officer

                                          STOCKHOLDER:

                                          By:
                                             ----------------------------------
                                             Name:
                                             Title:

                                   APPENDIX D

                          [LETTERHEAD OF TEXTRON INC.]

                                                                  April 23, 1999

Goldman Industrial Group, Inc.
One Post Office Square, Suite 4100
Boston, Massachusetts 02109

Gentlemen:

   Reference is made to that certain Agreement and Plan of Merger, dated as of April 23, 1999, by and among Goldman Industrial Group, Inc. ("Goldman"), Bronze Acquisition Corp., and Bridgeport Machines, Inc. (the "Company"). Capitalized terms used herein without definition shall have the meanings ascribed to them in the Merger Agreement.

   We further make reference to the Purchase and Sale Agreement, dated as of May 7, 1986 between the Company and Textron Inc. ("Textron") and the Settlement Agreement, dated as of June 23, 1994, between the Company and Textron (such agreements, collectively, the "Textron Agreements").

   Textron is the holder of shares of the Common Stock of the Company, and in connection with the Merger, Textron will receive from Goldman (or Bronze Acquisition Corp.) $10.00 for each share of such Common Stock.

   In connection with the Merger and in consideration of the Merger Agreement, Textron hereby confirms and ratifies that, subject to compliance by the Company (or any successor thereto) of its obligations under the Textron Agreements, Textron's obligations under the Textron Agreements will continue, and, subject to completion of the Merger, the Company's rights under the Textron Agreements may be assigned to any successor to the Company. Textron further represents and warrants to Goldman that the Textron Agreements are legal, valid and binding obligations of Textron, and are and will be, following the Effective Time, enforceable against Textron in accordance with their terms.

                                          Very truly yours,

                                          TEXTRON INC.

                                          By:        /s/ Stephen L. Key
                                             ----------------------------------
                                                       Stephen L. Key
                                                Executive Vice President and
                                                  Chief Financial Officer

                                   APPENDIX E

                                                                April 23, 1999

Board of Directors of Bridgeport Machines, Inc.
c/o Bridgeport Machines, Inc.
500 Lindley Street
Bridgeport, CT 06606

Members of the Board:

   We understand that Bridgeport Machines, Inc. ("Bridgeport Machines" or the "Company") and the Goldman Industrial Group, Inc. ("Goldman Industrial") are proposing to enter into an agreement pursuant to which the Company will merge with and into Goldman Industrial and, upon the effectiveness of such merger, each outstanding share of common stock of the Company will be converted into the right to receive $10.00 in cash (the "Proposed Transaction"). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger dated April 23, 1999 between the Company and Goldman Industrial (the "Agreement").

   We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company's stockholders of the consideration to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction.

   In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning the Company that we believe to be relevant to our analysis, (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, (4) a trading history of the Company's common stock from January 1, 1996 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (5) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant, and (6) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions that we deemed relevant. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

   In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon advice of the Company we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform in accordance with such projections. In arriving at our opinion, we have conducted only a limited physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company's business. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.
                                LEHMAN BROTHERS
3 WORLD FINANCIAL CENTER, NEW YORK, NY 10285 TELEPHONE (212) 526-7000 FACSIMILE
                                 (212)526-3738

April 23, 1999
Page Two

   Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be offered to the stockholders of the Company in the Proposed Transaction is fair to such stockholders.

   We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past and have received customary fees for such services. Mr. Eliot Fried, a Managing Director of Lehman Brothers Inc., is a director of the Company. In addition, affiliates of Lehman Brothers Inc. own approximately 639,935 shares of the Company's common stock.

   This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to whether to accept the consideration to be offered to such stockholder in connection with the Proposed Transaction.

                                          Very truly yours,

                                                   /s/ LEHMAN BROTHERS
                                          -------------------------------------

                                   APPENDIX F

              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

   262 APPRAISAL RIGHTS. -- (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (S)228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

   (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (S)251 (other than a merger effected pursuant to (S)251
(g) of this title), (S)252, (S)254, (S)257, (S)258, (S)263 or (S)264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (S)251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to
  (S)(S)251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

       a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

       b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders.

       c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

       d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (S)253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

   (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

   (d) Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to (S)228 or
  (S)253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

   (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

   (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

   (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

   (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

   (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

   (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

   (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

   (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 339, L. '98, eff. 7-1-98.)

                                 REVOCABLE PROXY
                            BRIDGEPORT MACHINES, INC.

[ X ] PLEASE MARK VOTES AS IN THIS EXAMPLE

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR USE AT THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD AT 11:00 A.M., LOCAL TIME, ON WEDNESDAY, JULY 14, 1999.
  The undersigned hereby appoints Dan L. Griffith and Walter C. Lazarcheck, and each of them as Proxies, each with full power of substitution, to represent and to vote as designated herein all the shares of Common Stock of Bridgeport Machines, Inc. (the "Company") held of record by the undersigned on June 4, 1999 at the Special Meeting of Stockholders to be held at 11:00 a.m., local time, on Wednesday, July 14, 1999, at Lehman Brothers Inc., 3 World Financial Center, 200 Vesey Street, 17th Floor Main Conference Room, New York, New York 10285 or any adjournment or adjournments thereof.

1. To approve and adopt the Agreement and Plan of Merger, dated as of April 23, 1999, by and among Goldman Industrial Group, Inc., Bronze Acquisition Corp. ("Merger Sub") and the Company and the transactions contemplated thereby, including the merger of Merger Sub with and into the Company.

                         [ ] FOR [ ] AGAINST [ ] ABSTAIN



2. In his discretion, the Proxy is authorized to vote on such other business as may properly come before the Special Meeting.


  PROPERLY EXECUTED PROXIES WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE GIVEN, SUCH PROXIES WILL BE VOTED "FOR" PROPOSAL 1.

  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If stockholder is a corporation, corporate name should be signed by an authorized officer and the corporate seal affixed. If stockholder is a partnership, please sign in partnership name by authorized persons. For joint accounts, each joint owner should sign.


                         Please be sure to sign and date
                          this Proxy in the box below.

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                                      Date


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                             Stockholder sign above


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                          Co-holder (if any) sign above

             Detach above card, sign, date and mail in postage paid
                               envelope provided.

                            BRIDGEPORT MACHINES, INC.

              PLEASE MARK, SIGN, DATE AND MAIL YOUR PROXY CARD TODAY